As filed with the Securities and Exchange Commission on August 3, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PERKINELMER, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	8711	04-2052042

(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 William Street

Wellesley, MA 02481
(781) 237-5100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Terrance L. Carlson

Senior Vice President, General Counsel and Clerk
PerkinElmer, Inc.
45 William Street
Wellesley, MA 02481
(781) 237-5100
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

David E. Redlick, Esq. Michael J. LaCascia, Esq. Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Andrew R. Brownstein, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Telecopy: (212) 403-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed
Title of Each Class of	Amount to be	Offering Price	Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price(3)	Registration Fee(4)

Common Stock, $1.00 par value per share	23,324,164 shares	$9.44	$707,974,606.40	$176,993.65

(1)	Based upon the maximum number of shares of common stock of the Registrant that may be issued to the stockholders of Packard BioScience Company pursuant to the merger described herein giving effect to the exercise of all options to purchase Packard BioScience Company’s common stock and rights to purchase Packard BioScience Company’s common stock under Packard BioScience Company’s employee stock purchase plan.

(2)	Based, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, upon the average of the high and low prices of Packard BioScience Company’s common stock on Wednesday, August 1, 2001 ($9.44), as reported on The Nasdaq National Market.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, and based upon the product of the maximum number of shares of Packard BioScience Company’s common stock to be cancelled in the merger described herein (74,997,310) and the average of the high and low prices of Packard BioSciences Company’s common stock on Wednesday, August 1, 2001 ($9.44), as reported on the Nasdaq National Market.

(4)	Calculated by multiplying 0.00025 by the proposed maximum aggregate offering price ($707,974,606.40).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[                    ], 2001

Dear PerkinElmer Stockholder:

      I am writing to ask for your support of our proposed acquisition of Packard BioScience Company. We believe the acquisition of Packard BioScience will significantly strengthen our Life Sciences business, one of our most important growth opportunities.

      In order to complete the proposed merger, PerkinElmer stockholders must approve the issuance of PerkinElmer common stock to Packard BioScience stockholders. The board of directors of PerkinElmer has unanimously approved the merger and unanimously recommends that you approve the required issuance of PerkinElmer common stock.

      This transaction is in the form of a merger of a wholly-owned subsidiary of PerkinElmer with and into Packard BioScience. In the merger, each share of Packard BioScience common stock will be converted into the right to receive 0.311 of a share of PerkinElmer common stock. PerkinElmer expects to issue approximately 21,342,549 shares of its common stock in the merger. Upon completion of the merger, Packard BioScience stockholders will own approximately [  ]% of PerkinElmer’s outstanding common stock. PerkinElmer common stock is traded on the New York Stock Exchange under the trading symbol “PKI” and closed at a price of $[     ] per share on [          ], 2001. PerkinElmer stockholders will continue to own their existing PerkinElmer shares after the merger.

      The accompanying joint proxy statement/prospectus provides detailed information about PerkinElmer, Packard BioScience and the merger. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 9 of the joint proxy statement/prospectus.

      Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the special meeting, which will be held on                . To approve the proposal submitted to you, you must vote “FOR” the proposal by following the instructions stated on the enclosed proxy card.

Sincerely,

Gregory L. Summe
Chief Executive Officer and
Chairman of the Board of Directors

[                    ], 2001

Dear Stockholders of Packard BioScience Company:

      I am writing to you today about a proposed merger of a wholly-owned subsidiary of PerkinElmer, Inc. with and into Packard BioScience Company.

      PerkinElmer and Packard BioScience entered into a merger agreement on July 13, 2001. Under the terms of the merger agreement, each share of Packard BioScience common stock will be converted into the right to receive 0.311 of a share of PerkinElmer common stock. Upon completion of the merger, Packard BioScience will become a wholly-owned subsidiary of PerkinElmer, and Packard BioScience stockholders will own approximately [  ]% of PerkinElmer’s outstanding common stock. PerkinElmer common stock is traded on the New York Stock Exchange under the trading symbol “PKI” and closed at a price of $[     ] per share on [          ], 2001.

      We will hold a special meeting of stockholders on                ,             , 2001 at 10:00 a.m., local time at the Ramada Plaza Hotel, 275 Research Parkway, Meriden, Connecticut, at which we will ask you to adopt the merger agreement. The board of directors of Packard BioScience has unanimously approved the merger agreement and recommends that the Packard BioScience stockholders vote in favor of the adoption of the merger agreement and the approval of the merger.

      We cannot complete the merger unless the stockholders of Packard BioScience approve and adopt the merger agreement. However, stockholders holding a majority of the outstanding shares of Packard BioScience common stock have entered into a stockholder’s agreement and voting agreements. Under these agreements, these stockholders have agreed, with respect to a majority of the outstanding shares of Packard BioScience as of the record date for the special meeting, to vote or direct the vote of these shares in favor of the adoption of the merger agreement, as long as the Packard BioScience Board has not withdrawn, or knowingly modified in a material adverse manner, its recommendation of the merger in response to a superior proposal to acquire Packard BioScience in accordance with, and subject to the limitations of, the merger agreement.

      The accompanying joint proxy statement/prospectus provides detailed information about PerkinElmer, Packard BioScience and the merger. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 9 of the joint proxy statement/prospectus.

      Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the special meeting. To approve the proposal submitted to you, you must vote “FOR” the proposal by following the instructions stated on the enclosed proxy card.

Sincerely,

Emery G. Olcott
Chief Executive Officer and
Chairman of the Board of Directors

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities of PerkinElmer to be issued in the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      This joint proxy statement/prospectus is dated [          ], 2001 and is expected to be first mailed to PerkinElmer stockholders and Packard BioScience stockholders on or about [          ], 2001.

Sources of Additional Information

      This joint proxy statement/prospectus incorporates important business and financial information about PerkinElmer and Packard BioScience that is not included or delivered with this document. This information is available without charge to you upon oral or written request. Requests for PerkinElmer information should be made to Diane J. Basile, Vice President, Investor Relations and Corporate Communications, PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, telephone: (781) 431-4306. Requests for Packard BioScience information should be made to Wayne Richardson, Director of Investor Relations, Packard BioScience Company, 800 Research Parkway, Meriden, Connecticut 06450, telephone: (203) 639-2266.

      To obtain timely information of the requested materials prior to the special meeting of PerkinElmer stockholders and the special meeting of Packard BioScience stockholders, you must request them no later than [          ], 2001.

      Also see “Where You Can Find More Information” on page 95 of this joint proxy statement/prospectus.

      PerkinElmer has supplied all information contained in this joint proxy statement/prospectus relating to PerkinElmer, and Packard BioScience has supplied all information contained in this joint proxy statement/prospectus relating to Packard BioScience.

PerkinElmer, Inc.

45 William Street
Wellesley, Massachusetts 02481
(781) 237-5100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on                ,             , 2001

      We will hold a special meeting of the stockholders of PerkinElmer at [           ], local time, on [          ], [               ], 2001, at Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts 02494-2802.

      At the meeting, you will consider and vote on a proposal to approve the issuance of PerkinElmer common stock to the stockholders of Packard BioScience in the merger of a wholly-owned subsidiary of PerkinElmer with and into Packard BioScience. In the merger, each outstanding share of Packard BioScience common stock will be converted into the right to receive 0.311 of a share of PerkinElmer common stock. The merger agreement is attached as Annex A to the enclosed joint proxy statement/ prospectus.

      We will transact no other business at the special meeting, except business that may be properly brought before the special meeting or any adjournment, postponement or continuation of the special meeting.

      Only holders of record of shares of PerkinElmer common stock at the close of business on [          ], 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment, postponement or continuation of the special meeting.

      Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy.

By Order of the Board of Directors

/s/ Terrance L. Carlson
Terrance L. Carlson,
Clerk

Wellesley, Massachusetts

[                    ], 2001

Packard BioScience Company

800 Research Parkway
Meriden, Connecticut 06450
(203) 238-2351

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on                ,             , 2001

            , 2001

      We will hold a special meeting of the stockholders of Packard BioScience Company, 10:00 a.m., local time, on [               ] [  ], 2001, at the Ramada Plaza Hotel, 275 Research Parkway, Meriden, Connecticut.

      At the meeting, you will consider and vote on a proposal to adopt an agreement and plan of merger dated as of July 13, 2001 among Packard BioScience, PerkinElmer, Inc. and a wholly-owned subsidiary of PerkinElmer and approve the merger contemplated thereby. The merger agreement provides that the PerkinElmer subsidiary will be merged with and into Packard BioScience. In the merger, each outstanding share of Packard BioScience common stock will be converted into the right to receive 0.311 of a share of PerkinElmer common stock. The merger agreement is attached as Annex A to the enclosed joint proxy statement/prospectus.

      We will transact no other business at the special meeting, except business that may properly be brought before the special meeting or any adjournment, postponement or continuation of the special meeting.

      Only holders of record of shares of Packard BioScience common stock at the close of business on [               ] [  ], 2001, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment, postponement or continuation of the special meeting.

      Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may vote in person at the special meeting, even if you have returned a proxy.

      Please do not send any stock certificates with your proxy cards.

By Order of the Board of Directors

Timothy O. White, Jr.
Secretary

Meriden, Connecticut

[                    ], 2001

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
RISK FACTORS
Risks Relating to the Merger
Risks Relating to PerkinElmer’s Business
Risks Relating to Packard BioScience’s Business
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
MARKET PRICE INFORMATION
PerkinElmer Market Price Information
Packard BioScience Market Price Information
Recent Closing Prices
Dividends
Date, Time and Place of Meeting
What Will Be Voted Upon
Record Date and Outstanding Shares
Vote Required to Adopt the Merger Agreement
Quorum; Abstentions and Broker Non-Votes
Voting and Revocation of Proxies
Solicitation of Proxies and Expenses
Board Recommendation
THE PERKINELMER SPECIAL MEETING
Date, Time and Place of Meeting
What Will Be Voted Upon
Record Date and Outstanding Shares
Vote Required to Approve the Issuance
Quorum; Abstentions and Broker Non-Votes
Voting and Revocation of Proxies
Solicitation of Proxies and Expenses
Board Recommendation
THE MERGER
Background of the Merger
Packard BioScience’s Reasons for the Merger
Recommendation of Packard BioScience’s Board of Directors
PerkinElmer’s Reasons for the Merger
Recommendation of PerkinElmer’s Board of Directors
Opinion of PerkinElmer’s Financial Advisor -- Goldman, Sachs & Co.
Opinion of Packard BioScience’s Financial Advisor -- J.P. Morgan Securities Inc.
Treatment of Packard BioScience Common Stock
Accounting Treatment of the Merger
Effect on PerkinElmer Stock Options and Warrants
Regulatory Approvals
Material United States Federal Income Tax Considerations
Resales of PerkinElmer Common Stock Issued in Connection with the Merger; Affiliate Agreements
No Appraisal Rights
Delisting and Deregistration of Packard BioScience Common Stock Following the Merger
THE MERGER AGREEMENT
General
The Exchange Ratio and Treatment of Packard BioScience Common Stock
Treatment of Packard BioScience Stock Options
Exchange of Certificates
Representations and Warranties
Covenants of PerkinElmer and Packard BioScience
Conditions to Obligations to Complete the Merger
Termination; Expenses and Termination Fees
Amendment
RELATED AGREEMENTS
Stockholder and Voting Agreements
Employment Agreements
COMPARISON OF STOCKHOLDER RIGHTS
DESCRIPTION OF PERKINELMER CAPITAL STOCK
STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
AGREEMENT AND PLAN OF MERGER
ANNEX B
ANNEX C
ANNEX D
STOCKHOLDER’S AGREEMENT
ANNEX E
VOTING AGREEMENT
Opinion of Hale and Dorr LP
Form of Opinion of Hale & Dorr LLP re: Tax Matters
Form of Opinion of Wachtell, Lipton, Rosen, & Katz
Consent of Arthur Andersen re: Perkinelmer Inc.
Consent of Arthur Andersen re: Packard Bioscience
Consent of Ernst & Young LLP
Consent of PricewaterhouseCoopers LLP
Form of Proxy Card of Perkinelmer Inc
Form of Proxy Card of Packard Bioscience Co.
Form of Consent of Goldman, Sachs, & Co.
Form of Consent of J.P. Morgan Securities , Inc.

Questions and Answers About the Merger	1

Summary	3

Risk Factors	9

Risks Relating to the Merger	9

Risks Relating to PerkinElmer’s Business	11

Risks Relating to Packard BioScience’s Business	14

Cautionary Statement Concerning Forward-Looking Statements	18

Selected Historical Consolidated and Unaudited Pro Forma Combined Financial Information	19

PerkinElmer’s Selected Historical Consolidated and Unaudited Pro Forma Combined Financial Information	21

Packard BioScience’s Selected Historical Consolidated Financial Information	22

Unaudited Comparative Per Share Data	23

Market Price Information	24

PerkinElmer Market Price Information	24

Packard BioScience Market Price Information	24

Recent Closing Prices	24

Dividends	25

The Packard Bioscience Special Meeting	26

Date, Time and Place of Meeting	26

What Will Be Voted Upon	26

Record Date and Outstanding Shares	26

Vote Required to Adopt the Merger Agreement	26

Quorum; Abstentions and Broker Non-Votes	27

Voting and Revocation of Proxies	27

Solicitation of Proxies and Expenses	27

Board Recommendation	28

The PerkinElmer Special Meeting	29

Date, Time and Place of Meeting	29

What Will Be Voted Upon	29

Record Date and Outstanding Shares	29

Vote Required to Approve the Issuance	29

Quorum; Abstentions and Broker Non-Votes	29

Voting and Revocation of Proxies	30

Solicitation of Proxies and Expenses	30

Board Recommendation	30

The Merger	31

Background of the Merger	31

Packard BioScience’s Reasons for the Merger	33

Recommendation of Packard BioScience’s Board of Directors	36

PerkinElmer’s Reasons for the Merger	36

Recommendation of PerkinElmer’s Board of Directors	37

Opinion of PerkinElmer’s Financial Advisor — Goldman, Sachs & Co.	38

Opinion of Packard BioScience’s Financial Advisor — J.P. Morgan Securities Inc.	42

Interests of Certain Persons in the Merger	49

Treatment of Packard BioScience Common Stock	52

Accounting Treatment of the Merger	53

Effect on PerkinElmer Stock Options and Warrants	53

i

Regulatory Approvals	53

Material United States Federal Income Tax Considerations	53

Resales of PerkinElmer Common Stock Issued in Connection with the Merger; Affiliate Agreements	55

No Appraisal Rights	55

Delisting and Deregistration of Packard BioScience Common Stock Following the Merger	55

The Merger Agreement	56

General	56

The Exchange Ratio and Treatment of Packard BioScience Common Stock	56

Treatment of Packard BioScience Stock Options	56

Exchange of Certificates	57

Representations and Warranties	58

Covenants of PerkinElmer and Packard BioScience	59

Conditions to Obligations to Complete the Merger	64

Termination; Expenses and Termination Fees	66

Amendment	69

Related Agreements	70

Stockholder and Voting Agreements	70

Employment Agreements	71

Unaudited Pro Forma Combined Financial Information	72

Comparison of Stockholder Rights	81

Description of PerkinElmer Capital Stock	89

Stockholder Proposals	94

Legal Matters	94

Experts	94

Where You Can Find More Information	95

Annexes

Annex A Agreement and Plan of Merger	A-1

Annex B Opinion of PerkinElmer’s Financial Advisor — Goldman, Sachs & Co.	B-1

Annex C Opinion of Packard BioScience’s Financial Advisor — J.P. Morgan Securities Inc.	C-1

Annex D Stockholder’s Agreement	D-1

Annex E Voting Agreement	E-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why do the companies propose to merge?

A:	PerkinElmer and Packard BioScience believe that the merger will provide several benefits to both companies, including:

•	a broader range of products and services for drug discovery customers;

•	a good strategic fit between the companies;

•	providing the combined company with a growing position in the life sciences research and drug discovery tools business;

•	enabling the combined company to offer the full spectrum of drug discovery tools supported by a broad and focused worldwide sales, service and applications capability; and

•	combining PerkinElmer’s instrumentation and reagent depth with Packard BioScience’s strength in liquid handling and automated sample preparation products.

Q:  What will Packard BioScience stockholders receive in the merger?

A:	If the merger is completed, Packard BioScience stockholders will receive 0.311 of a share of PerkinElmer common stock for each share of Packard BioScience common stock that they own and cash, without interest, for any fractional shares.

Q:	When do you expect to complete the merger of PerkinElmer and Packard BioScience?

A:	We expect to complete the merger during the fourth quarter of 2001, but neither PerkinElmer nor Packard BioScience can predict the exact timing.

Q:	Do the Boards of Directors of PerkinElmer and Packard BioScience recommend approval of the proposals?

A:	Yes. For a more complete description of the recommendation of the Packard BioScience board of directors, see the sections entitled “The Merger — Packard BioScience’s Reasons for the Merger” and “— Recommendation of Packard BioScience’s Board of Directors.”

For a more complete description of the recommendation of the PerkinElmer board of directors, see the sections entitled “The Merger — PerkinElmer’s Reasons for the Merger” and “— Recommendation of the PerkinElmer Board of Directors.”

Q:	Who must approve the merger?

A:	In addition to the approvals of the boards of directors of PerkinElmer and Packard BioScience, which were already obtained, PerkinElmer stockholders must approve the issuance of PerkinElmer common stock in the merger and Packard BioScience stockholders must adopt the merger agreement.

Q:	What vote of PerkinElmer stockholders is required to approve the issuance of PerkinElmer common stock in the merger?

A:	The affirmative vote of the holders of at least a majority of the shares of PerkinElmer common stock present or represented by proxy at the PerkinElmer special meeting is required to approve the issuance of PerkinElmer common stock in connection with the merger.

Q:	What vote of Packard BioScience stockholders is required to adopt the merger agreement?

A:	The affirmative vote of the holders of at least a majority of the outstanding shares of Packard BioScience common stock is required to approve and adopt the merger agreement and the merger. Stonington Capital Appreciation 1994 Fund, L.P. and other stockholders of Packard BioScience have agreed, with respect to a total of 34,397,355 shares of Packard BioScience common stock, to vote, or in the case of shares over which they have the power to direct the vote, to direct the vote of, such shares in favor of adoption of the merger agreement, as long as the Packard BioScience board of directors does not withdraw or knowingly modify in a material adverse manner its recommendation of the merger in response to a superior acquisition proposal in accordance with, and subject to the limitations of, the merger agreement. These shares represented % of the outstanding shares of Packard BioScience common stock on , 2001, the record date for the special meeting of Packard BioScience stockholders.

Q:	What do I need to do now?

A:	PerkinElmer and Packard BioScience urge you to carefully read this joint proxy statement/prospectus, including its annexes and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under the section entitled “Where You Can Find More Information.”

Q:	How do I vote?

A:	You may indicate how you want to vote on your proxy card. You may also attend your stockholder meeting and vote in person instead of submitting a proxy. If you are a Packard BioScience stockholder and fail either to return your proxy card or to vote in person at the stockholder meeting, or if you mark your proxy “abstain,” the effect will be a vote against the merger. If you fail to indicate your vote on your proxy, your proxy will be counted as a vote for all proposals submitted to you, unless your shares are held in a brokerage account.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me?

A:	Your broker cannot vote your shares on the proposals relating to the merger agreement without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you are a Packard BioScience stockholder and fail to provide your broker with instructions, it will have the same effect as a vote against the merger.

Q:	May I change my vote after I have mailed in my signed proxy card?

A:	You may change your vote at any time before the vote takes place at your stockholder meeting. To change your vote, you may either submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend your stockholder meeting and vote in person. However, if you elect to vote in person at your stockholder meeting and your shares are held by a broker, bank or other nominee, you must bring to the stockholder meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:	Where and when is the PerkinElmer stockholder meeting?

A:	The special meeting of PerkinElmer stockholders will be held at a.m., local time, on , , 2001, at Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts 02494-2802.

Q:	Where and when is the Packard BioScience annual meeting?

A:	The special meeting of Packard BioScience stockholders will be held at 10:00 a.m., local time, on , , 2001, at the Ramada Plaza Hotel, 275 Research Parkway, Meriden, Connecticut.

Q:	Should Packard BioScience stockholders send in their certificates now?

A:	No. After PerkinElmer and Packard BioScience complete the merger, PerkinElmer’s transfer agent will send instructions to Packard BioScience stockholders regarding the exchange of shares of Packard BioScience common stock for PerkinElmer common stock. PerkinElmer stockholders should not submit their stock certificates at any time because their shares will not be converted in the merger.

Q:	Whom may I contact with any additional questions?

A:	PerkinElmer stockholders may call Diane J. Basile, Vice President, Investor Relations and Corporate Communications of PerkinElmer, at (781) 431-4306. Packard BioScience stockholders may call Wayne Richardson, Director of Investor Relations of Packard BioScience, at (203) 639-2266.

SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See the section entitled “Where You Can Find More Information” on page 95. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

PerkinElmer, Inc.

45 William Street
Wellesley, Massachusetts 02481
(781) 237-5100

      PerkinElmer, Inc., is a global technology company, which provides products and systems to the drug discovery, genetic disease screening, pharmaceutical research, telecommunications, chemical, semiconductor, medical, aerospace and photographic markets. PerkinElmer has operations in over 125 countries and is a component of the S&P 500 Index. PerkinElmer’s continuing operations are classified into four operating segments: Life Sciences, Optoelectronics, Instruments and Fluid Sciences. In 2000, PerkinElmer had sales of $1.6 billion from continuing operations.

Packard BioScience Company

800 Research Parkway
Meriden, Connecticut 06450
(203) 238-2351

      Packard BioScience Company is a global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research, such as basic human disease research and biotechnology. Packard BioScience is primarily focused on the rapidly growing areas of drug screening, functional genomics and proteomics. Packard BioScience believes its broad technology portfolio and experience working in more than 60 countries with market-leading customers have allowed it to establish a strong position in many of its primary product categories. In 2000, Packard BioScience had sales of $165.4 million from continuing operations.

The Merger

(Page 31)

      Upon the consummation of the merger, Packard BioScience will become a wholly-owned subsidiary of PerkinElmer. Packard BioScience stockholders will receive PerkinElmer common stock upon conversion of their shares of Packard BioScience common stock. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement because it is the document that governs the merger.

Stockholder Approval Required by Packard BioScience

(Page 26)

      Approval and adoption of the merger agreement and the merger require the affirmative approval of the holders of at least a majority of the outstanding shares of Packard BioScience common stock. Stonington Capital Appreciation 1994 Fund, L.P., Richard T. McKernan, Virginia J. McKernan, Barbara Olcott, Emery G. Olcott, the Timothy S. Olcott Trust, Timothy O. White, Jr. and Franklin R. Witney have agreed, with respect to a total of 34,397,355 shares of Packard BioScience common stock, to vote, or in the case of shares over which they have the power to direct the vote, to direct the vote of, such shares in favor of adoption of the merger agreement, as long as the Packard BioScience board of directors has not withdrawn or knowingly modified in a material adverse manner its recommendation of the merger in response to a superior proposal, as defined in the merger agreement and described below in the section entitled “The Merger Agreement — Covenants of PerkinElmer and Packard BioScience,” in accordance with, and subject to the limitations of, the merger agreement. These shares represented      % of the outstanding shares of Packard BioScience common stock on             , 2001, the record date of the special meeting of Packard BioScience stockholders. Packard BioScience’s directors, executive officers and their affiliates are entitled to vote, or direct the vote of,      % of the outstanding shares of Packard BioScience common stock as of the record date.

Stockholder Approval Required by PerkinElmer

(Page 29)

      The affirmative vote of the holders of at least a majority of the shares of PerkinElmer common stock present or represented by proxy at the PerkinElmer special meeting of stockholders is required to approve the issuance of PerkinElmer common stock in connection with the merger. PerkinElmer’s directors, executive officers and their affiliates are entitled to vote      % of the outstanding shares of PerkinElmer common stock as of             , 2001, the record date of the special meeting of PerkinElmer stockholders.

Packard BioScience Board Recommendation to Stockholders

(Page 28)

      The Packard BioScience board of directors has voted unanimously to adopt the merger agreement. The Packard BioScience board of directors believes that the merger is fair and in the best interests of Packard BioScience and its stockholders and recommends that the Packard BioScience stockholders vote FOR the proposal to adopt the merger agreement and approve the merger.

PerkinElmer Board Recommendation to Stockholders

(Page 30)

      The PerkinElmer board of directors has voted unanimously to approve the merger agreement and the issuance of PerkinElmer common stock in the merger. The PerkinElmer board of directors believes the merger is fair and in the best interests of PerkinElmer and its stockholders and unanimously recommends that PerkinElmer stockholders vote FOR the proposal to issue the shares of PerkinElmer common stock to be issued in the merger.

What Holders of Packard BioScience Common Stock Will Receive

(Page 56)

      Each outstanding share of Packard BioScience common stock will be converted into the right to receive 0.311 of a share of PerkinElmer common stock. Based on this exchange ratio of 0.311 and the number of shares of Packard BioScience common stock outstanding on [                         ], 2001, a total of approximately [                    ] shares of PerkinElmer common stock will be issued in the merger.

      PerkinElmer will not issue fractional shares of PerkinElmer common stock in connection with the merger. Instead, PerkinElmer will pay cash, without interest, for any fractional shares.

Stock Options

(Page 56)

      Pursuant to the merger agreement, PerkinElmer will assume all outstanding options to purchase shares of Packard BioScience common stock. Each option to purchase shares of Packard BioScience common stock outstanding immediately prior to the effective time of the merger will become an option to acquire, on the same terms, 0.311 of a share of PerkinElmer common stock, with the option exercise price to be adjusted accordingly. In connection with the merger, all outstanding options to purchase shares of Packard BioScience common stock will vest in full.

Conditions to the Merger

(Page 64)

      The completion of the merger depends on the satisfaction of a number of mutual and nonmutual conditions, including:

•	Packard BioScience stockholders must have adopted the merger agreement;

•	PerkinElmer stockholders must have approved the issuance of PerkinElmer common stock in connection with the merger;

•	the listing on the New York Stock Exchange of PerkinElmer common stock that will be issued to Packard BioScience stockholders in the merger must have been approved;

•	the receipt of legal opinions regarding the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, must have become effective and not be the subject of a stop order, and no proceedings seeking a stop order must have been threatened or initiated;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated; and

•	other customary conditions specified in the merger agreement.

      The party entitled to assert any condition to the merger may waive the condition.

No Solicitation by Packard BioScience

(Page 60)

      Packard BioScience has agreed that until termination of the merger agreement in accordance with its terms neither it nor any of its subsidiaries or representatives will:

•	solicit, initiate, encourage or facilitate any proposal from a third party that might lead to an acquisition proposal for Packard BioScience, including approving any person becoming an interested stockholder under the business combination with interested stockholder provision of Delaware law; or

•	enter into discussions or negotiations concerning, or provide any information to a third party with respect to, an acquisition proposal.

      However, Packard BioScience may furnish information to, or engage in discussions or negotiations with, a third party relating to an acquisition proposal that the Packard BioScience board of directors determines in good faith, after consultation with its outside legal and financial advisors, is reasonably likely to result in a superior proposal.

      In addition, the Packard BioScience board of directors has agreed that neither it nor any of its committees will withdraw or knowingly modify in any material adverse manner its recommendation of the merger agreement or the merger, cause or permit Packard BioScience to enter into any agreement relating to an alternative acquisition proposal or adopt, approve or recommend an alternative acquisition proposal. However, the Packard BioScience board of directors may withdraw or knowingly modify in any material adverse manner its or any committee’s approval or recommendation if it determines in good faith, after consultation with its outside legal and financial advisors, that the third party’s acquisition proposal is a superior proposal, and may adopt, approve or recommend such superior proposal if:

•	Packard BioScience intends to enter into a binding written agreement to consummate the superior proposal;

•	Packard BioScience complies with the notice and other procedural requirements set forth in the merger agreement;

•	PerkinElmer does not, in the time allowed by the merger agreement, match the superior proposal; and

•	Packard BioScience pays to PerkinElmer a termination fee of $23,500,000 upon termination of the merger agreement.

      Packard BioScience is not prohibited from taking and disclosing to its stockholders a position with respect to a tender offer or from making other disclosure to its stockholders if, in the good faith judgment of the Packard BioScience board of directors, based on advice from its outside legal counsel, failure to disclose would be inconsistent with its legal obligations.

Termination of the Merger Agreement

(Page 66)

      PerkinElmer and Packard BioScience can mutually agree to terminate the merger agreement without completing the merger. In addition, PerkinElmer and Packard BioScience can each terminate the merger agreement under the circumstances set forth in the merger agreement and described below in this joint proxy statement/prospectus.

Termination Fees and Expenses

(Page 67)

      PerkinElmer and Packard BioScience, generally, will bear their own expenses related to the merger. However, under specified circumstances set forth in the merger agreement, PerkinElmer or Packard BioScience may be required to reimburse the other up to a maximum of $1,500,000 for expenses related to the merger.

      PerkinElmer and Packard BioScience are each obligated to pay the other a termination fee of $23,500,000 if the merger agreement is terminated under specified circumstances set forth in the merger agreement and described below in this joint proxy statement/prospectus.

Opinion of PerkinElmer’s Financial Advisor

(Page 38)

      In connection with the merger, Goldman, Sachs & Co., PerkinElmer’s financial advisor, rendered a written opinion, dated July 13, 2001, to the PerkinElmer board of directors that, as of the date of its opinion, and subject to the matters described in its opinion and such other matters it considered relevant, the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to PerkinElmer. The full text of the written opinion of Goldman Sachs is attached to this joint proxy statement/prospectus as Annex B. PerkinElmer urges its stockholders to read the opinion in its entirety. The opinion of Goldman Sachs is directed to the PerkinElmer board of directors and relates only to the fairness of the exchange ratio from a financial point of view. The opinion does not constitute a recommendation to any stockholder with respect to any other matter relating to the proposed merger.

Opinion of Packard BioScience’s Financial Advisor

(Page 42)

      In connection with the merger, J.P. Morgan Securities Inc., Packard BioScience’s financial advisor, rendered a written opinion, dated July 13, 2001, to the Packard BioScience board of directors that, as of the date of its opinion and based upon and subject to the matters stated therein, the exchange ratio in the merger was fair, from a financial point of view, to the stockholders of Packard BioScience. The full text of the written opinion of JPMorgan is attached to this joint proxy statement/prospectus as Annex C. Packard BioScience encourages its stockholders to read the opinion carefully in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by JPMorgan in providing its opinion. JPMorgan’s opinion is addressed to the Packard BioScience board of directors and relates only to the fairness of the exchange ratio from a financial point of view to the stockholders of Packard BioScience. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how to vote on the proposed merger or any other matters relating to the proposed merger.

Interests of Certain Persons in the Merger

(Page 49)

      In considering the recommendation of the Packard BioScience board of directors, Packard BioScience stockholders should be aware of the interests that Packard BioScience executive officers and directors have in the merger. These include:

•	severance benefits to certain executive officers of Packard BioScience that may be paid under pre-existing employment agreements;

•	an employment agreement between PerkinElmer and Franklin R. Witney, Packard BioScience’s President, that will become effective upon consummation of the merger;

•	accelerated vesting upon consummation of the merger of all options and certain shares of restricted stock held by Packard BioScience employees, executive officers and directors;

•	the fact that, as of , 2001, the executive officers and directors of Packard BioScience held shares of Packard BioScience common stock;

•	Packard BioScience’s implementation of a retention bonus program in connection with the merger; and

•	customary rights to indemnification of directors and executive officers of Packard BioScience against specified liabilities.

      In addition, Packard BioScience stockholders should be aware that Packard BioScience’s largest stockholder, Stonington Capital Appreciation 1994 Fund, L.P., which, as of July 13, 2001 holds 30,898,890 shares, or approximately 45% of Packard BioScience’s outstanding shares, entered into a stockholder’s agreement with PerkinElmer in connection with the merger. Four members of the Packard BioScience board of directors are designees of Stonington. Under the stockholder’s agreement, Stonington is entitled to registration rights with respect to the PerkinElmer shares it receives in the merger and to nominate one director to the PerkinElmer board of directors.

      In considering the fairness of the merger to Packard BioScience stockholders, the Packard BioScience board of directors took into account these interests. Some of these interests are different from, or in addition to, the interests of Packard BioScience stockholders generally in the merger.

Accounting Treatment

(Page 53)

      In accordance with recently issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, PerkinElmer will use the purchase method of accounting for a business combination to account for the merger, as well as the new accounting and reporting regulations for goodwill and other intangibles. Under these methods of accounting, the assets and liabilities of Packard BioScience, including all intangible assets, will be recorded at their respective fair values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. The financial position, results of operations and cash flows of Packard BioScience will be included in PerkinElmer’s financial statements prospectively as of the completion of the merger.

Material United States Federal Income Tax Considerations

(Page 53)

      We have structured the merger in order to qualify as a reorganization under the Internal Revenue Code. It is our intention that no gain or loss will generally be recognized by Packard BioScience stockholders for federal income tax purposes on the exchange of shares of Packard BioScience common stock solely for shares of PerkinElmer common stock. Packard BioScience stockholders, however, will recognize gain or loss for federal income tax purposes to the extent any cash received in lieu of fractional shares is greater than or less than, respectively, the tax basis allocable to the fractional shares.

      Tax matters are very complicated, and the tax consequences of the merger to the Packard BioScience stockholders will depend on the facts of each Packard BioScience stockholder’s own situation. Each Packard BioScience stockholder should consult his, her or its tax advisor for a full understanding of the tax consequences of the merger.

      PerkinElmer stockholders will have no tax consequences as a result of the merger.

PerkinElmer and Packard BioScience Stockholders Have No Appraisal Rights

(Page 55)

      Under applicable law, neither PerkinElmer stockholders nor Packard BioScience stockholders have appraisal rights with respect to the merger.

How the Rights of Packard BioScience Stockholders Will Differ as PerkinElmer Stockholders

(Page 81)

      The rights of Packard BioScience stockholders as stockholders of PerkinElmer, a Massachusetts corporation, after the merger will be governed by Massachusetts law and PerkinElmer’s corporate charter and by-laws. Those rights differ from the rights of Packard BioScience stockholders under Delaware law and Packard BioScience’s corporate charter and by-laws.

PerkinElmer Price Information

(Page 24)

      Shares of PerkinElmer common stock are listed on the New York Stock Exchange. On July 13, 2001, the last full trading day prior to the public announcement of the proposed merger, PerkinElmer common stock closed at $27.54 per share. On [            ], 2001, PerkinElmer common stock closed at $[     ] per share.

Packard BioScience Price Information

(Page 24)

      Shares of Packard BioScience common stock are quoted on the Nasdaq National Market. On July 13, 2001, the last full trading day prior to the public announcement of the proposed merger, Packard BioScience common stock closed at $8.55 per share. On [            ], 2001, Packard BioScience common stock closed at $[     ] per share.

RISK FACTORS

      You should carefully consider the following risk factors before you decide whether to vote to approve the proposals submitted to you. You should also consider the other information in this document.

Risks Relating to the Merger

PerkinElmer’s stock price is volatile and the value of the PerkinElmer common stock issued in the merger will depend on its market price at the time of the merger. No adjustment to the exchange ratio will be made as a result of changes in the market price of PerkinElmer’s common stock.

      The market price of PerkinElmer common stock, like that of the shares of Packard BioScience and many other high technology companies, has been and may continue to be volatile. For example, from July 3, 2000 to July 13, 2001, PerkinElmer common stock traded as high as $60.50 per share and as low as $21.50 per share.

      At the closing of the merger, each share of Packard BioScience common stock will be converted into the right to receive 0.311 of a share of PerkinElmer common stock. This exchange ratio will not be adjusted for changes in the market price of PerkinElmer common stock or of Packard BioScience common stock. In addition, neither PerkinElmer nor Packard BioScience may unilaterally terminate or renegotiate the merger agreement, and Packard BioScience may not resolicit the vote of its stockholders, solely because of changes in the market price of PerkinElmer common stock or of Packard BioScience common stock. Any reduction in PerkinElmer’s common stock price will result in Packard BioScience stockholders receiving less value in the merger at closing. Packard BioScience stockholders will not know the exact value of PerkinElmer common stock to be issued to them in the merger at the time of the special meeting of Packard BioScience stockholders.

PerkinElmer may face challenges in integrating PerkinElmer and Packard BioScience and, as a result, may not realize the expected benefits of the proposed merger.

      Integrating the operations and personnel of PerkinElmer and Packard BioScience will be a complex process. PerkinElmer cannot be certain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. The successful integration of PerkinElmer and Packard BioScience will require, among other things, integration of sales and marketing groups and coordination of development efforts. The diversion of the attention of PerkinElmer’s management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company’s business. Further, the process of combining PerkinElmer and Packard BioScience could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. In addition, the announcement and completion of the merger could cause customers to delay or change orders for products as a result of uncertainty over the integration of products. The inability to successfully integrate the operations and personnel of PerkinElmer and Packard BioScience, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger.

If PerkinElmer does not successfully integrate Packard BioScience or the merger’s benefits do not meet the expectations of financial or industry analysts, the market price of PerkinElmer common stock may decline.

      The market price of PerkinElmer common stock may decline as a result of the merger if:

•	the integration of PerkinElmer and Packard BioScience is unsuccessful;

•	PerkinElmer does not achieve the perceived financial and other benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	the effect of the merger on PerkinElmer’s financial results is not consistent with the expectations of financial or industry analysts.

Failure to complete the merger may result in PerkinElmer or Packard BioScience paying a termination fee to the other. Such a failure could also result in a decrease in the market price of PerkinElmer common stock or Packard BioScience common stock and cause each company to nevertheless incur legal and accounting fees.

      If the merger is not completed for any reason, PerkinElmer and Packard BioScience may be subject to a number of material risks, including:

•	PerkinElmer or Packard BioScience may require the other to pay a termination fee of $23,500,000 or up to $1,500,000 as reimbursement for expenses under the circumstances described in the merger agreement;

•	the market price of PerkinElmer common stock or Packard BioScience common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

•	PerkinElmer’s and Packard BioScience’s costs incurred related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

      If the merger agreement is terminated and the Packard BioScience board of directors seeks another merger or business combination, Packard BioScience stockholders cannot be certain that Packard BioScience will be able to find a partner willing to pay an equivalent or more attractive price than the price PerkinElmer has agreed to pay in the merger.

Some of the officers and directors of Packard BioScience have conflicts of interest that may have influenced them to support or approve the merger.

      Packard BioScience’s officers and directors may have been influenced to approve the merger because of arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of Packard BioScience stockholders in the merger, which are described under the section entitled “The Merger — Interests of Certain Persons in the Merger.”

      The Packard BioScience board of directors was aware of and took into account these arrangements when it approved the merger. It is possible that these arrangements may have influenced these directors and officers to support or recommend the merger.

The merger may cause Packard BioScience to lose key personnel which could materially affect Packard BioScience’s business and require Packard BioScience to incur substantial costs to recruit replacements for lost personnel.

      As a result of Packard BioScience’s change in ownership, current and prospective Packard BioScience employees may experience uncertainty about their future roles within PerkinElmer. This uncertainty may adversely affect Packard BioScience’s ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on the combined business of Packard BioScience and PerkinElmer.

Customers of PerkinElmer and Packard BioScience may terminate their relationship with PerkinElmer or Packard BioScience as a result of concerns over products and services to be provided following the merger.

      The announcement and closing of the merger could cause customers and potential customers of PerkinElmer and Packard BioScience to cancel orders or to fail to place new orders. In particular, customers could be concerned about future products and services or customer service during the period of integration of Packard BioScience and PerkinElmer. The loss of customers or the failure to attract new customers could have a material adverse effect on the future revenues and competitive position of PerkinElmer and Packard BioScience.

Risks Relating to PerkinElmer’s Business

PerkinElmer’s operating results could be harmed if the industries into which it sells its products are in downward cycles.

      Some of the industries and markets into which PerkinElmer sells its products are cyclical. Industry downturns often are characterized by reduced product demand, excess manufacturing capacity and erosion of average selling prices. Any significant downturn in PerkinElmer’s customers’ markets or in general economic conditions would likely result in a reduction in demand for PerkinElmer’s products and could harm its business. For example, in the fiscal quarter ended July 1, 2001, the operating results of PerkinElmer’s Optoelectronics and Fluid Sciences segments were adversely affected by the downturn in the photography and semiconductor markets.

If PerkinElmer does not introduce new products in a timely manner, its products could become obsolete, and its operating results would suffer.

      PerkinElmer sells many of its products in industries characterized by rapid technological changes, frequent new product and service introductions and evolving industry standards. Without the timely introduction of new products and enhancements, PerkinElmer’s products could become technologically obsolete over time, in which case PerkinElmer’s revenue and operating results would suffer. The success of PerkinElmer’s new product offerings will depend upon several factors, including its ability to:

•	accurately anticipate customer needs;

•	innovate and develop new technologies and applications;

•	successfully commercialize new technologies in a timely manner;

•	price its products competitively and manufacture and deliver its products in sufficient volumes and on time; and

•	differentiate its offerings from its competitors’ offerings.

      Many of PerkinElmer’s products are used by its customers to develop, test and manufacture their products. Therefore, PerkinElmer must anticipate industry trends and develop products in advance of the commercialization of its customers’ products. In developing any new product, PerkinElmer may be required to make a substantial investment before it can determine the commercial viability of the new product. If PerkinElmer fails to accurately foresee its customers’ needs and future activities, PerkinElmer may invest heavily in research and development of products that do not lead to significant revenue.

Economic, political and other risks associated with international sales and operations could adversely affect PerkinElmer’s sales.

      Since PerkinElmer sells its products worldwide, its businesses are subject to risks associated with doing business internationally. PerkinElmer’s revenue originating outside the United States represented 53% of its total revenues from continuing operations in the fiscal year ended December 31, 2000. PerkinElmer anticipates that revenue from international operations will continue to represent a substantial portion of its total revenue. In addition, many of PerkinElmer’s manufacturing facilities, employees and suppliers are located outside the United States. Accordingly, PerkinElmer’s future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a country’s or region’s political or economic conditions, particularly in developing or emerging markets;

•	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations;

•	differing labor laws and changes in those laws;

•	differing protection of intellectual property and changes in that protection; and

•	differing regulatory requirements and changes in those requirements.

Fluctuations in PerkinElmer’s quarterly operating results may cause its stock price to decline.

      Given the nature of the markets in which PerkinElmer participates, it cannot reliably predict future revenue and profitability. Changes in competitive, market and economic conditions may cause PerkinElmer to adjust its operations. A high proportion of PerkinElmer’s costs are fixed, due in part to its significant sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect PerkinElmer’s operating results in a quarter. Factors that may affect PerkinElmer’s quarterly operating results and the market price of PerkinElmer’s common stock include:

•	demand for and market acceptance of PerkinElmer’s products;

•	competitive pressures resulting in lower selling prices;

•	adverse changes in the level of economic activity in regions in which PerkinElmer does business;

•	adverse changes in industries, such as drug discovery, pharmaceutical research, telecommunications, semiconductors and electronics, on which PerkinElmer is particularly dependent;

•	changes in the portions of PerkinElmer’s revenue represented by its various products and customers;

•	delays or problems in the introduction of new products;

•	PerkinElmer’s competitors’ announcement or introduction of new products, services or technological innovations;

•	increased costs of raw materials or supplies; and

•	changes in the volume or timing of product orders.

      In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of specific companies. These broad market fluctuations may adversely affect the market price of PerkinElmer’s common stock.

PerkinElmer may not be able to successfully implement its acquisition strategy and integrate acquired businesses, including Packard BioScience, into its existing business or make acquired businesses profitable.

      One of PerkinElmer’s strategies is to supplement its internal growth by acquiring businesses and technologies that complement or augment its existing product lines. PerkinElmer may be unable to identify or complete promising acquisitions for many reasons, including:

•	competition among buyers;

•	the need for regulatory and other approvals; and

•	the high valuations of businesses.

      Some of the businesses PerkinElmer may seek to acquire may be marginally profitable or unprofitable. In addition, the earnings or losses of acquired businesses may dilute PerkinElmer’s earnings. For these acquired businesses to achieve acceptable levels of profitability, PerkinElmer must improve their management, operations, products and market penetration. PerkinElmer may not be successful in this regard and may encounter other difficulties in integrating acquired businesses into its existing operations.

      To finance PerkinElmer’s acquisitions, PerkinElmer may have to raise additional funds, either through public or private financings. PerkinElmer may be unable to obtain such funds or may be able to do so only on unfavorable terms.

PerkinElmer faces aggressive competition in many areas of its business; if PerkinElmer does not compete effectively, its business will be harmed.

      PerkinElmer encounters aggressive competition from numerous competitors in many areas of its business. PerkinElmer may not be able to compete effectively with all of these competitors. To remain competitive, PerkinElmer must develop new products and periodically enhance its existing products in a timely manner. PerkinElmer anticipates that it may have to adjust prices of many of its products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

If PerkinElmer fails to maintain satisfactory compliance with the Food and Drug Administration’s regulations and those of other governmental agencies, PerkinElmer may be forced to recall products and cease their manufacture and distribution, and it could be subject to civil or criminal penalties.

      Some of the products produced by PerkinElmer’s Life Sciences segment are subject to regulation by the United States Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If PerkinElmer fails to comply with the FDA’s regulations or those of similar international agencies, PerkinElmer may have to recall products and cease their manufacture and distribution. In addition, PerkinElmer could be subject to fines or criminal prosecution.

Changes in governmental regulations may reduce demand for PerkinElmer’s products or increase PerkinElmer’s expenses.

      PerkinElmer competes in markets in which it or its customers must comply with federal, state, local and foreign regulations, such as environmental, health and safety and food and drug regulations. PerkinElmer develops, configures and markets its products to meet customer needs created by these regulations. Any significant change in these regulations could reduce demand for PerkinElmer’s products or the cost of producing these products.

Obtaining and enforcing patent protection for PerkinElmer’s proprietary products, processes and technologies may be difficult and expensive; PerkinElmer may infringe intellectual property rights of third parties.

      Patent and trade secret protection is important to PerkinElmer because developing and marketing new technologies and products is time-consuming and expensive. PerkinElmer owns many U.S. and foreign patents and intends to apply for additional patents to cover its products. PerkinElmer may not obtain issued patents from any pending or future patent applications owned by or licensed to PerkinElmer. The claims allowed under any issued patents may not be broad enough to protect PerkinElmer’s technology.

      Third parties may seek to challenge, invalidate or circumvent issued patents owned by or licensed to PerkinElmer or claim that PerkinElmer’s products and operations infringe their patent or other intellectual property rights. PerkinElmer may incur significant expense in any legal proceedings to protect its proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against PerkinElmer could result in awards of substantial damages or court orders that could effectively prevent PerkinElmer from making, using or selling its products in the U.S. or abroad.

PerkinElmer has substantial existing debt and may incur additional debt in the future.

      As of April 1, 2001, PerkinElmer had $585.7 million in outstanding long-term debt. In addition, upon completion of the merger, PerkinElmer’s consolidated debt will include Packard BioScience’s indebtedness, including Packard BioScience’s obligations under its senior subordinated notes. As of March 31, 2001, the amount outstanding under Packard BioScience’s senior subordinated notes was $118.1 million. PerkinElmer’s substantial level of indebtedness increases the possibility that PerkinElmer may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of PerkinElmer’s indebtedness when due. PerkinElmer may also obtain additional long-term debt and working capital lines of credit and issue additional commercial paper to meet future financing needs, which would have the effect of increasing PerkinElmer’s total leverage.

      PerkinElmer’s substantial leverage could have significant negative consequences, including:

•	increasing PerkinElmer’s vulnerability to general adverse economic and industry conditions;

•	limiting PerkinElmer’s ability to obtain additional financing;

•	requiring the dedication of a substantial portion of PerkinElmer’s cash flow from operations to service its indebtedness, thereby reducing the amount of its cash flow available for other purposes, including capital expenditures;

•	limiting PerkinElmer’s flexibility in planning for, or reacting to, changes in its business and the industries in which PerkinElmer competes; and

•	placing PerkinElmer at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

      A significant portion of PerkinElmer’s outstanding indebtedness bears interest at floating rates. As a result, PerkinElmer’s interest payment obligations on such indebtedness will increase if interest rates increase.

Risks Relating to Packard BioScience’s Business

As competition in the markets Packard BioScience targets intensifies, Packard BioScience may not be able to compete effectively in these markets.

      The life sciences research tools industry is highly competitive, and Packard BioScience encounters competition from a large number of manufacturers in both domestic and foreign markets. Some of Packard BioScience’s competitors compete with Packard BioScience in only one of its product lines. Others compete with Packard BioScience in a number of its product lines. In addition, Packard BioScience has various competitors that are focusing on the areas that are being addressed by Packard BioScience’s integrated platforms.

      Some of Packard BioScience’s competitors, such as Applera Corp. (formerly PE Biosystems), Amersham Pharmacia Biotech and Beckman Coulter, Inc., are significantly larger and have greater resources than Packard BioScience does. These competitors could at any time decide to use a more substantial amount of their resources in the markets in which Packard BioScience competes and, as a result, compete more broadly and more directly with Packard BioScience.

      Companies that, like Packard BioScience, design, manufacture and market analytical instruments for use in the life sciences research industry, face competition in these areas from genomic, pharmaceutical, biotechnology and diagnostics companies, and also from academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad. Packard BioScience may not be able to compete effectively with all of these competitors.

Packard BioScience’s success will depend partly on its ability to successfully introduce new products and platforms and expand the range of applications for its current products.

      In a market primarily driven by the need for innovative products, Packard BioScience’s revenues growth will depend on overcoming various technological challenges to successfully introduce new products and platforms into the marketplace in a timely manner. Packard BioScience’s new technology platforms require state-of-the-art or even pioneering know-how in the areas of biochemistry, fluidics and physics. In addition, Packard BioScience must continue to develop new applications for its existing products, such as integrated platforms. Market acceptance of these new products and platforms will depend on many factors, including demonstrating to existing and potential customers that Packard BioScience’s technologies are superior to other technologies and products that are available now or may become available in the future.

      If Packard BioScience is not able to overcome these technological challenges, or even if it experiences difficulties or delays, Packard BioScience may lose its current customers and may not be able to attract new customers, which could seriously harm its business and future growth prospects. In addition, some of Packard BioScience’s licensed technology is subject to contractual restrictions, which may limit its ability to develop or commercialize products for some applications. For example, many of Packard BioScience’s license agreements are limited to the field of life sciences research and exclude clinical diagnostics applications. Packard BioScience also may be unable to obtain licenses to new or existing technologies needed to introduce new products.

If Packard BioScience is unable to protect its intellectual property effectively, it may be unable to prevent third parties from using its technology, which could impair its ability to compete effectively in the market.

      Packard BioScience’s success will depend in part on its ability, and the ability of its business partners and licensors, to obtain and maintain meaningful patent protection for the technology underlying its products, both in the United States and in other countries. There can be no assurance that any of the presently pending or future patent applications will result in issued patents, or that any patents issued to Packard BioScience or licensed by Packard BioScience will not be challenged, invalidated or held unenforceable. Further, Packard BioScience cannot guarantee that any patents issued to it will provide a basis for commercially viable products or provide it with a significant competitive advantage.

      In addition to its patents, Packard BioScience possesses a wide array of unpatented proprietary technology and know-how and licenses intellectual property rights to and from third parties. Such measures may not be adequate to safeguard the technology underlying Packard BioScience’s products. Moreover, some of Packard BioScience’s licenses can be terminated or converted to non-exclusive by the licensor if Packard BioScience fails to meet specified performance targets.

      If Packard BioScience fails to successfully enforce its proprietary technology or otherwise maintain the proprietary nature of its intellectual property with respect to its significant current or proposed products, Packard BioScience’s competitive position and, as a result, its sales could suffer.

      Notwithstanding Packard BioScience’s efforts to protect its intellectual property, its competitors may independently develop similar or alternative technologies or products that are equal or superior to Packard BioScience’s technology and products without infringing on any of Packard BioScience’s intellectual property rights or design around its proprietary technologies. If customers prefer these alternative technologies, Packard BioScience’s sales could be adversely affected.

Packard BioScience’s products could infringe on the intellectual property rights of others, causing costly litigation and seriously harming Packard BioScience’s business.

      Due to the very significant number of U.S. and foreign patents issued to, and other intellectual property rights owned by, entities operating in the industry in which Packard BioScience operates, Packard BioScience believes that there is a significant risk of litigation arising from infringement of these patents and other rights. Third parties may assert infringement or other intellectual property claims against Packard BioScience or its business partners or licensors. Packard BioScience may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that its products infringe a third party’s proprietary rights. In addition, even if such claims are without merit, defending a lawsuit may result in substantial expense and divert the efforts of technical and management personnel.

      Packard BioScience also may be subject to significant damages or injunctions against development and sale of some of its products, which could have a material adverse effect on its future revenues. Furthermore, claims of intellectual property infringement may require Packard BioScience to enter into royalty or license agreements with third parties, and Packard BioScience may not be able to obtain royalty or license agreements on commercially acceptable terms, if at all.

A decline in the use of radioisotopic processes and instruments could have a material adverse effect on its revenues.

      Packard BioScience’s traditional or “legacy” product lines, which are used in connection with radioisotopic methods, have historically been a significant portion of Packard BioScience’s total revenues, and in the year ended December 31, 2000, they continued to account for approximately 28% of Packard BioScience’s total instrument and related consumables revenues. Because of their radioactivity, isotopic labels are environmentally unfriendly and difficult and potentially harmful to handle. Their by-products create waste disposal problems for Packard BioScience’s customers that are becoming increasingly more expensive. Packard BioScience believes that the trend in the life sciences research industry is toward the use of competing nonisotopic instrumentation. Accordingly, Packard BioScience has shifted its focus to nonisotopic methodologies, including fluorescent and chemiluminescent instruments. However, you should be aware that a decline in traditional radioisotopic methods may have a material adverse impact on Packard BioScience’s revenues and operating profit.

Because a substantial portion of Packard BioScience’s assets is represented by intangibles, such as goodwill associated with acquisitions and costs associated with securing patent rights and technology licenses, the failure to realize the full value of those assets could adversely affect Packard BioScience’s results of operations.

      As of December 31, 2000, Packard BioScience’s total assets included $119.7 million of net intangible assets, representing approximately 39% of its total assets and approximately 144% of its total stockholders’ equity. Net intangible assets consist of goodwill associated with acquisitions and costs associated with securing patent rights and technology licenses, net of accumulated amortization. These assets have historically been amortized on a straight-line basis over their estimated useful lives. In connection with recently issued SFAS No. 142, Packard BioScience will cease to amortize its goodwill and other intangibles assets as of January 1, 2002. Packard BioScience periodically evaluates whether events or circumstances have occurred that would indicate that the carrying values of those assets may no longer be recoverable and any resulting write-down is recognized as a charge to its earnings. There can be no assurance that Packard BioScience will ultimately be able to realize the full value assigned to those assets. Any realization assessment that results in the write-off of a significant portion of Packard BioScience’s net intangible assets could adversely affect its results of operations.

Because purchases of Packard BioScience’s products are significantly affected by capital spending policies of its customers and government funding, any decrease in customer capital spending or government funding could adversely affect Packard BioScience’s sales and growth prospects.

      The capital spending policies of Packard BioScience’s primary customers, pharmaceutical, biotechnology and agrochemical companies and clinical diagnostics laboratories, have a significant effect on the demand for its products and platforms. Those policies are based on a wide variety of factors, including resources available to make these purchases, spending priorities among various types of equipment and policies regarding capital expenditures during industry downturns or recessionary periods. These companies represented in total approximately 45% of Packard BioScience’s revenues in the year ended December 31, 2000. Any decrease in capital spending by customers resulting from any of these factors could adversely affect Packard BioScience’s sales and growth prospects.

      Similarly, many of Packard BioScience’s customers, including universities, government research laboratories, private foundations and other institutions, obtain funding for the purchase of Packard BioScience’s products from grants by governments or government agencies. If government funding necessary to purchase Packard BioScience’s products were to decrease, sales could be adversely affected.

Packard BioScience’s revenues and operating results could be adversely impacted if risks associated with international sales and operations materialize.

      Since Packard BioScience sells its products worldwide, its business is subject to risks associated with doing business internationally. Packard BioScience’s revenues originating outside the United States represented 45% of its total revenues in the year ended December 31, 2000. Packard BioScience anticipates that revenues from international operations will continue to represent a substantial portion of its total revenues. In addition, a number of Packard BioScience’s manufacturing facilities and suppliers are located outside the United States. Accordingly, if the value of the U.S. dollar increases relative to the value of currencies Packard BioScience uses to do business in foreign countries, its revenues and operating results, which are stated in U.S. dollars, could be adversely affected. In addition, because most of Packard BioScience’s products are manufactured in the United States for export to foreign countries, trade protection measures and import or export licensing requirements or other restrictive actions by foreign governments could have an adverse effect on its revenues and operating results.

The current technology labor market is very competitive, and Packard BioScience’s business may suffer if it is not able to hire and retain sufficient personnel.

      Packard BioScience’s future success depends on the continued service of its key technical, sales, marketing, manufacturing, executive and administrative personnel. The loss of the services of any of these individuals could have a material adverse effect on Packard BioScience’s product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel. Competition for qualified personnel in the technology area is intense, and Packard BioScience operates in several geographic locations where labor markets are particularly competitive, including New Haven, Connecticut, Chicago, Illinois, Boston, Massachusetts and Los Angeles, California, where key product development laboratories are located. If Packard BioScience is unable to attract and retain a sufficient number of qualified employees on acceptable terms, its business, financial condition and results of operations could be seriously harmed. The inability to retain and hire qualified personnel could also hinder the future expansion of Packard BioScience’s business.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of PerkinElmer and Packard BioScience of uncertainties, based on information currently available to each company’s management. When we use words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of PerkinElmer, including the anticipated synergies, cost savings and revenue enhancements from the merger. In addition, forward-looking statements include the information concerning possible or assumed future results of operations of PerkinElmer or Packard BioScience, including those set forth under the sections entitled:

•	“Summary”;

•	“Risk Factors”;

•	“Selected Unaudited Pro Forma Combined Financial Data”;

•	“The Merger — Background of the Merger”;

•	“The Merger — Packard BioScience’s Reasons for the Merger”;

•	“The Merger — Recommendation of Packard BioScience’s Board of Directors”;

•	“The Merger — PerkinElmer’s Reasons for the Merger”;

•	“The Merger — Recommendation of PerkinElmer’s Board of Directors”;

•	“The Merger — Opinion of PerkinElmer’s Financial Advisor — Goldman, Sachs & Co.”; and

•	“The Merger — Opinion of Packard BioScience’s Financial Advisor — J.P. Morgan Securities Inc.”

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of PerkinElmer or Packard BioScience may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results and values are beyond PerkinElmer’s or Packard BioScience’s ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, PerkinElmer and Packard BioScience claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Neither PerkinElmer nor Packard BioScience is under a duty to update any of these forward-looking statements after the date of this joint proxy statement/prospectus.

      There are important factors that may cause actual results to differ materially from those suggested by the forward-looking statements. For a discussion of some of these important factors, you should read carefully the section of this prospectus entitled “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA

COMBINED FINANCIAL INFORMATION

      The following selected historical consolidated financial information of PerkinElmer and Packard BioScience has been derived from their respective historical consolidated financial statements including their notes, and should be read in conjunction with these consolidated financial statements and notes. The historical consolidated financial statements of PerkinElmer as of January 2, 2000 and December 31, 2000 and for the three years in the period ended December 31, 2000 as reclassified for the planned sale of its Security and Detection Systems business in its Current Report on Form 8-K filed on August 3, 2001 and the historical consolidated financial statements of Packard BioScience as of December 31, 1999 and 2000 and for the three years in the period ended December 31, 2000 were audited by Arthur Andersen LLP, independent public accountants, and are incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information.”

      The PerkinElmer historical financial information as of and for the interim periods presented below has been prepared on the same basis as the information derived from historical consolidated financial statements prepared on an annual basis. In the opinion of management of PerkinElmer, this historical information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of PerkinElmer as of these dates and for these periods. The results of the interim periods are not necessarily indicative of the results to be expected for future periods.

      The Packard BioScience historical financial information as of and for the interim periods presented below has been prepared on the same basis as the information derived from historical financial statements prepared on an annual basis. In the opinion of management of Packard BioScience, this historical information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of Packard BioScience as of these dates and for these periods. The results of the interim periods are not necessarily indicative of the results to be expected for future periods.

      The unaudited pro forma combined financial information gives effect to the acquisitions of NEN and GSLI as purchases and properly reflects the appropriate accounting methods for all intangible assets under the accounting rules that were in existence prior to June 30, 2001.

      Effective June 30, 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Those statements require the use of the purchase method of accounting and the allocation of the purchase price to assets and liabilities assumed based on their respective fair values. They define the criteria for the recognition of intangible assets separately from goodwill and eliminate the amortization of goodwill and intangible assets with indefinite lives. SFAS 141 and SFAS 142 are effective for any business combination that is initiated after June 30, 2001. Accordingly, the accompanying unaudited pro forma combined statements of operations do not reflect any amortization of goodwill or intangible assets with indefinite lives that will result from PerkinElmer’s proposed acquisition of Packard BioScience.

      The unaudited pro forma combined financial information gives effect to the acquisitions of Packard BioScience and NEN as of the beginning of the periods presented and should be read in conjunction with the historical financial statements and related notes thereto for PerkinElmer, Packard BioScience and NEN. The financial statements required to be filed with the Securities and Exchange Commission for the NEN acquisition were included as exhibits in a Current Report on Form 8-K, filed by PerkinElmer on August 1, 2000. The unaudited pro forma financial information for the fiscal year ended December 31, 2000 and the three-month period ended April 1, 2001 give effect to the acquisitions as if they were completed as of January 3, 2000, and combine PerkinElmer, Packard BioScience and NEN’s historical statements of operations for each respective period as necessary. The unaudited pro forma combined results for the fiscal year ended December 31, 2000 exclude, due to its non-recurring nature, an acquisition-related charge of $24.3 million for acquired in-process research and development related to

NEN. Additionally, the pro forma financial information exclude, due to their non-recurring nature, an estimated acquisition-related charge of $66.8 million for acquired in-process research and development related to the proposed acquisition of Packard BioScience. PerkinElmer has not yet finalized its appraisal of this in-process research and development and accordingly, the final amount of the excluded charge may differ from this estimate. The unaudited pro forma combined balance sheet as of April 1, 2001 includes the historical balance sheet of PerkinElmer as of April 1, 2001 and Packard BioScience as of March 31, 2001 and gives effect to the proposed acquisition of Packard BioScience as if it occurred on April 1, 2001.

      The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of PerkinElmer’s operating results that would have occurred had the acquisitions been consummated on the dates, or at the beginning of the periods, for which the consummation of the acquisitions is being given effect, nor is it necessarily indicative of PerkinElmer’s future operating results. The unaudited pro forma adjustments do not reflect any operating efficiencies and cost savings that PerkinElmer believes are achievable.

      The unaudited pro forma combined financial information has been prepared using the purchase method of accounting, whereby the total cost of the acquisitions has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of each acquisition. For the Packard BioScience acquisition, such allocations will be based on studies and independent valuations, which are currently being conducted. Accordingly, the allocations reflected in the unaudited pro forma combined financial information are preliminary and subject to revision.

      You should review the detailed unaudited pro forma combined financial information under the section entitled “Unaudited Pro Forma Combined Financial Information” for further discussion of these matters, including footnotes.

PERKINELMER’S SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED

PRO FORMA COMBINED FINANCIAL INFORMATION
(In thousands, except per share data)

						For the
						Fiscal Years Ended

						2000 Pro	2000 Pro
	For the Fiscal Years Ended					Forma Before	Forma After
						Packard	Packard
	1996	1997	1998	1999	2000	BioScience	BioScience

OPERATIONS:

Sales	$845,752	$845,661	$777,682	$1,276,146	$1,587,367	$1,657,211	$1,835,672

Income from continuing operations	26,423	3,682	78,391	27,531	88,467	101,565	82,836
Income per share from continuing operations

Basic	0.28	0.04	0.87	0.30	0.90	1.03	0.69

Diluted	0.28	0.04	0.85	0.30	0.86	0.99	0.67

FINANCIAL POSITION:

Total assets	744,120	740,664	1,103,351	1,696,893	2,232,130	*	*

Long-term debt	115,104	114,863	129,835	114,855	583,337	*	*

Long-term liabilities	76,105	96,034	124,929	196,648	230,991	*	*

Stockholders’ equity	365,106	328,388	399,667	550,776	728,389	*	*

Cash dividends per common share	0.28	0.28	0.28	0.28	0.28	*	*

[Additional columns below]

[Continued from above table, first column(s) repeated]

	For the
	Three Months Ended

		April 1, 2001
		Pro Forma
		After
	April 1,	Packard
	2001	BioScience

OPERATIONS:

Sales	$404,535	$455,990

Income from continuing operations	23,936	24,922
Income per share from continuing operations

Basic	0.24	0.21

Diluted	0.23	0.20

FINANCIAL POSITION:

Total assets	2,259,244	3,165,578

Long-term debt	585,661	703,879

Long-term liabilities	232,168	326,386

Stockholders’ equity	739,158	1,284,372

Cash dividends per common share	0.07	0.07

*	Not Applicable

The income from continuing operations information presented above includes in-process research and development charges, revaluation of acquired inventory, gains from dispositions, restructuring charges and other nonrecurring items that are discussed in more detail in Item 7, Management’s Discussion and Analysis of Results of Operations and Financial Condition, included in PerkinElmer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as reclassified for the planned sale of its Security and Detection Systems business in its Current Report on Form 8-K filed on August 3, 2001 and incorporated in this joint proxy statement/prospectus by reference.

PACKARD BIOSCIENCE’S SELECTED HISTORICAL

CONSOLIDATED FINANCIAL INFORMATION
(In Thousands, Except Per Share Data)

	For the Fiscal Years Ended					For the Three
						Months Ended
	1996	1997	1998	1999	2000	March 31, 2001

OPERATIONS:

Sales	$122,676	$120,286	$146,235	$158,890	$165,375	$51,455

Income (loss) from continuing operations	13,928	(21,620)	855	(7,950)	(10,843)	1,180

Income (loss) per share from continuing operations:

Basic	0.11	(0.35)	0.02	(0.17)	(0.19)	0.02

Diluted	0.11	(0.35)	0.02	(0.17)	(0.19)	0.02

FINANCIAL POSITION:

Total assets	$126,966	$124,954	$141,435	$182,558	$306,092	$319,963

Long-term debt, less current portion	1,877	192,194	190,093	225,710	169,344	118,218

Long-term liabilities	4,591	2,910	3,216	2,812	3,176	2,950

Stockholders’ equity (deficit)	80,593	(112,014)	(108,563)	(107,890)	83,273	131,411

Cash dividends per common share	0.04	—	—	—	—	—

The income (loss) from continuing operations information presented above includes in-process research and development charges, revaluation of acquired inventory, gains from dispositions, restructuring charges and other nonrecurring items that are discussed in more detail in Item 7, Management’s Discussion and Analysis of Results of Operations and Financial Condition, included in Packard BioScience’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000 and incorporated in this joint proxy statement/prospectus by reference.

UNAUDITED COMPARATIVE PER SHARE DATA

      The following table summarizes certain per share information for PerkinElmer and Packard BioScience on a historical, pro forma combined and equivalent pro forma combined basis. You should read the information below along with the selected historical consolidated financial data and the unaudited pro forma combined financial data included in the section of this proxy statement/prospectus entitled “Selected Historical Consolidated and Pro Forma Unaudited Combined Financial Information.” The pro forma combined financial data is not necessarily indicative of the operating results of future operations or the actual results that would have occurred had the transaction been completed at the beginning of the period presented.

	Year Ended	Three Months Ended
	December 31,	April 1,
	2000	2001

Historical — PerkinElmer:

Income per share from continuing operations:

Basic	$0.90	$0.24

Diluted	$0.86	$0.23

Pro forma (before Packard BioScience transaction) income per share from continuing operations(1):

Basic	$1.03	N/A

Diluted	$0.99	N/A

Historical Book value per share(2)	$7.32	$7.41

Cash dividends per share	$0.28	$0.07

	Year Ended	Three Months Ended
	December 31,	April 1,
	2000	2001

Historical — Packard BioScience:

Net income (loss) per share from continuing operations — basic	$(0.19)	$0.02

Net income (loss) per share from continuing operations — diluted	$(0.19)	$0.02

Book value per share(2)	$1.23	$1.93

	Year Ended	Three Months Ended
	December 31,	April 1,
	2000	2001

Pro Forma Combined — Per PerkinElmer Share At 0.311:1 Conversion:

Income from continuing operations:

Basic	$0.69	$0.21

Diluted	$0.67	$0.20

Book value per share(3)	N/A	$12.87

Equivalent Pro Forma Combined — Per Packard BioScience Share At 3.215:1 Conversion(4):

Income from continuing operations:

Basic	$0.21	$0.07

Diluted	$0.21	$0.06

Book value per share(2)	N/A	$4.00

(1)	Presented to reflect the results of operations of NEN for the full year ended December 30, 2000.

(2)	Book value is computed by dividing total stockholders’ equity by the number of shares outstanding;

(3)	PerkinElmer pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of PerkinElmer common stock which would have been outstanding had the merger been completed as of each balance sheet date; and

(4)	Packard equivalent pro forma combined amounts are calculated by multiplying the PerkinElmer pro forma (after Packard BioScience) combined per share amounts and book value by the exchange ratio assuming the exchange ratio is 0.311 shares of PerkinElmer common stock for each share of Packard common stock.

MARKET PRICE INFORMATION

PerkinElmer Market Price Information

      PerkinElmer common stock has traded on the New York Stock Exchange under the symbol “PKI” since October 26, 1999 and previously traded under the symbol “EGG” from July 6, 1965 to October 26, 1999.

      The table below sets forth the range of intraday high and low prices of PerkinElmer common stock as reported on the New York Stock Exchange beginning with the fiscal year ended January 2, 2000. These prices have been adjusted to reflect the two-for-one stock split of PerkinElmer common stock effected on June 4, 2001.

	High	Low

Fiscal 1999

Quarter ended April 4, 1999	$15.10	$12.75

Quarter ended July 4, 1999	18.00	13.22

Quarter ended October 3, 1999	19.97	15.75

Quarter ended January 2, 2000	22.50	18.32

Fiscal 2000

Quarter ended April 2, 2000	$42.25	$19.00

Quarter ended July 2, 2000	34.72	24.38

Quarter ended October 1, 2000	54.57	30.41

Quarter ended December 31, 2000	60.50	39.75

Fiscal 2001

Quarter ended April 1, 2001	$52.32	$21.50

Quarter ended July 1, 2001	38.13	26.00

Quarter ending September 30, 2001(through August , 2001)

      As of August   , 2001 PerkinElmer had             record holders of its common stock.

Packard BioScience Market Price Information

      Packard BioScience common stock has traded on the Nasdaq National Market under the symbol “PBSC” since its initial public offering on April 19, 2000.

      The table below sets forth the range of intraday high and low prices of Packard BioScience common stock as reported on the Nasdaq National Market beginning with its initial public offering.

	High	Low

Fiscal 2000

Quarter ended June 30, 2000 (since April 19, 2000)	$19.25	$8.75

Quarter ended September 30, 2000	28.00	12.63

Quarter ended December 31, 2000	19.50	8.91

Fiscal 2001

Quarter ended March 31, 2001	$16.00	$3.94

Quarter ended June 30, 2001	9.50	4.75

Quarter ending September 30, 2001 (through August , 2001)

      As of August   , 2001 Packard BioScience had             record holders of its common stock.

Recent Closing Prices

      The following table sets forth the closing prices per share of PerkinElmer common stock and Packard BioScience common stock as reported on the New York Stock Exchange and Nasdaq National Market,

respectively, on July 13, 2001, the last full trading day prior to the public announcement of the merger agreement, and August   , 2001, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus. This table also sets forth the equivalent price per share of Packard BioScience common stock on those dates. The equivalent price per share is equal to the closing price of a share of PerkinElmer common stock on that date multiplied by 0.311, the exchange ratio in the merger.

	PerkinElmer		Equivalent
	Common	Packard BioScience	per Share
Date	Stock	Common Stock	Price

July 13, 2001	$27.54	$8.55	$8.56

August , 2001	$	$	$

Dividends

      During fiscal 2000, PerkinElmer’s board of directors declared four regular quarterly cash dividends of $0.07 per share, resulting in an annual rate of $0.28 per share, after giving retroactive effect to the two-for-one stock split of PerkinElmer common stock effected on June 4, 2001. During the first and second quarters of fiscal 2001, PerkinElmer’s board of directors declared quarterly cash dividends of $0.07 per share.

      Since Packard BioScience became a public company on April 19, 2000, it has not declared or paid cash dividends and does not intend to pay any cash dividends on its capital stock in the foreseeable future. If the merger does not occur, Packard BioScience currently intends to retain earnings. Packard BioScience’s future dividend policy will depend on its earnings, capital requirements and financial condition and the requirements of the financing agreements to which it may be a party, and on other factors considered relevant by its board of directors. In addition, covenants in Packard BioScience’s senior credit facility and the indenture governing its senior subordinated notes limit its ability to declare and pay cash dividends on its common stock.

THE PACKARD BIOSCIENCE SPECIAL MEETING

      Packard BioScience is furnishing this document to holders of Packard BioScience common stock in connection with the solicitation by the Packard BioScience board of directors of proxies to be voted at the special meeting to be held on [                         ], [                         ], 2001, and at any adjournment, postponement or continuation of the meeting.

      This document is first being mailed to Packard BioScience stockholders on or about [                         ], 2001. This document is also furnished to Packard BioScience stockholders as a prospectus in connection with the issuance by PerkinElmer of shares of PerkinElmer common stock as contemplated by the merger agreement.

Date, Time and Place of Meeting

      The special meeting will be held on [                         ], [                         ], 2001 at 10:00 a.m., local time, at the Ramada Plaza Hotel, 275 Research Parkway, Meriden, Connecticut.

What Will Be Voted Upon

      At the special meeting, stockholders of Packard BioScience will be asked to adopt and approve the merger agreement and merger with PerkinElmer, under which a wholly-owned subsidiary of PerkinElmer will be merged with and into Packard BioScience and each outstanding share of Packard BioScience will be converted into the right to receive 0.311 of a share of common stock of PerkinElmer, and to transact any other business that may be properly brought before the special meeting or any adjournments, postponements or continuations of that meeting.

Record Date and Outstanding Shares

      Only stockholders of record of Packard BioScience at the close of business on the [                         ], 2001 record date for the special meeting are entitled to notice of, and to vote at, the special meeting. Each Packard BioScience stockholder is entitled to one vote for each share held as of the close of business on the record date. At the close of business on the record date, there were [               ] shares of Packard BioScience common stock issued and outstanding and entitled to vote, held by [               ] holders of record.

Vote Required to Adopt the Merger Agreement

      Under Delaware law, holders of a majority of the outstanding shares of Packard BioScience common stock entitled to vote at the special meeting must vote in favor of adopting the merger agreement. Stonington Capital Appreciation 1994 Fund, L.P., Packard BioScience’s largest stockholder, has agreed to vote in favor of the adoption of the merger agreement and to direct other shares over which it asserts voting control to vote to adopt the merger agreement, as long as the Packard BioScience board of directors does not withdraw or knowingly modify in a material adverse manner its recommendation of the merger in response to a superior proposal in accordance with, and subject to the limitations of, the merger agreement. Emery G. Olcott, Packard BioScience’s chairman and chief executive officer, Franklin R. Witney, Packard BioScience’s president and chief operating officer, Timothy O. White, Jr., Packard BioScience’s vice president, general counsel and secretary, and Richard T. McKernan, a former senior vice president and director of Packard BioScience, together with certain members of their families, have also agreed to vote in favor of the adoption of the merger agreement, as long as the Packard BioScience board of directors does not withdraw or knowingly modify in a material adverse manner its recommendation of the merger in response to a superior proposal in accordance with, and subject to the limitations of, the merger agreement. Collectively, these stockholders have agreed, with respect to a total of 34,397,355 shares of Packard BioScience common stock or      % of the outstanding shares of Packard BioScience common stock on             , 2001, the record date for the special meeting of Packard BioScience stockholders, to vote in favor of adoption of the merger agreement, subject to the above conditions. Packard BioScience’s directors, executive officers and their affiliates are entitled to vote      % of the outstanding shares of Packard BioScience common stock as of the record date.

Quorum; Abstentions and Broker Non-Votes

      The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists.

      If you hold your shares of Packard BioScience common stock through a broker, bank or other nominee, generally the nominee may only vote your Packard BioScience common stock in accordance with your instructions. However, if your broker, bank or other nominee has not timely received your instructions, it may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to adopt the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists.

      For purposes of the vote with respect to the merger agreement required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against adoption of the merger agreement.

Voting and Revocation of Proxies

      The Packard BioScience proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Packard BioScience board of directors. Packard BioScience stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Packard BioScience. If your shares of Packard BioScience common stock are registered in street name, your broker may offer telephone and Internet voting options. You should check the information forwarded by your broker, bank or other nominee to see which options are available. Please see the accompanying proxy for more information.

      All properly executed proxies received by Packard BioScience prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies, or, if no direction is indicated, will be voted in favor of adoption of the merger agreement. Packard BioScience’s board of directors does not presently intend to bring any other business before the special meeting. As of the date of this joint proxy statement/prospectus, the board knows of no other matters to be brought before the special meeting. As to any other business that may properly come before the special meeting, the persons named as proxies in the accompanying Packard BioScience proxy will vote those proxies in accordance with their judgment. A Packard BioScience stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

•	delivering to the secretary of Packard BioScience a written notice, bearing a date later than the date of proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting; or

•	attending the special meeting and voting in person.

      However, if you as a Packard BioScience stockholder elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a legal proxy from your broker, bank or other nominee authorizing you to vote the shares.

Solicitation of Proxies and Expenses

      Packard BioScience and PerkinElmer will share the costs, other than fees of accountants and attorneys, of preparing and mailing this joint proxy statement/prospectus, and Packard BioScience will bear the other costs of the solicitation of proxies from its stockholders. Following the mailing of this joint proxy statement/prospectus, Packard BioScience and its agents may solicit proxies by mail, telephone or in person. In addition, brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy materials. Packard BioScience will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses. Packard BioScience urges its stockholders to vote proxies without delay.

Board Recommendation

      Packard BioScience’s board of directors has voted unanimously to adopt the merger agreement and believes that the merger is fair and in the best interests of Packard BioScience and its stockholders. Therefore, Packard BioScience’s board of directors recommends that Packard BioScience stockholders vote FOR adoption of the merger agreement and the approval of the merger.

      The proposed merger is of great importance to the stockholders of Packard BioScience. Accordingly, Packard BioScience stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

THE PERKINELMER SPECIAL MEETING

      PerkinElmer is furnishing this document to holders of PerkinElmer common stock in connection with the solicitation of proxies by the PerkinElmer board of directors for use at the special meeting of PerkinElmer stockholders to be held on [                         ], [                         ], 2001, and any adjournment, postponement or continuation of the meeting.

      This document is first being furnished to PerkinElmer stockholders on or about [                         ], 2001.

Date, Time and Place of Meeting

      The special meeting will be held on [                         ], [                         ], 2001, at [                         ], local time, at Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts 02494-2802.

What Will Be Voted Upon

      At the special meeting, stockholders of PerkinElmer will be asked to approve the issuance of 0.311 of a share of PerkinElmer common stock for each outstanding share of Packard BioScience common stock in connection with the merger and to transact any other business that may be properly brought before the special meeting or any adjournments, postponements or continuations of that meeting.

Record Date and Outstanding Shares

      Only stockholders of record of PerkinElmer common stock at the close of business on the [                         ], 2001 record date for the special meeting are entitled to notice of, and to vote at, the special meeting. Each PerkinElmer stockholder is entitled to one vote for each share of PerkinElmer common stock held as of the close of business on the record date.

Vote Required to Approve the Issuance

      PerkinElmer stockholder approval of the issuance of PerkinElmer common stock in connection with the merger is required under the rules of the New York Stock Exchange, on which PerkinElmer’s common stock is listed, because the number of shares of PerkinElmer common stock issued in the merger will exceed 20% of the number of shares of PerkinElmer common stock outstanding immediately prior to the merger. The affirmative vote of the holders of at least a majority of the shares of PerkinElmer common stock present or represented by proxy and voting on the proposal is required to approve the issuance of PerkinElmer common stock in connection with the merger. As of the close of business on the record date, there were [          ] shares of PerkinElmer common stock outstanding and entitled to vote, held by [          ] holders of record. PerkinElmer’s directors, executive officers and their affiliates are entitled to vote      % of the outstanding shares of PerkinElmer common stock as of             , 2001, the record date of the special meeting of PerkinElmer stockholders.

Quorum; Abstentions and Broker Non-Votes

      The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

      If you hold your shares of PerkinElmer common stock through a broker, bank or other nominee, generally the nominee may only vote your PerkinElmer common stock in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to issue the PerkinElmer common stock in connection with the merger. As a result, absent specific instructions from the beneficial owner of shares held in street name, brokers are not empowered to vote these shares to approve the proposed issuance of PerkinElmer common stock in connection with the merger.

      Since the required vote to approve the issuance of PerkinElmer common stock in connection with the merger is based on the number of shares present or represented by proxy at the special meeting, rather than outstanding shares, abstentions and broker non-votes will have no effect on the outcome of the proposal assuming a quorum is present.

Voting and Revocation of Proxies

      The PerkinElmer proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the PerkinElmer board of directors. PerkinElmer stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to PerkinElmer. If your shares of PerkinElmer common stock are registered in street name, your broker may offer telephone and Internet voting options. You should check the information forwarded by your broker, bank or other nominee to see which options are available. Please see the accompanying proxy for more information.

      All properly executed proxies received by PerkinElmer prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies, or, if no direction is indicated, will be voted to approve the issuance of PerkinElmer common stock in connection with the merger. PerkinElmer’s board of directors does not presently intend to bring any other business before the special meeting. As of the date of this joint proxy statement/prospectus, the board knows of no other matters to be brought before the special meeting. As to any other business that may properly come before the special meeting, the persons named as proxies in the accompanying PerkinElmer proxy will vote those proxies in accordance with their judgment. A PerkinElmer stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

•	delivering to the clerk of PerkinElmer a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting; or

•	attending the special meeting and voting in person.

      However, if you as a PerkinElmer stockholder elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a legal proxy from your broker, bank or other nominee authorizing you to vote the shares.

Solicitation of Proxies and Expenses

      PerkinElmer and Packard BioScience will share the costs, other than fees of accountants and attorneys, of preparing and mailing this joint proxy statement/prospectus, and PerkinElmer will bear the other costs of the solicitation of proxies from its stockholders. Following the mailing of this joint proxy statement/prospectus, PerkinElmer and its agents may solicit proxies by mail, telephone or in person. PerkinElmer has retained a proxy solicitation firm, Georgeson Shareholder Communications Incorporated, to aid in the solicitation of proxies. PerkinElmer will pay that firm an estimated fee of $8,500, plus reimbursement of expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy materials. PerkinElmer will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses. PerkinElmer urges its stockholders to vote proxies without delay.

Board Recommendation

      PerkinElmer’s board of directors has voted to unanimously approve the merger agreement and the issuance of PerkinElmer common stock in the merger and believes that the merger is fair and in the best interests of PerkinElmer and its stockholders. Therefore, PerkinElmer’s board of directors unanimously recommends that PerkinElmer stockholders vote FOR approval of the issuance of the shares of PerkinElmer common stock to be issued in the merger.

      The proposed merger is of great importance to the stockholders of PerkinElmer. Accordingly, PerkinElmer’s stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

THE MERGER

      This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While PerkinElmer and Packard BioScience believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to in this joint proxy statement/prospectus carefully for a more complete understanding of the merger.

Background of the Merger

      During the past several years, the PerkinElmer board of directors has regularly reviewed PerkinElmer’s long-term objectives and strategic position, particularly in terms of shifting PerkinElmer’s business strategy away from mature markets and toward emerging and higher growth markets. As part of this strategy, PerkinElmer management has considered various strategic transactions, including acquisitions, alliances and distribution agreements, with a number of life sciences companies, including Packard BioScience.

      The Packard BioScience board of directors regularly reviewed Packard BioScience’s long-term strategies and objectives, and in that connection has considered various strategic alternatives, including pursuing the company’s business plan as an independent entity, acquisitions and business combinations.

      On or about April 10, 2001, PerkinElmer’s senior management decided to explore a possible business combination with Packard BioScience. Gregory L. Summe, Chairman and Chief Executive Officer of PerkinElmer, initiated contact between the two companies by telephoning Emery G. Olcott, Chairman and Chief Executive Officer of Packard BioScience, and Alexis P. Michas, a member of Packard BioScience’s board of directors and a representative of Stonington Capital Appreciation 1994 Fund, L.P., a significant stockholder of Packard BioScience. Messrs. Olcott and Michas indicated a willingness to engage in discussions relating to a possible business combination.

      On April 26, 2001, Mr. Summe and Mr. Michas met in person to discuss the strategic benefits of such business combination and its possible terms. Mr. Summe and Mr. Michas discussed a number of issues relating to the proposed transaction, including valuation, expected operational efficiencies and other cost savings, representation on the PerkinElmer board, liquidity and due diligence.

      From April 27, 2001 through May 23, 2001, Terrance L. Carlson, Senior Vice President and General Counsel of PerkinElmer, and PerkinElmer’s financial advisor, Goldman, Sachs & Co., engaged in several discussions with Packard BioScience’s financial advisor, J.P. Morgan Securities Inc., regarding potential valuations, financial models, business due diligence and potential transaction structures.

      On May 15, 2001, Mr. Summe and Mr. Olcott met in person to discuss the strategic benefits of a possible business combination and various issues related to a possible transaction.

      At a regular meeting of the board of directors of PerkinElmer on May 17, 2001, management informed the board that discussions were taking place with Packard BioScience regarding a possible business combination. No formal vote was taken but the directors supported the discussions.

      After discussions among senior management of PerkinElmer, on May 24, 2001, Mr. Summe sent a non-binding letter to Mr. Olcott, outlining the terms and exchange ratios on which PerkinElmer would entertain an acquisition of Packard BioScience.

      Following the May 24th letter, Messrs. Summe and Olcott spoke by telephone and agreed that the management teams of the two companies should meet on June 1, 2001 to continue discussions.

      On May 31, 2001, PerkinElmer and Packard BioScience entered into a mutual non-disclosure agreement that included each party’s agreement not to purchase shares of the other except in a consensual transaction.

      On June 1, 2001, senior management of PerkinElmer and PerkinElmer’s financial advisors met with senior management of Packard BioScience and Packard BioScience’s financial advisors. At this meeting, representatives from each company presented financial and operational information to, and participated in question and answer sessions with, the other. The financial information presented included forecasts for the periods 2001 to 2003. The forecasts for revenue, cash flow and earnings were consistent with publicly available analysts forecasts as reported by First Call. The parties also discussed possible synergies resulting from a strategic combination and various elements of valuation.

      On June 5, 2001, after discussions with PerkinElmer senior management, Mr. Summe sent Mr. Olcott a second non-binding letter outlining revised terms of a possible transaction, including valuation, and requesting items be made available to PerkinElmer as part of its continuing business and financial due diligence process.

      On June 6, 2001, Mr. Olcott replied to Mr. Summe by letter setting forth terms and exchange ratios that he would be prepared to discuss with the Packard BioScience board of directors in connection with a proposed transaction. After reviewing this correspondence with Messrs. Friel and Carlson, Mr. Summe called Mr. Olcott to continue discussions. Mr. Summe and Mr. Olcott discussed possible cost savings and other operational efficiencies and their impact on valuation. Mr. Summe and Mr. Olcott agreed that PerkinElmer should commence its diligence regarding possible cost savings and other operational efficiencies.

      On June 8, 2001 the Packard BioScience board of directors met by teleconference, together with its legal advisors and JPMorgan, and reviewed the status of the discussions with PerkinElmer. The Packard BioScience board also discussed strategic alternatives available to the company and the board’s duties and goals with respect to a potential transaction. The Packard BioScience board of directors authorized management to continue the discussions with PerkinElmer.

      Commencing on June 12, 2001, representatives of PerkinElmer, including its consultants, accountants and outside counsel, conducted due diligence, including a review of documents made available at the offices of Packard BioScience’s outside counsel and other documents made available by Packard BioScience management.

      On June 16, 2001, drafts of a merger agreement and related documentation were distributed by counsel for PerkinElmer for review by PerkinElmer, Packard BioScience and its outside counsel. From that date through July 12, 2001, PerkinElmer, together with its counsel and other advisors, and Packard BioScience, together with its counsel and other advisors, negotiated the various terms of the merger agreement and related documents.

      On June 18, 2001, representatives of the parties, including their senior management and financial advisors, met in person for a presentation by Packard BioScience management relating to its business. At this meeting, the parties further discussed potential operational efficiencies and the results of diligence.

      On June 19, 2001, representatives of the parties, including their senior management, Stonington and the parties’ respective financial advisors, met in person for a second day for a presentation by PerkinElmer management relating to its business.

      On June 22, 2001, Packard BioScience’s financial advisors indicated that Packard BioScience had reservations about the proposed valuation in light of recent trends in stock prices. After further conversations, the parties agreed to reassess the valuation and transaction structure, but that work should continue on the agreements.

      On July 3, 2001, Mr. Michas telephoned Mr. Summe to propose a revised exchange ratio and consideration consisting solely of PerkinElmer common stock, rather than common stock and cash. Between July 3, 2001 and July 6, 2001, Messrs. Summe, Michas, and Olcott engaged in several telephone negotiations regarding the exchange ratio and form of transaction consideration. On July 6, 2001, the parties agreed on an exchange ratio and form of consideration, subject to satisfactory completion of outstanding due diligence and documentation.

      From July 6, 2001 through July 12, 2001, the parties, together with their respective outside counsel, engaged in negotiations regarding the merger agreement and related documentation, stockholder’s agreement and voting agreements, including termination rights and fees, non-solicitation provisions, representations and warranties and covenants. During this period, final agreement on these and other issues was reached over the course of several discussions between management of and counsel to PerkinElmer and Packard BioScience. In addition, during this period, the parties continued their diligence reviews with respect to each other and prepared and discussed each party’s disclosure schedules to the merger agreement.

      Between July 9, 2001 and July 11, 2001, Mr. Olcott spoke with each of Packard BioScience’s outside directors individually to discuss the status of the negotiations, and the terms of the proposed deal. During the same period, representatives from JPMorgan spoke with each of Packard BioScience’s outside directors to discuss the fairness of the merger consideration, and to answer the directors questions with respect to the proposed merger.

      On July 13, 2001, the parties completed their diligence reviews and finalized the terms of the merger agreement and related documentation.

      On July 13, 2001, PerkinElmer held a special meeting of its board of directors to review the terms of the merger agreement and related documents and to consider approval of the merger agreement and the merger. PerkinElmer’s management reviewed with the board the strategic benefits of the transaction and Goldman Sachs reviewed with the board financial analyses prepared in connection with its fairness opinion. PerkinElmer’s outside legal counsel described the provisions of the merger agreement and reviewed the board’s responsibilities in connection with the proposed transaction. Goldman Sachs presented its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion and based on and subject to the matters described in its opinion and such other matters it considered relevant, the exchange ratio was fair from a financial point of view to PerkinElmer. PerkinElmer’s board of directors, after considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger and the merger agreement and the related documentation. PerkinElmer’s board of directors then authorized PerkinElmer’s management to execute the merger agreement and related agreements.

      On July 13, 2001, Packard BioScience held a special meeting of its board of directors to review the terms of the merger agreement and related documents and to consider the approval of the merger agreement and the merger. Packard BioScience management reviewed the strategic benefits of the transaction and JPMorgan reviewed the financial analyses it performed in connection with its opinion. JPMorgan presented its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the matters stated therein, the exchange ratio was fair from a financial point of view to the holders of the Packard BioScience common stock. Packard BioScience outside legal counsel described the provisions of the merger agreement and reviewed the board’s responsibilities in connection with the proposed transaction. The Packard BioScience board, after considering the terms of the merger agreement and the other related documents and the various presentations, unanimously approved the merger and the merger agreement and the related documentation, concluding that the consideration to be paid to Packard BioScience’s stockholders in the merger was fair and in the best interests of Packard BioScience and its stockholders. The Packard BioScience board then authorized Packard BioScience’s management to execute the merger agreement and related agreements.

      On the evening of July 13, 2001, PerkinElmer, PerkinElmer’s subsidiary, Pablo Acquisition Corp., and Packard BioScience executed the merger agreement and the related agreements.

Packard BioScience’s Reasons for the Merger

      Packard BioScience’s board of directors has voted unanimously to adopt the merger agreement and determined that the merger is fair and in the best interests of Packard BioScience and its stockholders. Accordingly, Packard BioScience’s board recommends that Packard BioScience stockholders vote FOR adoption of the merger agreement and approval of the merger. In reaching its decision, Packard

BioScience’s board of directors consulted with Packard BioScience’s management and legal and financial advisors, and considered the following material factors:

•	The strategic fit between the products offered by Packard BioScience and those offered by PerkinElmer. Packard BioScience’s management believes that adding the primary products offered by Packard BioScience, including liquid handling and automated sample preparation products, to PerkinElmer’s depth in instrumentation and reagent products will allow the combined company to offer a full spectrum of drug discovery tools to its customers and to be well-positioned to address emerging biochip, microarray and other life sciences opportunities with their combined technologies, including consumables, instrumentation and informatics software.

•	The ability of the combined entity to take advantage of a larger and more geographically diverse customer base. PerkinElmer has greater penetration of its sales force, customers and installed systems in different areas of the world, especially Europe, than does Packard BioScience. Packard BioScience’s management expects that Packard BioScience’s and PerkinElmer’s differing global presences will enable the combined company to make additional international sales.

•	Ability of the combined entity to grow. Packard BioScience’s management believes that the combined entity will have greater financial strength relative to Packard BioScience as an independent company. With this financial strength, the combined company may be able to invest the large amount of capital in research and development needed to compete successfully in high-growth areas, such as proteomics, biochips and microarrays, that Packard BioScience might not be able to invest on a stand-alone basis. Moreover, Packard BioScience’s management believes that the combined company may have the ability to acquire companies that Packard BioScience would be less likely to acquire as an independent company.

•	Synergies. Packard BioScience’s management believes that because of the complementary nature of various Packard BioScience and PerkinElmer businesses, there is an opportunity for significant cost savings. These cost savings are a potential benefit that Packard BioScience stockholders may realize as stockholders of PerkinElmer.

•	Premium. Although the exchange ratio provided for in the merger agreement represents a premium of less than 1% for Packard BioScience common stock based on the closing prices for the shares of Packard BioScience and PerkinElmer common stock on the date the merger agreement was executed, the exchange ratio represents a historical premium of approximately 18.9% for Packard BioScience common stock based upon the average of the respective closing sale prices for the shares of Packard BioScience and PerkinElmer common stock for the month prior to the signing of the merger agreement.

•	Opportunity to participate in the combined company. The stock-for-stock transaction structure would allow Packard BioScience stockholders to participate in the growth and opportunities of the combined company and to continue to have an investment in the life sciences industry through a larger and more diversified enterprise.

      However, there can be no assurances as to the extent, if any, that the expectations of Packard BioScience’s management will be realized. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

      In the course of deliberations, the Packard BioScience board of directors reviewed with Packard BioScience’s management and its legal and financial advisors a number of additional factors relevant to the merger, including the following:

•	historical information concerning Packard BioScience’s and PerkinElmer’s respective businesses, financial performance and condition, operations, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

•	the financial condition, results of operations and businesses of Packard BioScience and PerkinElmer before and after giving effect to the merger based on due diligence by management and Packard BioScience’s financial and legal advisors;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Packard BioScience common stock and PerkinElmer common stock;

•	the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to the parties’ respective obligations, and the expected tax-free treatment of the exchange of Packard BioScience common stock for PerkinElmer common stock to Packard BioScience’s stockholders;

•	the terms of the stockholder’s agreement and the voting agreements described under the section entitled “Related Agreements — Stockholder and Voting Agreements”;

•	the potential for other third parties to enter into strategic relationships with or to acquire Packard BioScience;

•	the financial presentation of JPMorgan, including JPMorgan’s oral opinion, subsequently confirmed in writing, to the Packard BioScience board of directors that, as of the date of its opinion and based upon and subject to the matters stated therein, the exchange ratio in the merger was fair, from a financial point of view, to the Packard BioScience stockholders, as described below under the caption “— Opinion of Packard BioScience’s Financial Advisor — J.P. Morgan Securities Inc.”; and

•	the impact of the merger on Packard BioScience’s employees and customers.

      The Packard BioScience board of directors also considered the provisions of the merger agreement regarding Packard BioScience’s rights to consider and negotiate other acquisition proposals, as well as the possible effects of the provisions regarding termination fees. The Packard BioScience board of directors considered various alternatives to the merger, including remaining as an independent company and seeking other partners. The Packard BioScience board of directors noted that there were a number of uncertainties over the long-term if Packard BioScience remained an independent company. The Packard BioScience board of directors considered the probability that Packard BioScience stockholders would prefer the benefits of being part of a larger, more diversified entity rather than have Packard BioScience implement a long-term strategic plan for profitable growth, which would be impacted by the typical risks associated with implementation, as well as general market and economic risks. The Packard BioScience board of directors believed that these factors, including its review of the terms of the merger agreement, supported the Packard BioScience board of directors’ recommendation of the merger, when viewed together with the risks and potential benefits of the merger.

      The Packard BioScience board of directors considered that in connection with the merger, Stonington, Packard BioScience’s largest stockholder, and other stockholders, including executive officers of Packard BioScience, entered into a stockholder’s agreement and voting agreements that obligated these stockholders to vote their shares for the merger and not to transfer their shares as long as the Packard BioScience board of directors has not withdrawn or materially, adversely modified its recommendation of the merger in response to a superior proposal. Together, these stockholders hold a majority of the outstanding common stock of Packard BioScience. Under the stockholder’s agreement, Stonington would also receive the right to nominate one director to the PerkinElmer board of directors and registration rights with respect to the PerkinElmer shares Stonington would receive in the merger. However, the Packard BioScience board of directors also noted that all Packard BioScience stockholders, including Stonington, would receive the same exchange ratio and that Stonington therefore would receive the same economic consideration as all of the other Packard BioScience stockholders. The Packard BioScience board of directors further noted that Stonington was the only Packard BioScience stockholder that would require registration rights with respect to the PerkinElmer shares to be received in the merger, as virtually all other Packard BioScience stockholders could freely sell their PerkinElmer shares, and that Stonington currently has four out of eight nominees on the Packard BioScience board of directors but would only have one out of ten nominees on the PerkinElmer board of directors. The Packard BioScience board of directors was aware of these interests, as well as the interests of various other persons in the merger, and considered them in approving the merger agreement and the merger. See below under the caption “— Interests of Certain Persons in the Merger.”

      The Packard BioScience board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including but not limited to:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on:

•	Packard BioScience’s significant customers and other key relationships;

•	Packard BioScience’s ability to attract and retain key management, marketing and technical personnel; and

•	Packard BioScience’s overall competitive position;

•	the risk that despite the efforts of the combined company, key technical and management personnel might choose not to remain employed by the combined company; and

•	the other risks described under the section entitled “Risk Factors.”

      The Packard BioScience board of directors believed that these risks were outweighed by the potential benefits of the merger. The above discussion is not exhaustive of all factors considered by the Packard BioScience board of directors. Each member of Packard BioScience’s board of directors may have considered different factors, and Packard BioScience’s board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the factors considered.

Recommendation of Packard BioScience’s Board of Directors

      After careful consideration, Packard BioScience’s board of directors has determined the merger to be fair and in the best interests of Packard BioScience and its stockholders. Packard BioScience’s board of directors voted unanimously to adopt the merger agreement and recommends that the Packard BioScience stockholders vote in favor of the adoption of the merger agreement and the approval of the merger. In considering the recommendation of the Packard BioScience board of directors with respect to the merger agreement, Packard BioScience stockholders should be aware that some directors and officers of Packard BioScience have interests in the merger that are different from, or are in addition to, the interests of Packard BioScience stockholders generally in the merger. Please see the description below under the caption “— Interests of Certain Persons in the Merger.”

PerkinElmer’s Reasons for the Merger

      The PerkinElmer board of directors voted unanimously to approve the merger agreement and determined that the merger is fair and in the best interests of PerkinElmer and its stockholders. Accordingly, PerkinElmer’s board of directors unanimously recommends that PerkinElmer stockholders vote FOR the issuance of 0.311 of a share of PerkinElmer common stock for each share of Packard BioScience common stock to be converted in connection with the merger.

      The decision of the PerkinElmer board of directors was based on several potential benefits of the merger that it believes will contribute to PerkinElmer’s success. These potential benefits include:

•	growing PerkinElmer’s position in the life sciences research and drug discovery businesses;

•	enabling PerkinElmer to offer the full spectrum of drug discovery tools supported by a broad and focused worldwide sales, service and applications capability; and

•	expanding PerkinElmer’s product portfolio into the key strategic areas of liquid handling and automated sample preparation products.

      The PerkinElmer board of directors reviewed a number of factors in evaluating the merger, including but not limited to the following:

•	historical information concerning PerkinElmer’s and Packard BioScience’s respective business focus, financial performance and condition, operations, technology and management, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for Packard BioScience filed with the SEC;

•	PerkinElmer management’s view of the financial condition, results of operations and business of PerkinElmer and Packard BioScience before and after giving effect to the merger and the determination by the PerkinElmer board of directors of the merger’s effect on stockholder value;

•	current financial market conditions and historical stock market prices, volatility and trading information with respect to PerkinElmer common stock and Packard BioScience common stock;

•	the consideration PerkinElmer will pay in the merger in light of comparable merger transactions;

•	the terms of the merger agreement;

•	the impact of the merger on PerkinElmer’s customers and employees;

•	results of the due diligence investigation conducted by PerkinElmer’s management, accountants, counsel and financial advisor; and

•	the financial presentation of Goldman, Sachs & Co., including the opinion of Goldman Sachs to the PerkinElmer board of directors that the exchange ratio pursuant to the merger agreement was, as of the date of its opinion, fair from a financial point of view to PerkinElmer as described below under the caption “— Opinion of PerkinElmer’s Financial Advisor — Goldman, Sachs & Co.”

      During the course of its deliberations concerning the merger, the PerkinElmer board also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including the following:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the possibility that the merger might not be completed;

•	the effect of the public announcement of the merger on PerkinElmer’s and Packard BioScience’s business, including employees and customers;

•	the risks associated with obtaining the necessary approvals required to complete the merger; and

•	other risks described in this joint proxy statement/prospectus under the section entitled “Risk Factors.”

      PerkinElmer’s board of directors concluded that these factors were outweighed by the potential benefits of the merger. The above discussion is not exhaustive of all factors considered by PerkinElmer’s board of directors. Each member of PerkinElmer’s board of directors may have considered different factors, and PerkinElmer’s board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the factors considered.

Recommendation of PerkinElmer’s Board of Directors

      After careful consideration, the PerkinElmer board of directors has determined the issuance of PerkinElmer common stock in the merger to be fair and in the best interests of PerkinElmer and its stockholders. PerkinElmer’s board of directors voted unanimously to approve the merger agreement and the issuance of PerkinElmer common stock in connection with the merger and unanimously recommends that the PerkinElmer stockholders approve the issuance of the shares of PerkinElmer common stock to be issued in the merger.

Opinion of PerkinElmer’s Financial Advisor — Goldman, Sachs & Co.

      On July 13, 2001, at the meeting of the PerkinElmer board of directors, Goldman Sachs delivered to the PerkinElmer board its oral opinion, which was subsequently confirmed in a written opinion, that as of that date the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to PerkinElmer.

      The full text of the written opinion of Goldman Sachs, dated July 13, 2001, which identifies assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference. You should read the opinion in its entirety. Goldman Sachs’ advisory services and the opinion of Goldman Sachs were provided for the information and assistance of the PerkinElmer board in connection with its consideration of the merger and do not constitute a recommendation as to how holders of PerkinElmer common stock should vote.

      In connection with this opinion, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the Registration Statement on Form S-1, including the Prospectus dated April 20, 2000 contained therein, relating to Packard BioScience’s initial public offering of Packard BioScience common stock;

•	Annual Reports to Stockholders and Annual Reports on Form 10-K of PerkinElmer for the four years ended December 31, 2000, and of Packard BioScience for the year ended December 31, 2000;

•	interim reports to stockholders and Quarterly Reports on Form 10-Q of PerkinElmer and Packard BioScience;

•	other communications from PerkinElmer and Packard BioScience to their respective stockholders;

•	internal financial analyses and forecasts for Packard BioScience prepared by its management; and

•	internal financial analyses and forecasts for Packard BioScience and PerkinElmer prepared by PerkinElmer’s management, including certain cost savings and revenue and operating synergies forecasted by the management of PerkinElmer to result from the merger.

      Goldman Sachs also held discussions with members of the senior management of PerkinElmer regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and with members of the senior management of PerkinElmer and Packard BioScience regarding the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the Packard BioScience common stock and the PerkinElmer common stock;

•	compared certain financial and stock market information for Packard BioScience and PerkinElmer with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the life science industry specifically and in other industries generally; and

•	performed such other studies and analyses as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the PerkinElmer board, that the financial analyses and forecasts referred to above, including the cost savings and revenue and operating synergies referred to above, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of PerkinElmer as of the date of its opinion, and that such forecasted cost savings and synergies would be realized in the amounts and time periods contemplated thereby. These forecasts were not prepared with a view toward public disclosure.

      Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Packard BioScience or PerkinElmer or any of their subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on PerkinElmer or Packard BioScience or on the contemplated benefits of the merger.

      The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion dated July 13, 2001 to the PerkinElmer board. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Goldman Sachs these tables must be read together with the text of each summary. You should understand that the order of analyses and results derived from these analyses described below do not represent relative importance or weight given to these analyses by Goldman Sachs.

      Exchange Ratio And Premium Analyses. Goldman Sachs calculated the ratio of the average closing market price of Packard BioScience common stock to the average closing market price of PerkinElmer common stock, over selected periods ending on July 12, 2001, and the resulting implied transaction premiums as compared with the 0.311 exchange ratio contemplated by the merger agreement as follows:

	Implied Exchange	Implied Transaction Premium
Period	Ratio	at 0.311 Exchange Ratio

1 Month	0.235	32.6%

6 Months	0.246	26.6%

1 Year	0.308	0.9%

52-Week Low	0.231	34.6%

52-Week High	0.412	(24.5)%

      Goldman Sachs also calculated as of July 12, 2001 the ratio of the closing market price of PerkinElmer common stock to the average closing market price of Packard BioScience common stock (the last trading day before the signing of the merger agreement) was 0.311x, which indicated no transaction premium.

      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Packard BioScience to corresponding financial information and public market multiples for the following five publicly traded companies in the life sciences industry that, for purposes of analysis, may be considered similar to Packard BioScience:

•	Applera Corporation;

•	Millipore Corporation;

•	Molecular Devices Corporation;

•	Thermo Electron Corporation; and

•	Waters Corporation.

      Goldman Sachs calculated and compared various financial multiples and ratios. The multiples for Packard BioScience and each of the five selected companies were calculated using their closing prices on July 12, 2001. The multiples and ratios for Packard BioScience and for each of the selected companies were based on the most recent publicly available information and IBES estimates for 2001 earnings.

      The results of these analyses are as follows:

Packard
	Range	Average	BioScience

Enterprise Value/Sales	1.9x- 3.7x	2.7x	3.4x

Enterprise Value/EBITDA	12.0x-16.7x	14.0x	36.7x

Enterprise Value/EBIT	13.6x-22.3x	18.6x	95.5x

2001 P/E	18.8x-37.5x	25.0x	47.0x

      Pro Forma Analysis. Goldman Sachs prepared a pro forma analysis of the financial impact of the acquisition. Using earnings estimates for 2002 and 2003 furnished by PerkinElmer, Goldman Sachs compared the earnings per share of PerkinElmer common stock on a stand-alone basis and Packard BioScience common stock on a stand-alone basis, to the earnings per share of the common stock of the pro forma combined company. Goldman Sachs performed this analysis based on the exchange ratio of 0.311 and under two scenarios reflecting cost savings and operating synergies forecasted by the management of PerkinElmer to result from the merger:

•	Scenario I — assuming no synergies; and

•	Scenario II — assuming $20 million in pre-tax synergies are realized in 2002 and $26.5 million in pre-tax synergies are realized in 2003.

      This analysis indicated that:

•	assuming Scenario I, the merger would be dilutive — that is, would represent a reduction to both 2002 and 2003 stand-alone earnings per share of PerkinElmer common stock; and

•	assuming Scenario II, the merger would be dilutive in 2002 and accretive in 2003 to the stand-alone earnings per share of PerkinElmer common stock.

      Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the proposed transaction in relation to certain publicly available information for 12 comparable transactions in the life sciences industry. Such analysis indicated that for the selected transactions the multiples paid in such transactions compared to:

	Aggregate	Aggregate	Aggregate
	Consideration	Consideration	Consideration
	to Last Twelve	to Last Twelve	to Last Twelve
	Months Sales	Months EBIT	Months Net Income

High	26.3x	95.1x	90.1x

Mean	7.7x	36.3x	54.2x

Median	4.0x	28.8x	54.0x

Low	1.1x	8.3x	8.3x

      Discounted Cash Flow Analysis: Goldman Sachs calculated a range of implied prices per Packard BioScience common share using a discounted cash flow valuation of estimated free cash flows through 2005, discount rates ranging from 11% to 13% and terminal 2005 EBITDA multiples ranging from 10x to 18x. The estimated free cash flows utilized were prepared by the management of PerkinElmer and assume a revenue growth of 20% after 2003. This analysis produced implied prices per Packard BioScience common share ranging from $6.50 to $12.23 without synergies and $8.38 to $16.11 with synergies.

      Contribution Analysis. Goldman Sachs analyzed the relative income statement contribution of PerkinElmer and Packard BioScience to the pro forma combined company resulting from the acquisition and based on forecasts provided by PerkinElmer. The analysis showed that on a pro forma combined basis, both including all revenue and cost synergies and excluding such synergies, Packard BioScience would account for approximately the following percentages in 2001-2003 of the combined entity:

	With	Without
	Synergies	Synergies

• Sales:	10-12%;	10-12%;

• EBITDA:	9-16%;	9-12%;

• EBIT:	8-17%;	9-11%;

• Net income:	7-16%; and	7-11%; and

• Equity Market Cap:	18%	18%.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to PerkinElmer or Packard BioScience or the contemplated transaction.

      The analyses were prepared for purposes of Goldman Sachs providing its opinion to the PerkinElmer board as to the fairness, from a financial point of view, of the exchange ratio to PerkinElmer. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PerkinElmer, Packard BioScience, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

      Although Goldman Sachs evaluated the fairness, from a financial point of view, of the exchange ratio to PerkinElmer, the exchange ratio itself was determined by PerkinElmer and Packard BioScience through arm’s-length negotiations. PerkinElmer did not provide specific instructions to, or place any limitations on, Goldman Sachs with respect to the procedures to be followed or factors to be considered by Goldman Sachs in performing its analyses or providing its opinion.

      As described above, Goldman Sachs’ opinion to the PerkinElmer board was among many factors taken into consideration by the PerkinElmer board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B.

      Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with PerkinElmer, having provided certain investment banking services to PerkinElmer from time to time, including having acted as its financial advisor in connection with its acquisition of PerkinElmer’s Analytical Instruments Business in June 1999 and its divestiture of EG&G Technical Services business in August 1999; having acted as lead managing underwriter with respect to the sale of $460,000,000 Zero Coupon Convertible Notes of PerkinElmer in August 2000; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

      PerkinElmer selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

      Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities including, derivatives securities, of PerkinElmer or Packard BioScience for its own account and for the account of customers.

      Pursuant to a letter agreement dated July 13, 2001, PerkinElmer engaged Goldman Sachs to act as its exclusive financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, PerkinElmer agreed to pay Goldman Sachs a fee of $5.5 million upon the consummation of the merger. PerkinElmer also agreed to reimburse Goldman Sachs for reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its legal counsel, and to indemnify Goldman Sachs and related parties against certain liabilities arising out of or in connection with Goldman Sachs’ engagement. In the past, Goldman Sachs, in the ordinary course of business, has from time to time provided investment banking services to PerkinElmer for which Goldman Sachs received usual and customary compensation, and in the future may continue to provide such services.

Opinion of Packard BioScience’s Financial Advisor — J.P. Morgan Securities Inc.

      JPMorgan acted as Packard BioScience’s financial advisor in connection with the merger. Packard BioScience requested JPMorgan, in its role as a financial advisor, to evaluate the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Packard BioScience common stock. On July 13, 2001, JPMorgan delivered its oral opinion, subsequently confirmed in writing, to the Packard BioScience board of directors to the effect that, as of such date and based upon and subject to certain matters stated therein, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Packard BioScience common stock.

      The full text of the JPMorgan fairness opinion, which sets forth the assumptions made, factors considered and limitations upon the review undertaken by JPMorgan in rendering its opinion, is included in this joint proxy statement/prospectus as Annex C. JPMorgan’s written opinion was addressed to the Packard BioScience board of directors, was directed only to the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Packard BioScience common stock and does not constitute a recommendation to any Packard BioScience stockholder as to how such stockholder should vote on the merger or any other matter. The following summary of the material provisions of the JPMorgan fairness opinion is qualified by reference to such opinion. Packard BioScience stockholders are urged to read this opinion in its entirety.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Packard BioScience and PerkinElmer and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Packard BioScience and PerkinElmer with publicly available information concerning certain other companies JPMorgan deemed relevant;

•	reviewed the current and historical market prices of Packard BioScience common stock and PerkinElmer common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Packard BioScience and PerkinElmer relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies that Packard BioScience expects to result from the merger; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

      JPMorgan also held discussions with certain members of the management of Packard BioScience and PerkinElmer with respect to certain aspects of the merger, and the past and current business operations of Packard BioScience and PerkinElmer, the financial condition and future prospects and operations of Packard BioScience and PerkinElmer and certain other matters believed necessary or appropriate to JPMorgan’s inquiry.

      In rendering its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Packard BioScience and PerkinElmer or otherwise reviewed by it, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to it. In relying on financial analyses and forecasts provided to it, including the synergies provided by Packard BioScience, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Packard BioScience and PerkinElmer to which such analyses or forecasts relate. In addition, JPMorgan assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the merger and the other transactions contemplated by the merger agreement will be completed as described in the merger agreement. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Packard BioScience or PerkinElmer or on the contemplated benefits of the merger.

      The forecasts furnished to JPMorgan for Packard BioScience and PerkinElmer were prepared by the managements of Packard BioScience and PerkinElmer, respectively. Neither Packard BioScience nor PerkinElmer publicly discloses internal management forecasts of the type provided to JPMorgan in connection with JPMorgan’s analysis of the exchange ratio in the merger, and such forecasts were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the respective managements, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts.

      JPMorgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the opinion, and JPMorgan does not have any obligation to update, revise or reaffirm such opinion. JPMorgan’s opinion was limited to the fairness, from a financial point of view, to the holders of Packard BioScience common stock of the exchange ratio in the merger, and JPMorgan expressed no opinion as to the underlying decision of Packard BioScience to engage in the merger. JPMorgan expressed no opinion as to the price at which Packard BioScience common stock or PerkinElmer common stock will trade at any future time.

      JPMorgan’s opinion noted that JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Packard BioScience or any other alternative transaction.

      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of certain of the financial analyses presented to the Packard BioScience board of directors at its meeting on July 13, 2001, which analyses were also among those considered by JPMorgan in connection with delivering its opinion. Some of the analyses include information presented in a tabular format. To understand fully the financial analyses used by JPMorgan, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. This summary does not purport to be a complete description of the analyses underlying the opinion of JPMorgan.

      Public Companies Analysis. Using publicly available information, JPMorgan compared certain financial and operating information and ratios for Packard BioScience with corresponding financial and operating information and ratios for the following life sciences technology companies:

•	Applied Biosystems, Inc.;

•	Beckman Coulter, Inc.;

•	Molecular Devices Corporation;

•	Thermo Electron Corporation; and

•	Waters Corporation.

      The following table reflects the results of the analysis:

				Packard	Reference
	Range	Mean	Median	BioScience	Range

Ratio of firm value to projected 2001 EBIT	13.8x to 22.6x	17.2x	14.9x	30.9x	15.0x to 19.0x

Ratio of per share market price to projected 2001 cash earnings	18.8x to 30.2x	22.5x	21.3x	52.9x	19.0x to 25.0x

Ratio of per share market price to projected 2002 cash earnings	16.1x to 19.9x	17.8x	17.9x	33.8x	15.0x to 20.0x

      Using publicly available information, JPMorgan also compared certain financial and operating information and ratios for PerkinElmer with corresponding financial and operating information and ratios for the following diversified manufacturing companies:

•	Danaher Corporation;

•	Fisher Scientific International Inc.;

•	Illinois Tool Works Inc.;

•	Mettler-Toledo International Inc.;

•	Roper Industries, Inc.;

•	Tektronix, Inc.; and

•	Thermo Electron Corporation.

      The following table reflects the results of the analysis:

Reference
	Range	Mean	Median	PerkinElmer	Range

Ratio of firm value to projected 2001 EBIT	8.3x to 15.3x	12.6x	12.7x	14.7x	12.0x to 15.0x

Ratio of firm value to projected 2001 EBITDA	6.7x to 14.9x	10.4x	10.5x	10.2x	10.0x to 12.0x

Ratio of per share market price to projected 2001 earnings	17.4x to 26.9x	21.8x	21.6x	23.0x	19.0x to 25.0x

      JPMorgan also performed a sum-of-the-parts analysis for PerkinElmer by reviewing the following companies in five major segments in which PerkinElmer competes:

      The companies included in the Life Sciences sector analysis were the same as the companies listed above in the public companies analysis for Packard BioScience.

      The companies included in the Telecom/ Sensor sector analysis were:

•	Agere Systems Inc.;

•	Corning Incorporated;

•	EXFO Electro-Optical Engineering Inc.;

•	Finisar Corporation;

•	JDS Uniphase Corporation;

•	New Focus, Inc.; and

•	Nortel Networks Corporation.

      The companies included in the Ultra-specialty Lighting/ Imaging sector analysis were:

•	Advanced Lighting Technologies, Inc.; and

•	The Genlyte Group Incorporated.

      The companies included in the Instruments sector analysis were:

•	Agilent Technologies, Inc.;

•	Bruker Daltronics Inc.;

•	Thermo Electron Corporation; and

•	Varian Medical Systems, Inc.

      The companies included in the Fluids sector analysis were:

•	Applied Industrial Technologies, Inc.;

•	Crane Co.;

•	Parker-Hannifin Corporation; and

•	Precision Castparts Corp.

      The following tables reflect the results of the analyses:

Life Sciences Sector Comparable Companies

Reference
	Range	Mean	Median	Range

Ratio of firm value to projected 2001 EBIT	13.8x to 22.6	17.2x	14.9x	15.0 to 19.0x

Telecom/ Sensor Sector Comparable Companies

Reference
	Range	Mean	Median	Range

Ratio of firm value to projected 2001 revenues	0.94x to 11.56	4.55x	3.19x	3.0x to 4.5x

Ultra-Specialty Lighting/ Imaging Sector Comparable Companies

Reference
	Range	Mean	Median	Range

Ratio of firm value to projected 2001 revenues	0.61x to 1.06	0.83x	0.83x	0.75 to 1.25x

Instruments Sector Comparable Companies

Reference
	Range	Mean	Median	Range

Ratio of firm value to projected 2001 EBIT	12.2x to 49.6	28.4x	25.9x	16.0 to 20.0x

Fluids Sector Comparable Companies

Reference
	Range	Mean	Median	Range

Ratio of firm value to projected 2001 EBIT	8.1x to 11.5	9.9x	10.0x	8.0 to 10.0x

      Based upon the reference ranges derived from the public companies analysis for Packard BioScience and both the diversified companies and the sum-of-the-parts analyses for PerkinElmer, JPMorgan calculated an implied exchange ratio by comparing the implied per share equity values of Packard BioScience common stock and PerkinElmer common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.311:

Implied
Comparison	Exchange Ratio

Highest estimated valuation of Packard BioScience common stock to lowest estimated valuation of PerkinElmer common stock	0.244x

Lowest estimated valuation of Packard BioScience common stock to highest estimated valuation of PerkinElmer common stock	0.091x

      Precedent Transactions Analysis. JPMorgan reviewed certain publicly available information regarding selected business combinations in the life sciences technology industry announced since August 1997. These transactions and the month in which each transaction was announced were as follows:

•	Aurora Biosciences Corporation/ Vertex Pharmaceuticals Incorporated (April 2001);

•	GSI Life Sciences (a division of GSI Lumonics, Inc.)/ Packard BioScience (August 2000);

•	Dexter Corporation/ Invitrogen Corporation (July 2000);

•	NEN Life Sciences, Inc./ PerkinElmer (June 2000);

•	Operon Technologies, Inc./ Qiagen N.V. (June 2000);

•	LJL Biosystems, Inc./ Molecular Devices Corporation (June 2000);

•	Genetic Microsystems, Inc./ Affymetrix, Inc. (September 1999);

•	Molecular Dynamics, Inc./ Amersham Pharmacia Biotech Inc. (August 1998); and

•	PerSeptive Biosystems, Inc./ Applera Corporation (formerly known as Perkin-Elmer Corporation) (August 1997).

      This analysis indicated that the transaction value as a multiple of last twelve-months revenues, adjusted to reflect the change in the index of stocks comprising the public companies listed above in the public companies analysis for Packard BioScience from the date of each transaction to July 12, 2001, ranged from approximately 1.4x to 12.7x, with a mean of approximately 4.1x and a median of approximately 4.6x.

      Based upon the precedent transactions for Packard BioScience and the public companies analysis for PerkinElmer set forth above, JPMorgan calculated an implied exchange ratio by comparing the implied per share equity values of Packard BioScience common stock and PerkinElmer common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.311:

Implied
Comparison	Exchange Ratio

Highest estimated valuation of Packard BioScience common stock to lowest estimated valuation of PerkinElmer common stock	0.476x

Lowest estimated valuation of Packard BioScience common stock to highest estimated valuation of PerkinElmer common stock	0.182x

      Relative Discounted Cash Flow Analysis. JPMorgan performed discounted cash flow analyses for each of Packard BioScience and PerkinElmer using:

•	financial forecasts for Packard BioScience provided by Packard BioScience for years 2001 through 2005, and financial forecasts for PerkinElmer provided by PerkinElmer for years 2001 through 2004, with 2005 extrapolated based on 2004 growth rates and margins; and

•	estimated synergies provided by Packard BioScience.

      JPMorgan calculated a discounted cash flow analysis for Packard BioScience assuming discount rates ranging from 12% to 15%, and terminal multiples of EBIT in the year 2005 ranging from 15.0x to 20.0x, and for PerkinElmer assuming discount rates ranging from 9.0% to 13.0%, and terminal multiples of EBITDA in the year 2005 ranging from 11.0x to 13.0x. Based upon the estimated valuation ranges of Packard BioScience and PerkinElmer set forth above, JPMorgan calculated an implied exchange ratio of a share of PerkinElmer common stock to a share of Packard BioScience common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.311:

Packard BioScience Management Case to PerkinElmer	Implied
Management Case Comparison (without estimated pre-tax synergies)	Exchange Ratio

Highest estimated valuation of Packard BioScience common stock to lowest estimated valuation of PerkinElmer common stock	0.488x

Lowest estimated valuation of Packard BioScience common stock to highest estimated valuation of PerkinElmer common stock	0.237x

Packard BioScience Management Case to PerkinElmer
Management Case Comparison (with estimated pre-tax synergies)

Highest estimated valuation of Packard BioScience common stock to lowest estimated valuation of PerkinElmer common stock	0.441

Lowest estimated valuation of Packard BioScience common stock to highest estimated valuation of PerkinElmer common stock	0.217

      JPMorgan also performed discounted cash flow analyses for each of Packard BioScience and PerkinElmer using financial forecasts for Packard BioScience from publicly available data and research analyst estimates and financial forecasts for PerkinElmer from PerkinElmer management. Using the same discount rates and terminal multiples described above, JPMorgan calculated an implied exchange ratio of a share of PerkinElmer common stock to a share of Packard BioScience common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.311:

Packard BioScience Wall Street Case to PerkinElmer
Management Case Comparison (without estimated pre-tax synergies)

Highest estimated valuation of Packard BioScience common stock to lowest estimated valuation of PerkinElmer common stock	0.179

Lowest estimated valuation of Packard BioScience common stock to highest estimated valuation of PerkinElmer common stock	0.081

Packard BioScience Wall Street Case to PerkinElmer
Management Case Comparison (with estimated pre-tax synergies)

Highest estimated valuation of Packard BioScience common stock to lowest estimated valuation of PerkinElmer common stock	0.162

Lowest estimated valuation of Packard BioScience common stock to highest estimated valuation of PerkinElmer common stock	0.074

      Historical Exchange Ratio Analysis. JPMorgan reviewed the per share daily closing market price movements of Packard BioScience common stock and PerkinElmer common stock for the one-year period ending July 12, 2001, and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of Packard BioScience common stock by those of PerkinElmer common stock and the average of those historical trading ratios for the one-day, one-month, three-month, six-month and one-year periods ending July 12, 2001. The analysis resulted in the following average historical trading ratios for the periods indicated (rounded to the nearest hundredth), compared to the proposed exchange ratio of 0.311:

Period	Mean

July 12, 2001	0.311x

1-month	0.262x

3-month	0.225x

6-month	0.252x

1-year	0.313x

      The highest historical exchange ratio on any single day during the 1-year period was approximately 0.843x, and the lowest historical exchange ratio on any single day during this period was approximately 0.163x, compared to the proposed exchange ratio of 0.311x.

      Contribution Analysis. JPMorgan estimated the contribution of each of Packard BioScience and PerkinElmer to the pro forma combined company with respect to revenue, earnings before interest, taxes and amortization, which is referred to as EBITA, and earnings for fiscal years 2001 and 2002 using financial forecasts for Packard BioScience provided by Packard BioScience and for PerkinElmer provided by PerkinElmer. The analysis showed that Packard BioScience would contribute approximately the following percentages of estimated revenues, EBITA and earnings in 2001 and 2002:

	Revenues	EBITA	Earnings

2001	10.3%	8.9%	4.8%

2002	11.5%	9.6%	7.2%

compared to the approximately 17.6% pro forma ownership of the combined company by Packard BioScience stockholders.

      Based upon the contribution analysis set forth above, JPMorgan calculated an implied exchange ratio of a share of PerkinElmer common stock to a share of Packard BioScience common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest thousandth), in each case compared to the proposed exchange ratio of 0.311:

Implied
Comparison	Exchange Ratio

Highest estimated valuation of Packard BioScience common stock to lowest estimated valuation of PerkinElmer common stock	0.311x

Lowest estimated valuation of Packard BioScience common stock to highest estimated valuation of PerkinElmer common stock	0.073x

      Pro Forma Analysis. JPMorgan also analyzed certain pro forma effects resulting from the merger, including the potential impact of the merger on forecasted earnings per share of PerkinElmer following the merger, using earnings per share forecasts for Packard BioScience and PerkinElmer provided by the managements of Packard BioScience and PerkinElmer, respectively, for fiscal years 2002 and 2003. The following table reflects the accretion/ dilution analysis assuming varying levels of synergies, 50% of which are achieved in 2002 and 100% of which are achieved in 2003:

$30 Million of Estimated Pre-Tax Synergies	2002E	2003E

Accretion/(dilution)(%)	(3.9)%	2.2%

$40 Million of Estimated Pre-Tax Synergies	2002E	2003E

Accretion/(dilution)(%)	(2.4)%	4.7%

$50 Million of Estimated Pre-Tax Synergies	2002E	2003E

Accretion/(dilution)(%)	(1.0)%	7.2%

      The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

      None of the public companies used in the public companies analysis described above is identical to Packard BioScience or PerkinElmer, and none of the precedent transactions used in the precedent transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Packard BioScience with respect to the merger and deliver an opinion to the Packard BioScience board of directors with respect to the exchange ratio in the merger on the basis of such experience and its familiarity with Packard BioScience.

      For services rendered in connection with the merger and the delivery of its opinion, Packard BioScience has agreed to pay JPMorgan a fee equal to 0.70% of the aggregate consideration paid at the closing of the merger, measured at the date of closing of the merger and including Packard BioScience debt assumed by PerkinElmer, payable upon the closing of the merger. In addition, Packard BioScience has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.

      In the past, JPMorgan and its affiliates, in the ordinary course of business, have from time to time provided investment banking and commercial banking services to Packard BioScience and PerkinElmer, respectively, for which JPMorgan received usual and customary compensation, and in the future may continue to provide such services. An affiliate of JPMorgan holds a limited partnership interest in Stonington Capital Appreciation Fund 1994, L.P., representing approximately 0.75% of the total capital commitments in the fund.

      In addition, in the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Packard BioScience or PerkinElmer for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of Certain Persons in the Merger

      When Packard BioScience stockholders consider the recommendation of the board with respect to the merger, they should be aware that some officers and directors of Packard BioScience have interests in connection with the merger that are different from, or in addition to, the interests of the Packard BioScience stockholders, as summarized below. In making their decision to recommend the merger, the

Packard BioScience board was aware of these interests and considered them among the other matters described above under the section entitled “The Merger — Packard BioScience’s Reasons for the Merger.”

      Employment Agreements. Packard BioScience has entered into employment agreements with Emery G. Olcott, Franklin R. Witney, Ben D. Kaplan, Staf C. van Cauter, and Timothy O. White, Jr. Each of the employment agreements provides for an initial employment term of two years, except for an initial employment term of three years in the case of Mr. Kaplan. Under each employment agreement, the initial employment term is automatically extended for additional 25-month terms (13-month terms for Dr. Witney and Mr. van Cauter) on a specified initial renewal date and on the first day of each calendar month that follows the initial renewal date, unless Packard BioScience affirmatively gives 60 days notice that it will not be renewing the agreement on a renewal date. The initial renewal date has already occurred for each of the executives other than Dr. Witney, whose initial employment term continues until December 18, 2002, and whose initial renewal date is December 18, 2001 (see a description of Dr. Witney’s new employment arrangement with PerkinElmer described below).

      Under these employment agreements, upon a termination of the executive’s employment by Packard BioScience other than for “cause,” “death” or “disability,” or upon a termination of employment by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to an amount in cash equal to the sum of: (i) the accrued annual base salary as of the date of termination; (ii) a pro rata portion of the target annual bonus accrued to the date of termination and any other accrued but unpaid annual bonuses; (iii) accrued vacation pay and deferred compensation not yet paid; (iv) annual base salary and annual bonus amounts for the remainder of the employment term (or, in the case of Dr. Witney, for the longer of the remainder of his employment term or 180 days); and (v) additional contributions to the thrift savings plan, if any, to which the executive would have been entitled had his employment continued for a period of two years (three years in the case of Mr. Olcott) after the date of termination. In addition, the executive would be entitled to participate in all welfare benefit plans for a period of two years (three years in the case of Mr. Olcott) after the date of termination on terms at least as favorable as those that would have been applicable had his employment not been terminated (or, if such benefit plans are not available, the executive will receive a cash payment of comparable value), and, to the extent that any form of compensation or benefits is not fully vested, the executive would be credited with additional service of two years (three years in the case of Mr. Olcott and Dr. Witney) after the date of termination. Mr. Olcott would additionally be entitled to continue to receive all perquisites that he had been receiving at the time of the termination of his employment, for a period of three years.

      In addition, the executive would be entitled to a “gross up” payment reimbursing the executive on an after-tax basis for any excise tax liability incurred by the executive with respect to payments made in connection with a change of control under the agreement, unless a reduction of less than $30,000 in the payments due to the executive would result in the avoidance of the excise tax, in which case the payments would be so reduced. Both Packard BioScience and PerkinElmer have agreed in the merger agreement that consummation of the merger will trigger the right in the employment agreements of Messrs. Olcott, Kaplan, van Cauter, and White to terminate employment for “good reason.” If these executive officers were to terminate employment for “good reason” immediately upon consummation of the merger, and assuming that consummation of the merger occurs on December 31, 2001, they would be entitled to the following approximate severance amounts under their contracts. These amounts do not include any accrued base salary, vacation, or deferred compensation, any welfare benefits continuation or accelerated vesting, or any gross-up payments:

• Mr. Olcott	$1,735,500;

• Mr. Kaplan	$934,500;

• Mr. van Cauter	$382,500;	and

• Mr. White	$586,000.

      Each of the employment agreements (other than those of Messrs. Kaplan and White) provides that, during the employment of the executives and for a stated period after the termination of the employment term, each executive will not solicit any of our employees or compete with us. In consideration for such noncompetition and nonsolicitation covenants, Packard BioScience will pay to each executive one-half of the sum of his annual base salary and his target annual bonus (100% in the case of Mr. Olcott), such amount payable in equal monthly installments during the portion of the relevant restricted period following the date of termination.

      Witney Employment Agreement. In connection with the merger, PerkinElmer and Dr. Witney entered into a new employment arrangement, contingent upon consummation of the merger. This new arrangement will supersede Dr. Witney’s present employment agreement with Packard BioScience, described above, upon completion of the merger. The new employment arrangement generally retains the obligation of Packard BioScience to provide excise tax “gross up” payments to Dr. Witney in the event that he becomes subject to change of control related excise taxes with respect to payments and benefits Dr. Witney receives in connection with the merger, with PerkinElmer and Packard BioScience as joint obligors.

      The new arrangement provides for Dr. Witney’s employment as a Vice President of PerkinElmer, effective upon completion of the merger. Dr. Witney will receive a starting annual base salary of $300,000. In addition, he will be provided with a stock option grant to purchase 150,000 shares of PerkinElmer common stock under the PerkinElmer, Inc. 2001 Incentive Plan, with a grant price equal to the average of the high and the low price of PerkinElmer common stock on the date of the grant (the date Dr. Witney accepted the offer, July 12, 2001), which will vest generally on a performance basis. PerkinElmer will grant Dr. Witney 5,000 restricted shares of PerkinElmer common stock that will also vest on a performance basis. Dr. Witney will be granted an additional 15,000 restricted shares of PerkinElmer common stock that will vest one year from the closing date of the merger. Dr. Witney’s employment arrangement will have a one-year term, renewable on a yearly basis by the board of directors of PerkinElmer. Dr. Witney will be eligible to participate in any and all bonus, benefit, pension, compensation, and option plans which, pursuant to PerkinElmer policy, are available to persons in similar positions within PerkinElmer. In addition, PerkinElmer has agreed to provide Dr. Witney with a company-paid apartment in the Boston area with a lease cost of up to $3,500 a month.

      Dr. Witney’s employment agreement provides for certain benefits in the event PerkinElmer experiences a change of control (as defined in the agreement). Under such a circumstance, PerkinElmer will continue to employ Dr. Witney in a management position for three years following the date of the change of control. The agreement also provides that if Dr. Witney is terminated other than for “cause” (as defined in the agreement) during the three years following the change of control of PerkinElmer, or if Dr. Witney terminates his employment for “good reason” (as defined in the agreement) within this three-year period, Dr. Witney will be entitled to receive a lump-sum severance payment generally equal to the sum of (1) his unpaid base salary through the date of termination, (2) a pro rata bonus for the year of termination and (3) three times the sum of his annual base salary plus any bonus or incentive payments received by Dr. Witney in the last full fiscal year of PerkinElmer. Also, for this three-year period, Dr. Witney will be eligible to participate in all employee benefit plans and arrangements of PerkinElmer to the same extent and on the same terms as were effective immediately prior to his termination. An additional excise tax “gross-up” payment would be required under the employment agreement to compensate Dr. Witney in the event that any golden parachute excise taxes are levied upon him in connection with a change of control of PerkinElmer.

      Accelerated Vesting of Stock Options and Restricted Stock. Pursuant to Packard BioScience’s 2000 Stock Incentive Plan and Non-Employee Director Option Compensation Plan, all stock options held by Packard BioScience employees and directors will fully vest upon consummation of the merger. The restrictions upon all restricted stock granted under Packard BioScience’s 2000 Stock Incentive Plan will lapse upon consummation of the merger. Messrs. Olcott, Witney, Kaplan, van Cauter, and White currently hold, respectively, 136,250, 131,250, 72,000, 34,000 and 45,450 unvested Packard BioScience options, all of which will vest upon consummation of the merger (to the extent that they do not vest sooner in accordance with their normal vesting schedules). Dr. Witney holds 100,000 shares of Packard BioScience restricted stock, the restrictions upon which will lapse upon consummation of the merger (to the extent that they do not lapse sooner in accordance with their normal vesting schedules).

      Retention Bonuses. In connection with the merger, Packard BioScience is implementing a retention bonus program to encourage certain employees to remain with Packard BioScience until and shortly after the merger, and has set aside approximately $6,600,000 for this retention program. Pursuant to this program, it is currently anticipated that Dr. Witney will receive a bonus of approximately $900,000 if he remains employed by Packard BioScience through the date of the consummation of the merger. No other executive officers of Packard BioScience will participate in the retention program.

      401(k) Plan. The merger agreement grants PerkinElmer the right to require that Packard BioScience terminate its 401(k) Plan immediately prior to the consummation of the transaction. If the 401(k) Plan is so terminated, all unvested employer matching contributions to the plan will immediately vest upon such termination, pursuant to the terms of the plan. As of July 27, 2001, Mr. White held unvested matching contributions with an approximate value of $4,068.39. Mr. White is the only executive officer of Packard BioScience who has unvested employer matching contributions to the plan.

      Indemnification. The merger agreement provides that PerkinElmer will indemnify Packard BioScience officers and directors against matters existing or occurring at or prior to the effective time of the merger for six years after the merger. See the section entitled “The Merger Agreement — Covenants of PerkinElmer and Packard BioScience — Director and Officer Indemnification.”

      Interests of Other Stockholders. Stonington Capital Appreciation 1994 Fund, L.P., Packard BioScience’s largest stockholder, entered into a stockholder’s agreement with PerkinElmer in connection with the merger.

      Under the stockholder’s agreement, Stonington is obligated to vote 30,898,890 shares of Packard BioScience common stock, and to direct the vote of 1,123,590 shares of Packard BioScience common stock over which Stonington has the power to direct the vote, in favor of the adoption of the merger agreement. Stonington has also agreed not to transfer any of the shares that it owns and not to consent to the transfer of the shares over which it has the power to direct the vote, as long as the Packard BioScience board of directors does not withdraw or knowingly modify in a material adverse manner its recommendation of the merger in response to a superior proposal in accordance with, and subject to the limitations of, the merger agreement. In addition, Stonington is entitled to registration rights with respect to the PerkinElmer stock it would receive in the merger and may nominate one director to the PerkinElmer board of directors.

      Richard T. McKernan, Virginia J. McKernan, Barbara P. Olcott, Emery G. Olcott, the Timothy S. Olcott Trust, Timothy O. White, Jr. and Franklin R. Witney have also each entered into voting agreements with PerkinElmer, which require them to vote a total of 2,374,875 shares of Packard BioScience common stock owned by them to adopt the merger agreement, as long as the Packard BioScience board of directors does not withdraw or knowingly modify in a material adverse manner its recommendation of the merger in response to a superior proposal in accordance with, and subject to the limitations of, the merger agreement. See the section entitled “Related Agreements — Stockholder and Voting Agreements.”

      In addition, PerkinElmer and Mr. Olcott have discussed the possibility of entering into a consulting arrangement, under which Mr. Olcott would provide consulting services related to integration issues from the merger.

Treatment of Packard BioScience Common Stock

      In the merger, each share of Packard BioScience common stock will be converted into the right to receive 0.311 of a share of PerkinElmer common stock.

      Holders of Packard BioScience common stock should not send in any certificates representing Packard BioScience common stock. Following the effective time of the merger, holders of Packard BioScience common stock will receive instructions for the surrender and exchange of their stock certificates.

Accounting Treatment of the Merger

      In accordance with the recently issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, PerkinElmer will use the purchase method of accounting for a business combination to account for the merger, as well as the new accounting and reporting regulations for goodwill and other intangibles. Under these methods of accounting, the assets and liabilities of Packard BioScience, including all intangible assets, will be recorded at their respective fair values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. The financial position, results of operations and cash flows of Packard BioScience will be included in PerkinElmer’s financial statements prospectively as of the completion of the merger.

Effect on PerkinElmer Stock Options and Warrants

      No adjustment to any outstanding PerkinElmer stock options or warrants will occur as a result of the merger.

Regulatory Approvals

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, PerkinElmer may not complete the acquisition of shares of Packard BioScience common stock in the merger until notifications have been furnished to the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice and the required waiting periods have been satisfied or terminated. The obligation to file falls upon PerkinElmer, as the acquiring company, and upon Stonington Capital Appreciation 1994 Fund, L.P., due to its control of Packard BioScience, the acquired company. This control, as defined by the pre-merger notification rules promulgated by the Federal Trade Commission, derives from Stonington’s ability to designate 50% or more of the directors of Packard BioScience. The initial waiting period is 30 days after both PerkinElmer and Stonington have filed their required pre-merger notification and report forms. In addition, the Federal Trade Commission or the Antitrust Division may issue, during the initial waiting period, a second request, requiring PerkinElmer and Stonington to submit additional information and documentary materials. If such a second request were to be issued, it would extend the waiting period until a date 30 days after PerkinElmer and Stonington substantially complied with their obligations under the second request. However, if either the initial or second 30-day period ends on a weekend or legal holiday, then the waiting period is extended to the next business day. PerkinElmer and Stonington each filed a pre-merger notification and report form with the Federal Trade Commission and the Antitrust Division on July 20, 2001. In addition, prior to closing the merger, PerkinElmer and Packard BioScience must make any necessary filings with, and satisfy any applicable waiting periods imposed by, foreign and other antitrust authorities where the failure to file or satisfy would reasonably be expected to result in a material adverse effect on PerkinElmer or Packard BioScience.

      At any time before the effective time of the merger, the Antitrust Division, the Federal Trade Commission or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger, to cause PerkinElmer to divest itself, in whole or in part, of the surviving corporation of the merger or of businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, PerkinElmer will prevail. The obligations of PerkinElmer and Packard BioScience to complete the merger is subject to the condition that any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or terminated. See the section entitled “The Merger Agreement — Conditions to Obligations to Complete the Merger.”

Material United States Federal Income Tax Considerations

      The discussion below summarizes the anticipated material United States federal income tax considerations generally applicable to United States holders of Packard BioScience common stock who, pursuant to the merger, exchange their Packard BioScience common stock solely for PerkinElmer common stock and cash in lieu of fractional shares. This discussion is based on current provisions of the Internal Revenue Code of 1986, currently applicable United States Treasury regulations and judicial and administrative decisions and rulings. This discussion is not binding on the Internal Revenue Service. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this discussion, and these changes or interpretations could be retroactive and could affect the tax consequences of the merger to PerkinElmer, Packard BioScience and the stockholders of Packard BioScience.

      The discussion below does not deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign individuals and entities, stockholders who hold their stock as part of a hedge, appreciated financial position, constructive sale, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not such transactions are undertaken in connection with the merger or the consequences of the assumption by PerkinElmer of outstanding Packard BioScience stock options.

      The following discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other tax consequences of the merger. In addition, the discussion does not address the tax consequences that may vary with a stockholder’s individual circumstances.

      Holders of Packard BioScience common stock are urged to consult their tax advisors as to the particular tax consequences to them as a result of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

      The parties have structured the merger so that it is anticipated that the merger will be a reorganization for federal income tax purposes. Completion of the merger is conditioned on PerkinElmer’s receipt of an opinion from Hale and Dorr LLP and Packard BioScience’s receipt of an opinion from Wachtell, Lipton, Rosen & Katz to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. The opinions of Hale and Dorr LLP and Wachtell, Lipton, Rosen & Katz will be based on the facts, representations and assumptions set forth or referred to in the opinions, including representations contained in certificates executed by officers of PerkinElmer and Packard BioScience. The opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought.

      Assuming the merger is treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code, subject to the limitations and qualifications referred to in this discussion, the following tax consequences will result:

•	No gain or loss will be recognized by PerkinElmer or Packard BioScience solely as a result of the merger;

•	No gain or loss will be recognized by the holders of Packard BioScience common stock upon the receipt of PerkinElmer common stock solely in exchange for Packard BioScience common stock in the merger, except with respect to cash received in lieu of fractional shares of PerkinElmer common stock;

•	Cash payments received by holders of Packard BioScience common stock in lieu of fractional shares of PerkinElmer common stock generally will be treated as capital gain or loss measured by the difference between the cash payment received and the portion of the tax basis in the Packard BioScience common stock surrendered that is allocable to the fractional share. Any gain or loss will be long-term capital gain or loss if the stockholder has held the Packard BioScience common stock for more than one year at the effective time of the merger;

•	The total tax basis of a Packard BioScience stockholder in the PerkinElmer common stock received in exchange for Packard BioScience common stock in the merger will be the same as the total tax basis of the Packard BioScience common stock surrendered in the exchange, reduced by the amount of any tax basis allocable to any fractional share for which cash is received; and

•	The holding period of the PerkinElmer common stock received by each Packard BioScience stockholder in the merger will include the holding period for the Packard BioScience common stock surrendered in the exchange if the Packard BioScience common stock surrendered is held as a capital asset at the effective time of the merger.

      A successful Internal Revenue Service challenge to the “reorganization” status of the merger would generally result in a Packard BioScience stockholder recognizing gain or loss with respect to shares of Packard BioScience common stock surrendered in the merger equal to the difference between the Packard BioScience stockholder’s basis in those shares and the fair market value, as of the effective time of the merger, of the PerkinElmer common stock received in exchange for those shares. In the event of a successful challenge, a Packard BioScience stockholder’s total tax basis in the PerkinElmer common stock received generally would equal its fair market value as of the effective time of the merger, and the Packard BioScience stockholder’s holding period for the stock would begin the day after the merger.

      In connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part, PerkinElmer has received an opinion of Hale and Dorr LLP and Packard BioScience has received an opinion of Wachtell, Lipton, Rosen & Katz to the effect that the foregoing discussion under “Material United States Federal Income Tax Considerations,” insofar as it describes the United States federal income tax consequences of the merger, is accurate in all material respects. Those legal opinions are included as exhibits 8.1 and 8.2 to the registration statement.

Resales of PerkinElmer Common Stock Issued in Connection with the Merger; Affiliate Agreements

      PerkinElmer common stock issued in connection with the merger will be freely transferable, except that shares of PerkinElmer common stock received by persons who are deemed to be “affiliates,” as the term is defined by Rule 144 under the Securities Act, of Packard BioScience or become “affiliates” of PerkinElmer following the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

No Appraisal Rights

      PerkinElmer stockholders and Packard BioScience stockholders are not entitled to exercise dissenter’s or appraisal rights as a result of the merger or to demand payment for their shares under applicable law.

Delisting and Deregistration of Packard BioScience Common Stock Following the Merger

      If the merger is completed, Packard BioScience’s common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

THE MERGER AGREEMENT

      The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this summary. While we believe that this summary covers the material terms of the merger agreement, this summary may not contain all of the information that is important to Packard BioScience stockholders and PerkinElmer stockholders. We urge all Packard BioScience stockholders and PerkinElmer stockholders to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger and related matters.

General

      Following the adoption of the merger agreement by the stockholders of Packard BioScience, the approval by PerkinElmer stockholders of the issuance of PerkinElmer common stock to the stockholders of Packard BioScience and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of PerkinElmer named “Pablo Acquisition Corp.” will be merged into Packard BioScience. Packard BioScience will be the surviving entity of the merger and will then be a wholly-owned subsidiary of PerkinElmer. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware.

The Exchange Ratio and Treatment of Packard BioScience Common Stock

      At the effective time of the merger, each issued and outstanding share of Packard BioScience common stock will be converted into the right to receive 0.311 of a share of PerkinElmer common stock. However, shares of Packard BioScience common stock held in the treasury of Packard BioScience or by any of its wholly-owned subsidiaries and shares held by PerkinElmer or any of its wholly-owned subsidiaries will be canceled without conversion. The exchange ratio will be adjusted for any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other similar change with respect to PerkinElmer common stock or Packard BioScience common stock, occurring after the date of the merger agreement and before the effective time.

      Based on the exchange ratio of 0.311 and the number of shares of Packard BioScience common stock outstanding on [          ], 2001, a total of approximately [     ] shares of PerkinElmer common stock will be issued in the merger.

Treatment of Packard BioScience Stock Options

      At the effective time of the merger, PerkinElmer will assume Packard BioScience’s stock option plans (other than its Employee Stock Purchase Plan, which will be terminated) and each outstanding option to purchase shares of Packard BioScience common stock, which will then be options to purchase shares of PerkinElmer common stock. All unexercisable Packard BioScience stock options will become fully exercisable as a result of the merger. The number of shares of PerkinElmer common stock issuable upon the exercise of Packard BioScience stock options assumed by PerkinElmer in the merger will be adjusted by multiplying the number of shares of Packard BioScience common stock subject to the stock option prior to the merger by the exchange ratio of 0.311. The number of shares issuable upon the exercise of stock options assumed by PerkinElmer in the merger will be rounded up to the nearest whole number.

      The exercise price per share under each Packard BioScience stock option will also be adjusted by dividing the exercise price per share for the Packard BioScience common stock subject to the stock option prior to the merger by the exchange ratio of 0.311. The exercise price of stock options assumed by PerkinElmer in the merger will be rounded down to the nearest whole cent.

      PerkinElmer has reserved for issuance a sufficient number of shares of its common stock for delivery if a Packard BioScience optionholder exercises its options as described above. After the effective time of the merger, PerkinElmer will file a registration statement on Form S-8 with respect to the assumed Packard BioScience stock options. During the period that any options remain outstanding, PerkinElmer will use commercially reasonable efforts to maintain the effectiveness of this registration statement on Form S-8.

Exchange of Certificates

      Exchange Agent; Exchange Procedures; No Further Ownership Rights. As soon as reasonably practicable after the effective time of the merger, PerkinElmer’s exchange agent will mail to each record holder of Packard BioScience common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive certificates representing shares of PerkinElmer common stock, cash in lieu of any fractional shares of PerkinElmer common stock, and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of Packard BioScience common stock will be canceled.

      After the effective time of the merger, under the merger agreement, each certificate representing shares of Packard BioScience common stock that has not been surrendered will only represent the right to receive:

•	shares of PerkinElmer common stock;

•	cash in lieu of any fractional shares of PerkinElmer common stock; and

•	any dividends or distributions on shares of PerkinElmer common stock after the effective time of the merger.

Following the effective time of the merger, Packard BioScience will not register any transfers of shares of Packard BioScience common stock on its stock transfer books.

      No Fractional Shares. PerkinElmer will not issue any fractional shares of PerkinElmer common stock in the merger. Instead, each holder of shares of Packard BioScience common stock converted in connection with the merger who would otherwise be entitled to receive a fraction of a share of PerkinElmer common stock will receive cash, without interest, in an amount equal to the product of the fractional share multiplied by the weighted average of the per share selling price of PerkinElmer common stock on the New York Stock Exchange during the ten consecutive trading days ending on the last trading day prior to the effective time of the merger. As of the effective time of the merger, PerkinElmer will deposit with its exchange agent the shares of PerkinElmer common stock issuable in connection with the merger and cash in an amount sufficient to cover any payment in lieu of fractional shares or any dividends or distributions.

      Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made on or after the effective time of the merger with respect to shares of PerkinElmer common stock will be paid to the holder of any unsurrendered Packard BioScience certificate with respect to the shares of PerkinElmer common stock that the holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid to the holder until the holder surrenders its Packard BioScience certificate. Upon surrender of the certificate, PerkinElmer will pay to the record holder of the certificate, without interest, any dividends or distributions with respect to the shares of PerkinElmer common stock which have a record date on or after the effective time of the merger and have become payable between the effective time of the merger and the time of surrender.

      Lost, Stolen or Destroyed Certificates. If any certificate representing shares of Packard BioScience common stock is lost, stolen or destroyed, a Packard BioScience stockholder must provide an appropriate affidavit of that fact to PerkinElmer. PerkinElmer may also require the Packard BioScience stockholder to deliver a bond as indemnity against any claim that may be made against PerkinElmer with respect to any certificates alleged to have been lost, stolen or destroyed. Only upon receipt of the affidavit, and bond, if requested, will PerkinElmer’s exchange agent issue the shares of PerkinElmer common stock, any cash payable for fractional shares, and any dividends or distributions that have become payable between the effective time of the merger and the time of surrender.

      Holders of Packard BioScience common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

Representations and Warranties

      The merger agreement contains representations and warranties of PerkinElmer, Pablo Acquisition Corp. and Packard BioScience. These include:

•	their organization, existence, good standing, corporate power and similar corporate matters;

•	their capitalization;

•	the authorization, execution, delivery, and performance and the enforceability of the merger agreement and related matters;

•	the absence of conflicts, violations and defaults under their corporate charters and by-laws and other agreements and documents;

•	required governmental and third-party consents;

•	their respective board recommendations regarding approval of the merger;

•	the required vote of their respective stockholders;

•	filings with the Securities and Exchange Commission;

•	their respective financial statements;

•	the accuracy of information provided in connection with this joint proxy statement/prospectus;

•	the absence of undisclosed liabilities;

•	the absence of changes in their respective businesses;

•	tax matters;

•	litigation;

•	intellectual property;

•	material contracts;

•	environmental matters;

•	compliance with laws; and

•	permits, licenses and franchise required by government entities.

      Packard BioScience also provided representations relating to:

•	real property;

•	employee benefit plans;

•	labor matters;

•	insurance;

•	warranty service and costs;

•	customers and suppliers;

•	the absence of existing discussions with third parties regarding an acquisition proposal;

•	receipt of an opinion from its financial advisor;

•	the actions by Packard BioScience’s board of directors making the Delaware antitakeover statute inapplicable to the merger; and

•	brokers and related fees.

      PerkinElmer and Pablo Acquisition Corp. also provided representations relating to the operations of Pablo Acquisition Corp. The representations and warranties of the parties to the merger agreement will not survive the consummation of the merger.

Covenants of PerkinElmer and Packard BioScience

      Conduct of Packard BioScience’s Business Prior to the Merger. Except as contemplated by the merger agreement or consented to in writing by PerkinElmer, Packard BioScience has agreed that it will carry on its business in the ordinary course and use commercially reasonable efforts, consistent with past practices, to maintain its business organization, assets and properties. Specifically, Packard BioScience has agreed that, with specified exceptions and except as disclosed on the disclosure schedule to the merger agreement, neither it nor any of its subsidiaries will, without the prior written consent of PerkinElmer:

•	declare, set aside or pay any dividends or other distributions on its shares of capital stock;

•	effect a stock split, combine or reclassify any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire shares of its capital stock or any other of its securities;

•	issue any shares of capital stock or any rights, warrants or options to acquire, any shares of capital stock;

•	amend its certificate of incorporation or by-laws;

•	acquire all or a substantial portion of the assets or any stock of any business or other corporate entity;

•	except for the sale of inventory in the ordinary course of business, dispose of or otherwise transfer any material assets having a value in excess of $1,000,000;

•	adopt or implement any stockholder rights plan;

•	enter into an agreement, except for a confidentiality agreement, with respect to any acquisition or disposition of all or substantially all of its assets or securities other than sales of inventory in the ordinary course of business;

•	have indebtedness for borrowed money at any time outstanding in excess of $125,000,000 in the aggregate on a consolidated basis;

•	issue, sell, amend or guarantee any debt securities;

•	make any loans or advances, except routine employee advances in the ordinary course of business, or capital contributions to, or investment in, any other person;

•	enter into hedging agreements or other related financial agreements, except in the ordinary course of business consistent with past practice;

•	make any expenditure with respect to property, plant or equipment other than as set forth in the Packard BioScience capital expenditure budget;

•	make any changes in financial accounting methods, unless required by generally accepted accounting principles;

•	waive or materially adversely modify any confidentiality, standstill or similar agreements;

•	except in the ordinary course of business, knowingly modify, amend or terminate in a material and adverse manner any material contract, or knowingly waive, release or assign any material rights or claims in an adverse manner;

•	enter into any material contract or agreement;

•	license any material intellectual property rights to or from any third party, except on a non-exclusive basis in the ordinary course of business consistent with past practice;

•	except as required to comply with applicable law or agreements, including the merger agreement, plans or arrangements existing as of July 13, 2001:

•	adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan;

•	increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant;

•	amend or accelerate the payment, right to payment or vesting of any compensation or benefits;

•	pay any material benefit not provided for as of July 13, 2001 under any benefit plan; or

•	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

•	make or rescind any material tax election, settle or compromise any material tax liability, or make any material amendment to any tax return, except in the ordinary course of business and so long as any resulting future impacts through December 31, 2000 have been adequately reserved;

•	initiate, compromise or settle in an adverse manner any material litigation or arbitration proceeding;

•	take any action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986;

•	open or close any material facility or office, except in the ordinary course of business; or

•	take any action that would make any representation or warranty of Packard BioScience materially incorrect or materially impair the satisfaction of the conditions to the merger.

      Conduct of PerkinElmer’s Business Prior to the Merger. Except as contemplated by the merger agreement, PerkinElmer has agreed that it will use commercially reasonable efforts consistent with past practice to maintain its business organization. In addition, PerkinElmer has agreed that neither it nor its subsidiaries will:

•	make any amendment to its articles of organization that changes the fundamental attributes of PerkinElmer common stock;

•	make any material changes to the certificate of incorporation of Pablo Acquisition Corp.;

•	with specified exceptions, make, declare or pay any extraordinary cash dividend;

•	take any action that affects Packard BioScience’s stockholders disproportionately and materially adversely as compared to the current stockholders of PerkinElmer;

•	take any action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986; or

•	knowingly take any action or knowingly omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding, or that would reasonably be expected to prevent, materially delay or materially impede, the consummation of the merger.

      Packard BioScience is Restricted from Trying to Sell to Another Party. Packard BioScience has agreed that until the effective time of the merger or the termination of the merger agreement, whichever first occurs, it will not and will not cause, authorize or permit any of its subsidiaries, affiliates or its or their representatives to, directly or indirectly:

•	solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal including approving any transaction, or any person becoming an interested stockholder, under the business combination with interested stockholder provision of Delaware law; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to or cooperate in any way with any acquisition proposal.

      Packard BioScience also agreed to cease all discussions and negotiations that commenced on or before the date the merger agreement was signed regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal. Packard BioScience also agreed to notify PerkinElmer promptly and orally, with written confirmation to follow within 24 hours, of the occurrence of any acquisition proposal or request for nonpublic information in connection with any acquisition proposal by any person that Packard BioScience has knowledge may be considering making or has made, including specified information regarding the proposal. Packard BioScience also agreed to keep PerkinElmer informed, on a prompt basis, of the status of any such acquisition proposal or request.

      An “acquisition proposal” is, other than the merger described in this joint proxy statement/prospectus:

•	any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Packard BioScience and its subsidiaries taken as a whole;

•	any proposal for the issuance by Packard BioScience or any of its subsidiaries of over 20% of its equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of Packard BioScience.

      However, in response to an acquisition proposal that did not result from a breach of the restrictions described above, Packard BioScience may furnish information with respect to Packard BioScience to any person or their representative making an acquisition proposal, and engage in discussions or negotiations with such person or their representative, pursuant to a customary confidentiality agreement at least as materially restrictive of the other party as the confidentiality agreement between Packard BioScience and PerkinElmer, which need not contain standstill provisions, that the board of directors of Packard BioScience determines, in good faith and after consultation with its outside legal counsel and financial advisors, is reasonably likely to result in a superior proposal. A “superior proposal” is any unsolicited, bona fide written proposal made by a third party to acquire substantially all of the equity securities or assets of Packard BioScience pursuant to a tender or exchange offer, a merger, a consolidation or sale of its assets that is:

•	more favorable from a financial point of view to the holders of Packard BioScience common stock than the transactions contemplated by the merger agreement, taking into account all terms and conditions of the proposal and the merger agreement, including any PerkinElmer proposal to amend the agreement, as determined by the Packard BioScience board of directors in good faith and on the advice of a nationally recognized independent financial advisor; and

•	reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal or other aspects of the proposal.

      However, a proposal to acquire less than substantially all but at least a majority of Packard BioScience’s equity securities may be a superior proposal as long as the other provisions of the above definition are satisfied and the Packard BioScience board of directors determines in its good faith judgment, based on the advice of a nationally recognized independent financial advisor, that the value of the proposal, together with the fair market value of the Packard BioScience common stock to be retained by Packard BioScience stockholders, is more favorable from a financial point of view to stockholders than the merger agreement.

      In addition, Packard BioScience is not prohibited from taking and disclosing to its stockholders a position with respect to a tender offer or from making other disclosure to its stockholders if, in the good faith judgment of the Packard BioScience board of directors, based on advice from outside legal counsel, failure to disclose would be inconsistent with its obligations under law.

      In addition, Packard BioScience has agreed that neither its board of directors nor any committee thereof will, until the effective time of the merger or the termination of the merger agreement, whichever first occurs:

•	withdraw or propose to withdraw or knowingly modify in any material adverse manner or propose to knowingly modify in any material adverse manner, the approval or recommendation of the merger agreement or the merger by the board of directors of Packard BioScience or any committee thereof;

•	cause or permit Packard BioScience to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to an acquisition proposal, other than a permitted confidentiality agreement; or

•	adopt, approve or recommend, or propose to adopt, approve or recommend, any acquisition proposal.

      However, the board of directors of Packard BioScience or any committee thereof may withdraw or knowingly modify in a material adverse manner its approval or recommendation if it:

•	determines, in good faith and after consultation with its outside legal counsel and financial advisors, that an acquisition proposal constitutes a superior proposal as to which it intends to enter into a binding written agreement;

•	complies with the notice and other procedural requirements set forth in the merger agreement; and

•	pays the termination fee upon its termination of the merger agreement described below under the caption “— Termination; Expenses and Termination Fees.”

      In addition, the board of directors of Packard BioScience may adopt, approve or recommend, or propose to adopt, approve or recommend, a superior proposal if it complies with the notice and other procedural requirements set forth in the merger agreement and pays the termination fee upon its termination of the merger agreement described below under the caption “—Termination; Expenses and Termination Fees.”

      Stockholders Meetings. Each of PerkinElmer and Packard BioScience has agreed to hold its special meeting of stockholders as promptly as practicable after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective, and in any event within 45 days of effectiveness:

•	for Packard BioScience stockholders to consider and vote on the adoption of the merger agreement; and

•	for PerkinElmer stockholders to consider and vote upon the issuance of the PerkinElmer common stock to Packard BioScience stockholders under the terms of the merger agreement.

      Subject to the good faith determination by the PerkinElmer board of directors that it is required to withdraw its recommendation to comply with its fiduciary duties and to the ability of the Packard BioScience board of directors to withdraw or knowingly modify in a material adverse manner its recommendation of the merger in connection with a superior proposal, each board is obligated to recommend approval of the actions to be considered by their respective stockholders. PerkinElmer, as the sole stockholder of Pablo Acquisition Corp., is obligated to approve the merger agreement.

      Consents; Other Actions. PerkinElmer and Packard BioScience have also agreed to use their respective commercially reasonable best efforts to take all actions, directly or indirectly, in connection with:

•	obtaining any governmental consents, licenses, permits or waivers necessary to consummate the merger, making all necessary filings under any applicable domestic or foreign law, including the federal or state securities laws and executing any additional instruments necessary to consummate the merger;

•	obtaining any governmental clearances or approvals required under federal, state or foreign antitrust laws in order to consummate the transactions contemplated by the merger agreement;

•	defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement; and

•	obtaining specified third party consents that are required to consummate the transactions contemplated by the merger agreement.

      If required to obtain clearances or approvals of the merger under federal, state or foreign antitrust laws, PerkinElmer has agreed to divest assets of PerkinElmer or Packard BioScience, or of any of their subsidiaries, that generated $30 million or less of the total consolidated sales of PerkinElmer and Packard BioScience in fiscal year 2000.

      Stock Exchange Listing. PerkinElmer has agreed to use commercially reasonable best efforts to cause the shares of PerkinElmer common stock that will be issued in the merger to be listed on the New York Stock Exchange. Packard BioScience agreed to use reasonable best efforts to continue the quotation of its common stock on The Nasdaq National Market during the term of the merger agreement.

      Reorganization. PerkinElmer and Packard BioScience have each agreed to use commercially reasonable best efforts to cause the merger to be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986. PerkinElmer and Packard BioScience adopted the merger agreement as a plan of reorganization.

      Employee Matters. The surviving company in the merger has agreed to honor all Packard BioScience employee plans, other than its employee stock purchase plan, subject to any amendment or termination permitted by such plans.

      In addition, PerkinElmer has agreed to:

•	provide compensation, including employee benefits, to Packard BioScience’s U.S. employees that is, in the aggregate, not materially less favorable than the compensation PerkinElmer provides to its similarly situated U.S. employees; and

•	provide compensation, including employee benefits, to Packard BioScience’s non-U.S. employees that is, in the aggregate, not materially less favorable than the compensation PerkinElmer provides to its similarly situated non-U.S. employees or the compensation that Packard BioScience provides them prior to the merger.

      PerkinElmer has agreed that certain Packard BioScience executives will have “good reason” to terminate employment upon consummation of the merger and receive maximum severance. See the section entitled “The Merger — Interests of Certain Persons in the Merger.” Packard BioScience’s employee stock purchase plan will terminate immediately prior to consummation of the merger, and participants in the plan will then be entitled to exercise their options for the final plan cycle to purchase shares of Packard BioScience common stock.

      Appointment to PerkinElmer Board of Directors. At the effective time of the merger, PerkinElmer will appoint Alexis P. Michas, as a designee of Stonington Capital Appreciation 1994 Fund, L.P., to the PerkinElmer board of directors. See the section entitled “Related Agreements — Stockholder and Voting Agreements.”

      Director and Officer Indemnification. PerkinElmer has agreed that, for a period of six years following the effective time of the merger, PerkinElmer will indemnify the present and former directors and officers of Packard BioScience to the extent that such obligation exists under the General Corporation Law of the State of Delaware or under the certificate of incorporation or by-laws of Packard BioScience as of the date of the merger agreement. PerkinElmer has also agreed to cause Packard BioScience, for six years after the merger, to maintain in effect, with specified exceptions, a directors’ and officers’ liability insurance policy covering those persons who were covered by the directors’ and officers’ liability insurance policy of Packard BioScience on July 13, 2001, with coverage in amount and scope at least as favorable to such persons as the current coverage provided by Packard BioScience, provided that PerkinElmer will not be required to expend in excess of 200% of the annual premium currently paid by Packard BioScience for such coverage.

      Notification. PerkinElmer and Packard BioScience have agreed to use commercially reasonable best efforts to give reasonably prompt notice to one another of any event that would be likely to result in a breach of any representation or warranty contained in the merger agreement or the failure of any covenant, condition or agreement in the merger agreement to be complied with.

Conditions to Obligations to Complete the Merger

      The obligations of both PerkinElmer and Packard BioScience to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the Packard BioScience stockholders must have adopted the merger agreement;

•	the PerkinElmer stockholders must have approved the issuance of PerkinElmer common stock to former stockholders of Packard BioScience in connection with the merger;

•	all applicable waiting periods under the Hart-Scott-Rodino Act must have expired or been terminated;

•	PerkinElmer and Packard BioScience must have made all filings and obtained all authorizations, consents, orders and approvals required to be obtained from or filed with any governmental entity which if not obtained or filed would reasonably likely have a material adverse effect on PerkinElmer or Packard BioScience;

•	no court or government agency must have enacted, issued, promulgated, enforced or entered into any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect and that has the effect of making the merger illegal or otherwise prohibiting the merger;

•	the registration statement of which this joint proxy statement/prospectus forms a part must have become effective and not be the subject of a stop order and no proceedings for that purpose can be threatened in writing or initiated; and

•	the listing on the New York Stock Exchange of PerkinElmer common stock that will be issued to Packard BioScience stockholders in the merger must have been approved.

      In addition, the obligations of PerkinElmer and Pablo Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Packard BioScience in the merger agreement must be true and correct as of the date of the merger agreement and, unless they speak as of an earlier date, as of the effective time of the merger, except, other than specified capitalization representations and those that Packard BioScience knew were false when made, where the failure to be true and correct have not and would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Packard BioScience;

•	Packard BioScience must have performed, in all material respects, its obligations required to be performed by it under the merger agreement;

•	PerkinElmer must have received an opinion from Hale and Dorr LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

•	Packard BioScience must have obtained all consents and approvals of third parties specifically identified in the schedules to the merger agreement and all other non-governmental consents that if not obtained would be reasonably likely to result in a material adverse effect on Packard BioScience; and

•	unless such action or proceeding would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Packard BioScience or PerkinElmer, there shall not be instituted or pending any action or proceeding by any governmental entity seeking to restrain, prohibit or otherwise interfere with PerkinElmer’s ability to own or operate the business of Packard BioScience or to own shares of Packard BioScience.

      A material adverse effect on Packard BioScience is any material adverse change, event, circumstance, development or effect on:

•	Packard BioScience’s business, financial condition or results of operations taken as a whole;

•	Packard BioScience’s ability to consummate the merger; or

•	PerkinElmer’s ability to operate Packard BioScience’s business, taken as a whole, immediately after the effective time of the merger;

      However, the following are not taken into account in determining whether there has been a material adverse effect on Packard BioScience:

•	adverse changes in the price of Packard BioScience’s common stock alone;

•	conditions, events or circumstances generally adversely effecting the economies of the countries in which Packard BioScience operates, the United States securities markets or the life sciences industry, so long as these conditions or events do not materially disproportionately affect Packard BioScience taken as a whole;

•	conditions, events or circumstances directly arising out of or directly attributable to a material breach of the merger agreement by PerkinElmer or Pablo Acquisition Corp. or the merger; or

•	conditions, events or circumstances arising out of or directly attributable to the public announcement of the merger agreement or the merger.

      In addition, the obligation of Packard BioScience to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of PerkinElmer and Pablo Acquisition Corp. in the merger agreement must be true and correct as of the date of the merger agreement and, unless they speak as of an earlier date, as of the effective time of the merger, except, other than specified capitalization representations and those representations that PerkinElmer knew were false when made, where the failure to be true and correct have not and would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on PerkinElmer;

•	PerkinElmer and Pablo Acquisition Corp. must have performed, in all material respects, its obligations required to be performed by it under the merger agreement;

•	Packard BioScience must have received an opinion from Wachtell, Lipton, Rosen & Katz to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code; and

•	Alexis P. Michas shall have been elected to serve on the PerkinElmer board of directors as the designee of Stonington Capital Appreciation 1994 Fund, L.P. pursuant to the merger agreement and the stockholder’s agreement described below under the section entitled “Related Agreements — Stockholder and Voting Agreements.”

      A material adverse effect on PerkinElmer is any material adverse change, event, circumstance, development or effect on:

•	PerkinElmer’s business, financial condition or results of operations taken as a whole; or

•	PerkinElmer’s or Pablo Acquisition Corp.’s ability to consummate the merger.

      However, the following are not taken into account in determining whether there has been a material adverse effect on PerkinElmer:

•	adverse changes in the price of PerkinElmer’s common stock alone;

•	conditions, events or circumstances generally adversely effecting the economies of the countries in which PerkinElmer operates, the United States securities markets or the life sciences industry, so long as these conditions or events do not materially disproportionately affect PerkinElmer taken as a whole;

•	conditions, events or circumstances directly arising out of or directly attributable to a material breach of the merger agreement by Packard BioScience or the merger; or

•	conditions, events or circumstances directly arising out of or directly attributable to the public announcement of the merger agreement or the merger.

Termination; Expenses and Termination Fees

  Termination

      The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by mutual written consent. In addition, either PerkinElmer or Packard BioScience may terminate the merger agreement upon written notice to the other party at any time prior to the effective time of the merger under the following circumstances:

•	if the merger is not completed by December 31, 2001, or February 15, 2002 in the event the consummation of the merger is delayed due to the need to obtain antitrust related governmental approvals and consents;

•	if any governmental order, decree, ruling or action permanently restraining, enjoining or otherwise prohibiting the merger shall become final and non-appealable;

•	if the Packard BioScience stockholders do not adopt the merger agreement at a meeting of Packard BioScience stockholders convened for that purpose; or

•	if the PerkinElmer stockholders do not approve the issuance of the PerkinElmer common stock in connection with the merger at a meeting of PerkinElmer stockholders convened for that purpose.

      In addition, Packard BioScience can terminate the merger agreement upon written notice to PerkinElmer if:

•	PerkinElmer or Pablo Acquisition Corp. breaches or fails to perform any representation, warranty, covenant or agreement, which breach or failure to perform would cause the closing conditions relating to the accuracy of PerkinElmer’s representations and warranties and performance of PerkinElmer’s covenants not to be satisfied and is not cured by PerkinElmer within 30 days of receiving written notice of the breach;

•	the PerkinElmer board of directors or a committee of the board of directors withdraws or knowingly modifies in a material adverse manner its recommendation that the PerkinElmer stockholders approve the issuance of PerkinElmer common stock in connection with the merger or fails to reconfirm its recommendation within five days (which may be extended by five additional days under certain circumstances) after Packard BioScience requests it to do so; or

•	the Packard BioScience board of directors, or a committee thereof, before the meeting of Packard BioScience stockholders to consider the merger, provides written notice to PerkinElmer of its bona fide intention to enter in a binding written agreement for a superior proposal, provided that (1) Packard BioScience complied with its obligations not to solicit other acquisition proposals, as described under “— Covenants of PerkinElmer and Packard BioScience — Packard BioScience is Restricted from Trying to Sell to Another Party”, (2) Packard BioScience notifies PerkinElmer in writing of the superior proposal, including the material terms and conditions, (3) PerkinElmer does not make an offer that is as favorable, as determined by the Packard BioScience board of directors in good faith and in consultation with its outside legal counsel and financial advisor, as the superior proposal within two business days of being notified of the superior proposal and (4) Packard BioScience pays the termination fee described below.

      In addition, PerkinElmer can terminate the merger agreement upon written notice if:

•	Packard BioScience breaches or fails to perform any representation, warranty, covenant or agreement, which breach or failure to perform would cause the closing conditions relating to the accuracy of Packard BioScience’s representations and warranties and performance of Packard BioScience’s covenants not to be satisfied and is not cured by Packard BioScience within 30 days of receiving written notice of the breach;

•	the Packard BioScience board of directors or a committee of the board of directors withdraws or knowingly modifies in a material adverse manner its recommendation that the Packard BioScience stockholders adopt the merger agreement or fails to reconfirm its recommendation within five days (which may be extended by five days under certain circumstances) after PerkinElmer requests it to do so; or

•	a third party, other than PerkinElmer or any of its affiliates, becomes the beneficial owner of at least a majority of the outstanding shares of Packard BioScience Common Stock.

      If either PerkinElmer or Packard BioScience terminates the merger agreement because of any of the reasons above, all obligations of the parties under the merger agreement will terminate, except some provisions, including the obligation to pay fees and expenses incurred by either party in connection with the merger and the requirements under a confidentiality agreement. However, no termination shall relieve PerkinElmer or Packard BioScience from liability or damages resulting from willful breach of the merger agreement.

  Expenses

      Generally, PerkinElmer and Packard BioScience will bear their own expenses incurred in connection with the merger. However, PerkinElmer and Packard BioScience will share equally the fees and expenses incurred in connection with preparing, filing and mailing this joint proxy statement/prospectus, other than accountants’ and attorneys’ fees, and the filing fee of PerkinElmer’s pre-merger notification report.

      Packard BioScience has agreed to pay up to $1,500,000 to PerkinElmer as reimbursement for PerkinElmer’s fees and expenses incurred in connection with the merger upon termination:

•	by PerkinElmer or Packard BioScience, because the merger is not completed by December 31, 2001, or February 15, 2002 in the event the consummation of the merger is delayed due to the need to obtain antitrust related governmental approvals and consents, provided the meeting of the Packard BioScience stockholders convened for the purpose of adopting the merger agreement has not occurred and a third party has publicly announced an acquisition proposal with respect to Packard BioScience that remains outstanding at the time of termination; or

•	by PerkinElmer or Packard BioScience, if the Packard BioScience stockholders do not adopt the merger agreement at a meeting of Packard BioScience stockholders convened for that purpose.

      However, if Packard BioScience has to pay a termination fee, as described below, the termination fee can be reduced by any amount of expenses that Packard BioScience previously reimbursed PerkinElmer.

      PerkinElmer has agreed to pay up to $1,500,000 to Packard BioScience as reimbursement for Packard BioScience’s fees and expenses paid in connection with the merger upon termination by PerkinElmer or Packard BioScience, if the PerkinElmer stockholders do not approve the issuance of PerkinElmer common stock in connection with the merger at a meeting of PerkinElmer stockholders convened for that purpose.

  Termination Fees

      Packard BioScience must pay PerkinElmer a termination fee of $23,500,000 upon termination of the merger agreement:

•	by PerkinElmer or Packard BioScience because the merger is not completed by December 31, 2001, or February 15, 2002 in the event the consummation of the merger is delayed due to the need to obtain antitrust related governmental approvals and consents, provided the meeting of the Packard BioScience stockholders convened for the purpose of adopting the merger agreement has not occurred, if a third party has publicly announced an acquisition proposal to acquire Packard BioScience after the date of the merger agreement, but before the termination of the merger agreement, that remains outstanding and Packard BioScience enters into a definitive agreement with respect to an acquisition proposal, or an acquisition proposal relating to Packard BioScience is consummated with, a third party, other than PerkinElmer or any of its affiliates, within 12 months of the termination, provided that for the purpose of this determination only, all references to 20% in the definition of acquisition proposal are changed to 25%;

•	by PerkinElmer because a third party, other than PerkinElmer or any of its affiliates, becomes the beneficial owner of at least a majority of the outstanding shares of Packard BioScience Common Stock;

•	by PerkinElmer or Packard BioScience because the Packard BioScience stockholders do not adopt the merger agreement at a meeting of Packard BioScience stockholders convened for that purpose, if a third party has publicly announced an acquisition proposal to acquire Packard BioScience after the date of the merger agreement, but before the termination of the merger agreement, that remains outstanding and Packard BioScience enters into a definitive agreement to be acquired by, or an acquisition proposal is consummated with, a third party, other than PerkinElmer or any of its affiliates, within 12 months of the termination, provided that for the purpose of this determination only, all references to 20% in the definition of acquisition proposal are changed to 25%;

•	by PerkinElmer because of Packard BioScience’s failure to satisfy the closing condition relating to the accuracy of its representations and warranties based on a breach of a representation or warranty that Packard BioScience knew was false when it was made, or because of Packard BioScience’s failure to satisfy the closing condition relating to the performance of its covenants based on a material and knowing breach by Packard BioScience of its obligations in the merger agreement required to be performed by it on or prior to closing;

•	by PerkinElmer because the Packard BioScience board of directors or committee of the board of directors withdraws or knowingly modifies in a material adverse manner its recommendation that the Packard BioScience stockholders adopt the merger agreement or fails to reconfirm its recommendation within five days (which may be extended by five days under certain circumstances) after PerkinElmer requests to do so; or

•	by Packard BioScience because Packard BioScience, before the meeting of Packard BioScience stockholders to consider the merger, provides written notice to PerkinElmer of its bona fide intention to enter in a binding written agreement for a superior proposal, provided that (1) Packard BioScience complied with its obligations not to solicit other acquisition proposals, as described under “— Covenants of PerkinElmer and Packard BioScience — Packard BioScience is Restricted from Trying to Sell to Another Party,” (2) Packard BioScience notifies PerkinElmer in writing of the superior proposal, including the material terms and conditions, (3) PerkinElmer does not make an offer that is as favorable to the superior proposal within two business days of being notified of the superior proposal and (4) Packard BioScience concurrently with the termination pays the termination fee.

      PerkinElmer must pay Packard BioScience a termination fee of $23,500,000 upon termination of the merger agreement:

•	by Packard BioScience because the PerkinElmer board of directors withdraws or knowingly modifies in a material adverse manner its recommendation that the PerkinElmer stockholders approve the issuance of PerkinElmer common stock in connection with the merger or fails to reconfirm its recommendation within five days (which may be extended by five days under certain circumstances) after Packard BioScience requests to do so; or

•	by Packard BioScience because of PerkinElmer’s failure to satisfy the closing condition relating to the accuracy of its representations and warranties based on a breach of a representation or warranty that PerkinElmer knew was false when it was made, or because of PerkinElmer’s failure to satisfy the closing condition relating to the performance of its covenants based on a material and knowing breach by PerkinElmer of its obligations in the merger agreement required to be performed by it on or prior to closing.

Amendment

      Generally, the board of directors of each of PerkinElmer and Packard BioScience may amend the merger agreement at any time prior to the effective time. Amendments must be in writing and signed by all parties.

RELATED AGREEMENTS

Stockholder and Voting Agreements

      As an inducement to PerkinElmer to enter into the merger agreement, on July 13, 2001, Stonington Capital Appreciation 1994 Fund, L.P. entered into a stockholder’s agreement with PerkinElmer. As of             , 2001, the record date for the special meeting of Packard BioScience stockholders, Stonington owned 30,898,890 shares of Packard BioScience common stock and had the right to direct the vote with respect to an additional 1,123,590 shares of Packard BioScience common stock. Together, these shares represented      % of the outstanding Packard BioScience common stock on the record date for the special meeting of Packard BioScience stockholders. Pursuant to the stockholder’s agreement, Stonington agreed to vote the shares that it owns or acquires, and to direct the vote with respect to the shares over which it has or acquires the power to direct the vote, in favor of the merger agreement and against “opposing proposals”. In addition, Stonington irrevocably appointed PerkinElmer as its proxy to vote the shares it owns. Accordingly, Stonington has agreed not to transfer any of the shares that it owns and not to consent to the transfer of the shares over which it has the power to direct the vote. Stonington’s obligations to vote or direct the vote and not to transfer or consent to the transfer of these shares automatically terminate if the Packard BioScience board of directors withdraws or knowingly modifies in an adverse manner its recommendation of the merger proposal, termination of the merger agreement in accordance with its terms or consummation of the merger agreement, whichever is earliest.

      The stockholder’s agreement also provides Stonington with the following additional rights:

•	PerkinElmer has agreed to register for resale under the Securities Act of 1933 the shares of PerkinElmer common stock to be received by Stonington in the merger as promptly as practicable, but not later than 30 days, following the effective time of the merger. Stonington may also include these shares in other registration statements that PerkinElmer may file in the future, subject to specific exceptions. The registration rights will terminate if Stonington ceases to beneficially own at least 5% of the outstanding shares of PerkinElmer common stock or at such time as Stonington is able to sell the shares of PerkinElmer common stock it receives in the merger without any restrictions under Rule 145 under the Securities Act, whichever occurs first; and

•	Stonington has the right to designate one person to be nominated as a director as of the effective time of the merger and at each annual meeting of stockholders of PerkinElmer following the effective time of the merger. Stonington’s initial designee to PerkinElmer’s board of directors upon the effectiveness of the merger is Alexis P. Michas. This right will terminate if Stonington ceases to beneficially own 5% or more of the outstanding shares of PerkinElmer common stock.

      Stonington also agreed that, following the effective time of the merger, it will not transfer more than 5% of the outstanding shares of PerkinElmer common stock in any 90-day period, except for sales in an underwritten offering permitted by the stockholder’s agreement.

      The stockholder’s agreement is attached as Annex D to this joint proxy statement/prospectus.

      As an inducement to PerkinElmer to enter into the merger agreement, on July 13, 2001, Richard T. McKernan, Virginia J. McKernan, Barbara P. Olcott, Emery G. Olcott, the Timothy S. Olcott Trust, Timothy O. White, Jr. and Franklin R. Witney each entered into separate voting agreements with PerkinElmer. Pursuant to these agreements, these Packard BioScience stockholders agreed to vote in favor of the merger agreement and against “opposing proposals” and not to transfer a total of 2,374,875 shares. However, a stockholder may transfer some or all of his or her shares so long as, after giving effect to the transfer, the number of shares subject to these voting agreements and held by these Packard BioScience stockholders is at least a majority of the then outstanding shares of Packard BioScience common stock. The shares subject to the voting agreements represented      % of the outstanding shares of Packard BioScience common stock on             , 2001, the record date for the special meeting of Packard BioScience stockholders. Each person also irrevocably appointed PerkinElmer as his or her proxy, to vote his or her shares accordingly. The obligations to vote and not to transfer their shares and proxies automatically terminate if the Packard BioScience board of directors withdraws or knowingly modifies in an adverse manner its recommendation of the merger in response to a superior proposal, termination of the merger agreement in accordance with its terms or consummation of the merger agreement, whichever is earliest. The form of voting agreement is attached as Annex E to this joint proxy statement/prospectus.

Employment Agreements

      In connection with the merger, PerkinElmer and Franklin R. Witney entered into a new employment agreement as described under the section entitled “The Merger — Interests of Certain Persons in the Merger.”

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The accompanying unaudited pro forma combined financial information reflects PerkinElmer’s proposed acquisition of Packard BioScience pursuant to an agreement and plan of merger dated as of July 13, 2001. Packard BioScience is a global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research, such as basic human disease research and biotechnology. The accompanying unaudited pro forma combined financial information also reflects the annual results of operations of NEN, which PerkinElmer acquired in fiscal year 2000, and GSLI, which Packard BioScience acquired in fiscal year 2000, for the year ended December 30, 2000.

      In accordance with recently issued Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, PerkinElmer will use the purchase method of accounting for a business combination to account for the merger as well as the new accounting and reporting regulations for goodwill and other intangibles. Under these methods of accounting, the assets and liabilities of Packard BioScience, including all intangible assets, will be recorded at their respective fair values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. The financial position, results of operations and cash flows of Packard BioScience will be included in PerkinElmer’s financials prospectively as of the completion of the merger.

      The following unaudited pro forma combined financial information gives effect to the acquisitions of Packard BioScience and NEN as of the beginning of the periods presented and should be read in conjunction with the historical financial statements and related notes thereto for PerkinElmer, Packard BioScience and NEN. The financial statements required to be filed with the Securities and Exchange Commission for the NEN acquisition were included as exhibits in a separate Report on Form 8-K, filed by PerkinElmer on August 1, 2000. The unaudited pro forma combined financial information for the fiscal year ended December 31, 2000 and the three-month period ended April 1, 2001, as reclassified in PerkinElmer’s Current Report on Form 8-K filed on August 3, 2001, gives effect to the acquisitions as if they were completed as of January 3, 2000, and combine PerkinElmer, Packard BioScience and NEN’s historical statements of operations for each respective period as necessary. The unaudited pro forma combined financial information for the fiscal year ended December 31, 2000 excludes an acquisition-related charge of $24.3 million for acquired in-process research and development related to NEN. Additionally, this pro forma financial information excludes an estimated acquisition-related charge of $66.8 million for acquired in-process research and development related to the proposed acquisition of Packard BioScience. PerkinElmer has not yet finalized an appraisal of the Packard BioScience in-process research and development and accordingly, the final amount may differ from this estimate.

      The unaudited pro forma combined financial information for the fiscal year ended December 31, 2000 includes columns representing: (1) PerkinElmer’s historical results as adjusted for the planned divestiture of its Security and Detection Systems business for the twelve months then ended, (2) NEN’s historical results for the period from January 1 through July 31, 2000, the date of the NEN acquisition by PerkinElmer, (3) GSI Lumonics, Inc.’s historical results for the period from January 1 through September 30, 2000, the date of the GSLI acquisition by Packard BioScience, and (4) Packard BioScience’s historical results for the fiscal twelve months ended December 31, 2000.

      The unaudited pro forma combined financial information for the three months ended April 1, 2001 includes columns representing PerkinElmer’s historical results as adjusted for the planned divestiture of its Security and Detection Systems business for the three months then ended and the incorporation of Packard BioScience’s historical results for the period from January 1, 2001 through March 31, 2001.

      The unaudited pro forma combined balance sheet as of April 1, 2001 includes the historical balance sheet of PerkinElmer as adjusted for the planned divestiture of its Security and Detection Systems business as of April 1, 2001 and gives effect to the proposed acquisition of Packard BioScience as if it occurred on April 1, 2001.

      The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of PerkinElmer’s operating results that would have occurred had the acquisitions been consummated on the dates, or at the beginning of the period, for which the consummation of the acquisitions is being given effect, nor is it necessarily indicative of PerkinElmer’s future operating results. The unaudited pro forma adjustments do not reflect any operating efficiencies and cost savings that PerkinElmer believes are achievable.

      The unaudited pro forma combined financial information has been prepared using the purchase method of accounting, whereby the total cost of the acquisitions has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of each acquisition. For the Packard BioScience acquisition, such allocations will be based on studies and independent valuations, which are currently being conducted. Accordingly, the allocations reflected in the unaudited pro forma combined financial information are preliminary and subject to revision.

PERKINELMER

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000
(in thousands, except per share amounts)

		NEN
		Historical				Packard
		from				BioScience
		January 1,			Pro Forma	Historical
		2000			PerkinElmer	Period
	PerkinElmer	to			Before	Ended
	Historical	July 31,	Pro Forma		Packard	December 31,
	Fiscal 2000	2000	Adjustments		BioScience	2000

Continuing Operations:

Sales	$1,587,367	$69,844	$—		$1,657,211	$165,375

Cost of sales	932,536	31,051	137	(C)	963,724	73,639

Gross margin	654,831	38,793	(137)		693,487	91,736

Research and development expenses	79,390	5,409	—		84,799	28,358

Selling, general and administrative	403,840	24,165	8,599	(B)(C)	436,604	53,229

Restructuring charges, net	1,764	—	—		1,764	—

In-process research and development charge	24,300	1,010	(25,310	)(G)	—	12,100

Write-off of impaired assets and other charges	—	—	—		—	1,881

Gains on disposition	(39,041)	—	—		(39,041)	—

Operating income (loss) from continuing operations	184,578	8,209	16,574		209,361	(3,832)

Loss on Warrants	—	(12,661)	12,661	(E)	—

Other income (expenses)	(39,515)	(3,235)	(10,450	)(D)	(53,200)	(17,802)

Income (loss) from continuing operations before income taxes	145,063	(7,687)	18,785		156,161	(21,634)

Provision (benefit) for income taxes	56,596	(2,738)	738	(J)	54,596	(10,791)

Income (loss) from continuing operations	$88,467	$(4,949)	18,047		$101,565	$(10,843)

Basic earning per share from continuing operations	$0.90

Diluted earnings per share from continuing operations	$0.86
Weighted average shares of common stock outstanding

Basic	98,212

Diluted	102,278

[Additional columns below]

[Continued from above table, first column(s) repeated]

	GSLI
	Historical
	from
	January 1,						Pro Forma
	2000						PerkinElmer
	to			Pro Forma			After
	September 30,	Pro Forma		Packard	Pro Forma		Packard
	2000	Adjustments		BioScience	Adjustments		BioScience

Continuing Operations:

Sales	$13,086	$—		$178,461	$—		$1,835,672

Cost of sales	7,493			81,132	16,239	(A)(B)(C)	1,061,095

Gross margin	5,593	—		97,329	(16,239)		774,577

Research and development expenses	3,869	—		32,227	—		117,026

Selling, general and administrative	3,908	3,394	(B)	60,531	3,593	(B)(C)	500,728

Restructuring charges, net	—	—		—	—		1,764

In-process research and development charge	—	(12,100	)(G)	—	—		—

Write-off of impaired assets and other charges	—	—		1,881	—		1,881

Gains on disposition	—	—		—	—		(39,041)

Operating income (loss) from continuing operations	(2,184)	8,706		2,690	(19,832)		192,219

Loss on Warrants				—			—

Other income (expenses)	—	(2,100	)(D)	(19,902)	—		(73,102)

Income (loss) from continuing operations before income taxes	(2,184)	6,606		(17,212)	(19,832)		119,117

Provision (benefit) for income taxes	—	—	(J)	(10,791)	(7,524	)(J)	36,281

Income (loss) from continuing operations	$(2,184)	$6,606		$(6,421)	$(12,308)		$82,836

Basic earning per share from continuing operations							$.69

Diluted earnings per share from continuing operations							$.67
Weighted average shares of common stock outstanding

Basic					21,182	(K)	119,394

Diluted					22,192	(K)	124,470

The accompanying unaudited notes are integral part of this pro forma combined financial information.

PERKINELMER

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED APRIL 1, 2001
(in thousands, except per share amounts)

		Packard
		BioScience
	PerkinElmer	Historical
	Historical	Three Months
	Three Months	Ended
	Ended April 1,	March 31,	Pro Forma		Pro Forma
	2001	2001	Adjustments		PerkinElmer

Continuing Operations:

Sales	$404,535	$51,455	$—		$455,990

Cost of sales	231,307	22,462	3,435	(B)(C)	257,204

Gross margin	173,228	28,993	(3,435)		198,786

Research and development expenses	21,837	8,577	—		30,414

Selling, general and administrative expenses	103,195	15,002	899	(B)(C)	119,096

Restructuring charges, net	(1,500)	—	—		(1,500)

In-process research and development charge	2,493	—	(2,493	)(G)	—

Gains on disposition	(3,887)	—	—		(3,887)

Operating income (loss) from continuing operations	51,090	5,414	(1,841)		54,663

Other income (expenses)	(12,916)	(3,704)	—		(16,620)

Income (loss) from continuing operations before income taxes	38,174	1,710	(1,841)		38,043

Provision (benefit) for income taxes	14,238	530	(1,647	)(J)	13,121

Income (loss) from continuing operations	$23,936	$1,180	$(194)		$24,922

Basic earning per share from continuing operations	$0.24				$.21

Diluted earnings per share from continuing operations	$0.23				$.20
Weighted average shares of common stock outstanding

Basic	100,154		21,182	(K)	121,336

Diluted	104,100		22,192	(K)	126,292

The accompanying unaudited notes are an integral part of this pro forma combined financial information.

PERKINELMER

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

APRIL 1, 2001
(in thousands)

	PerkinElmer	Packard BioScience
	Historical as of	Historical as of	Pro Forma		Pro Forma
	April 1, 2001	March 31, 2001	Adjustments		PerkinElmer

ASSETS:

Cash, cash equivalents and marketable securities	$134,665	$91,296	$—		$225,961

Accounts receivable, net	320,665	34,941	—		355,606

Inventories	225,624	23,190	2,500	(A)	251,314

Other current assets	211,925	21,006	—		232,931

Net assets from discontinued operations	70,169	—	—		70,169

Total current assets	963,048	170,433	2,500		1,135,981

Property, plant and equipment, net	272,270	17,336	4,000	(C)	$293,606

Investments	36,046	—	—		36,046

Intangible assets	916,413	113,210	562,011	(2)(B)	1,591,634

Other assets	71,467	18,984	17,860	(H)	108,311

Total assets	$2,259,244	$319,963	$586,371		$3,165,578

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Short-term debt and current portion of long-term debt	$227,535	$2,754	$—		$230,289

Accounts payable	138,426	7,728	—		146,154

Accrued restructuring charges	41,417	—	33,000	(I)	74,417

Accrued expenses	294,879	56,902	48,300	(H)	400,081

Total current liabilities	702,257	67,384	81,300		850,941

Long-term debt	585,661	118,218	—		703,879

Other long-term liabilities	232,168	2,950	91,268	(H)	326,386

Common stock and paid in capital	167,668	175,769	436,265	(2)(F)	779,702

Retained earnings	852,427	27,041	(93,861	)(F)	785,607

Accumulated other comprehensive income (loss)	(57,829)	(3,464)	3,464	(F)	(57,829)

Deferred compensation	—	(606)	606	(F)	—

Cost of shares held in treasury	(223,108)	(67,329)	67,329	(F)	(223,108)

Total stockholders’ equity	739,158	131,411	413,803		1,284,372

Total liabilities and stockholders’ equity	$2,259,244	$319,963	$586,371		$3,165,578

The accompanying unaudited notes are integral part of this pro forma combined financial information.

PERKINELMER

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 — Presentation

      On July 16, 2001, PerkinElmer announced its intention to sell its Security and Detection Systems business. Accordingly, the results of operations of the Security and Detection Systems business have been excluded from PerkinElmer’s historical results from continuing operations and it is reflected as net assets from discontinued operations in the accompanying unaudited pro forma combined balance sheet.

Note 2 — Purchase Price Allocation

      The purchase price allocation related to the NEN acquisition is included in PerkinElmer’s Annual Report on Form 10-K for the year ended December 31, 2000 and its Current Report filed on Form 8-K, filed August 1, 2000, related to the NEN acquisition.

      The aggregate purchase price to be paid for Packard BioScience is estimated at $757 million, including acquisition costs, based upon the average of the closing prices of PerkinElmer common stock on the New York Stock Exchange during the five day period ended July 17, 2001. In connection with this acquisition, PerkinElmer agreed to issue 0.311 shares of PerkinElmer common stock for each outstanding share of Packard BioScience common stock. PerkinElmer also agreed to assume all outstanding options to purchase Packard BioScience common stock, which options will become exercisable for shares of PerkinElmer common stock following the merger after giving effect to the same exchange ratio as offered to the Packard BioScience common stockholders. The purchase price for Packard BioScience has been allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on PerkinElmer’s current estimates of respective fair values. Some allocations will be based on studies and independent valuations that are currently being conducted. The components of the estimated purchase price and preliminary allocation are as follows (in thousands):

Preliminary allocation of purchase price:

Stock to be issued to Packard BioScience stockholders	$571,446

Debt assumed	120,972

Acquisition costs	24,200

Fair value of options exchanged	40,588

Total consideration and acquisition costs	$757,206

Preliminary allocation of purchase price:

Current assets	172,933

Property, plant & equipment	21,336

Other assets	36,844

Identifiable intangible assets	234,680

In-process research and development	66,820

Goodwill	440,541

Liabilities assumed	(215,948)

Total	$757,206

      Liabilities assumed include approximately $33.0 million of accrued integration charges related to Packard BioScience expected to be incurred in connection with the acquisition. The integration plans include initiatives to integrate the operations of PerkinElmer and Packard BioScience. PerkinElmer’s management is in the process of finalizing its integration plans related to Packard BioScience and accordingly, the amounts recorded are based on PerkinElmer’s current estimate of those costs.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

      Approximately $66.8 million was allocated to in-process research and development for projects that are not expected to reach technological feasibility as of the closing date of the acquisition, and for which no alternative use exists. The estimated fair value is based on risk-adjusted cash flows as determined by an independent third party appraiser. The acquired in-process research and development charge has not been included in the pro forma combined statements of operations due to its nonrecurring nature.

Note (A)

      Adjustments relate to the write-up to fair value of the Packard BioScience work-in-process and finished goods inventory as of its deemed acquisition date which totaled $2.5 million. This amount is charged to cost of sales as the related inventory is sold and has been included in cost of sales in the pro forma combined statement of operations through a pro forma adjustment for the fiscal year ended December 31, 2000.

Note (B)

      The acquired identifiable intangible assets of Packard BioScience and NEN include the fair value assigned to trademarks, trade names, patents and developed technology by an independent third party appraiser. These intangible assets are being amortized over periods of 10-40 years for NEN and 7-15 years for Packard BioScience. The pro forma adjustments to the combined statements of operations include amortization expense related to the Packard BioScience identifiable intangible assets of (1) $13.6 million relating to cost of sales, and (2) $3.5 million relating to selling, general and administrative expenses for the fiscal year ended December 31, 2000 and (3) $3.4 million relating to cost of sales and $880,000 relating to selling, general and administrative expenses for the three months ended April 1, 2001, respectively. The pro forma adjustments to the combined statement of operations for the fiscal year ended December 31, 2000 includes incremental amortization expense over the historical amounts related to the NEN identifiable intangible assets of $642,000 for selling, general and administrative expenses.

      Goodwill represents the excess of consideration paid over the fair value of net assets acquired and totaled (1) $441 million with respect to the acquisition of Packard Bioscience, (2) $271 million with respect to the acquisition of NEN, and (3) $90 million with respect to GSLI, a company acquired by Packard BioScience. The Packard BioScience goodwill will not be amortized, as discussed below and is therefore not reflected as a pro forma adjustment to the combined statements of operations for either period presented. The pro forma adjustments to the combined statement of operations for the fiscal year ended December 31, 2000 include incremental amortization expense over historical amounts related to the NEN and GSLI goodwill of $7.9 million and $3.4 million, respectively, in selling, general and administrative expenses.

      The unaudited pro forma combined financial information gives effect to the acquisitions of NEN and GSLI as purchases and properly reflects the appropriate accounting methods for all intangible assets under the accounting rules that were in existence prior to June 30, 2001.

      Effective June 30, 2001 the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and other Intangible Assets. These statements require the use of the purchase method of accounting and the allocation of the purchase price to assets and liabilities assumed based on their respective fair values. They define the criteria for the recognition of intangible assets separately from goodwill and eliminate the amortization of goodwill and intangible assets with indefinite lives. SFAS 141 and SFAS 142 are effective for any business combination that is initiated after June 30, 2001. Accordingly, the accompanying unaudited pro forma combined statement of operations do not reflect any amortization of goodwill or intangible assets with indefinite lives that will result from PerkinElmer’s proposed acquisition of Packard BioScience.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

Note (C)

      Adjustments relate to the write-up to fair value of Packard BioScience and NEN property, plant and equipment as of their respective deemed acquisition dates which totaled $4.0 million and $3.0 million, respectively, and the resulting additional depreciation expense. The pro forma adjustments to the combined statements of operations include additional depreciation expense related to the Packard BioScience write-up of: (1) $170,000 relating to cost of sales and $73,000 relating to selling, general and administrative expenses for the fiscal year ended December 31, 2000 and (2) $43,000 relating to cost of sales and $18,000 relating to selling, general and administrative expenses for the three months ended April 1, 2001. The pro forma adjustments to the combined statement of operations for the fiscal year ended December 31, 2000 include incremental depreciation expense over the historical amounts included in this statement of operations related to the NEN write-up of $137,000 for cost of sales and $59,000 for selling, general and administrative expenses.

Note (D)

      Reflects incremental interest expense related to financing the acquisitions of NEN and GSLI.

      PerkinElmer originally financed the NEN acquisition with commercial paper borrowings and later refinanced it with $410 million of zero coupon senior convertible debentures, which were priced with a yield to maturity of 3.5%. In connection with completing this debt offering, PerkinElmer incurred issuance costs of $12 million, which are being amortized to interest expense over three years.

      Packard BioScience financed the acquisition of GSLI with approximately $40 million of borrowings. Therefore, $2.1 million of interest expense has been included as a pro forma adjustment. A one-eighth of one percent change in the base rate would change annual pro forma interest expense by approximately $50,000.

Note (E)

      Reflects adjustment to eliminate an unrealized loss related to a warrant of $12.7 million from NEN’s historical statement of operations for fiscal 2000. The unrealized loss is a result of NEN’s early adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As of December 31, 2000, PerkinElmer had not yet adopted the provisions of SFAS No. 133 and therefore, this amount has been eliminated through a pro forma adjustment. On January 1, 2001, PerkinElmer adopted SFAS No. 133 and determined the effect of this adoption did not have a material effect on its results of operations or financial position due to its relatively limited use of derivatives.

Note (F)

      Reflects adjustments to eliminate the historical equity accounts of Packard BioScience and issuance of common stock and options in connection with the acquisition. Additionally, the in-process research and development charge of $66.8 million is reflected as a reduction of retained earnings. This amount will be expensed as a non-recurring, non-tax deductible charge upon the consummation of the acquisition. The acquired in-process research and development charge has not been included in the pro forma combined statement of operations due to its nonrecurring nature.

Note (G)

      Reflects adjustments to eliminate in-process research and development charges related to PerkinElmer’s acquisition of: (1) NEN -$24.3 million, (2) NEN’s acquisition of Receptor Biology — $1.0 million and (3) Packard BioScience’s acquisition of GSLI -$12.1 million from the historical financial statements of PerkinElmer, NEN and Packard BioScience for the fiscal year ended December 31, 2000. Also reflects an adjustment to eliminate non-recurring in-process research and development charges related

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

to other PerkinElmer transactions ($2.5 million) from the historical financial statements of PerkinElmer for the three months ended April 1, 2001.

Note (H)

      Includes adjustments to accrue transaction costs, record the deferred tax effect resulting from purchase accounting and reflect the fair value of accrued liabilities as of the transaction date.

Note (I)

      Includes adjustment to record the accrued integration charges as discussed in Note 2.

Note (J)

      Income tax adjustments have been calculated using estimated statutory income tax rates for the jurisdictions in which the companies operate. The pro forma consolidated provision for income taxes may not represent amounts that would have resulted had PerkinElmer, Packard BioScience (including GSLI) and NEN filed consolidated income tax returns during the periods presented.

Note (K)

      Includes PerkinElmer shares to be issued in connection with the Packard BioScience acquisition.

COMPARISON OF STOCKHOLDER RIGHTS

General

      The PerkinElmer charter and by-laws, the Massachusetts corporation statute and other Massachusetts laws related to corporations currently govern the rights of the holders of PerkinElmer common stock. The Packard BioScience charter and by-laws, the Delaware corporation statute and other Delaware laws related to corporations currently govern the rights of Packard BioScience stockholders. As a result of the merger, Packard BioScience stockholders will become holders of PerkinElmer’s common stock and the rights of the former Packard BioScience stockholders will thereafter be governed by PerkinElmer’s charter and by-laws, the Massachusetts corporation statute and other Massachusetts laws related to corporations.

      The following summary sets forth certain differences between the Massachusetts corporation statute and the Delaware corporation statute, between the PerkinElmer charter and the Packard BioScience charter and between the PerkinElmer by-laws and the Packard BioScience by-laws. Packard BioScience stockholders are encouraged to review the full text of each of the PerkinElmer charter, the PerkinElmer by-laws, the Packard BioScience charter, the Packard BioScience by-laws, the Massachusetts corporation statute, the Delaware corporation statute and other corporation-related laws of Massachusetts and Delaware to the extent they relate to corporations organized in such states. The PerkinElmer charter and the PerkinElmer by-laws have been filed as exhibits to the material filed by PerkinElmer with the Securities and Exchange Commission. For information as to how documents may be obtained, see “Where You Can Find More Information.”

Capitalization

      PerkinElmer. PerkinElmer is authorized to issue 300,000,000 shares of common stock and 1,000,000 shares of preferred stock, of which 70,000 shares have been designated Series C junior participating preferred stock. On             , 2001,           shares of PerkinElmer common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. PerkinElmer’s board has the authority, without stockholder approval, to issue shares of authorized but undesignated preferred stock from time to time in one or more series and to fix the rights, preferences and other terms, including voting rights, of each series of preferred stock, which rights, preferences and other terms may be superior to that of the PerkinElmer common stock.

      Packard BioScience. Packard BioScience is authorized to issue 200,000,000 shares of common stock and 1,000,000 shares of preferred stock. On             , 2001,                shares of Packard BioScience common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Packard BioScience’s board has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights, preferences and other terms may be superior to that of the Packard BioScience common stock.

Classes of Stock

      PerkinElmer. PerkinElmer’s common stock is currently its only outstanding class of stock, each share of which participates equally in dividends and distributions upon dissolution of the corporation. Under Massachusetts law and the PerkinElmer charter, PerkinElmer’s directors may determine the preferences, voting powers, qualifications, and special or relative rights or privileges of any class of stock before the issuance of any share of that class. For a more complete description of PerkinElmer’s capital stock, please see the section entitled “Description of PerkinElmer Capital Stock.”

      Packard BioScience. Delaware law also allows the directors of a Delaware corporation to determine the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of a class of stock if the certificate of corporation so provides. The Packard BioScience charter permits the board of directors to make such a designation for preferred stock. This preferred stock may have dividend and distribution rights superior to those of the Packard BioScience common stock.

Dividends and Repurchases

      PerkinElmer. Except with regard to a distribution of stock of the corporation, Massachusetts law provides that the directors of a corporation voting in favor of a distribution to stockholders will be jointly and severally liable if the distribution (1) is made when the corporation is insolvent, (2) renders the corporation insolvent or (3) violates the corporation’s charter. Stockholders to whom a corporation makes any distribution, except a distribution of stock of the corporation, may be liable to the corporation for all or part of such distribution if such distribution is made while the corporation is insolvent or renders the corporation insolvent.

      Packard BioScience. Delaware law provides that the directors of a corporation will be jointly and severally liable, to the full amount unlawfully paid with interest, to the corporation and its creditors in the event of a dissolution or insolvency if they willfully or negligently pay a dividend that is not out of the corporation’s surplus or net profits in the fiscal year the dividend is paid or purchase or redeem stock so that the corporation’s capital is impaired, other than in certain repurchases or redemptions of stock that have preferences over another class or series of stock.

Voting Requirements and Quorums for Stockholders Meetings

      PerkinElmer. Each holder of PerkinElmer common stock is entitled to one vote for each share and may not cumulate votes for the election of directors. Each holder of PerkinElmer Series C junior participating preferred stock is entitled to 1,000 votes for each share on all matters voted on by the holders of PerkinElmer common stock. The PerkinElmer by-laws provide, in accordance with Massachusetts law, that the holders of a majority of each class of the shares of the corporation then issued, outstanding and entitled to vote constitute a quorum, and that when a quorum is present any matter properly brought before a stockholders meeting generally requires, and may be effected by, a majority stockholder vote. However, any election of directors by stockholders requires a plurality of votes and any proposal to merge or consolidate with another corporation requires a two-thirds vote.

      Packard BioScience. Each holder of Packard BioScience common stock is entitled to one vote for each share and may not cumulate votes for the election of directors. The Packard BioScience charter and by-laws provide, in accordance with Delaware law, that the holders of a majority of the shares of the corporation then issued, outstanding and entitled to vote constitute a quorum, and that, when a quorum is present, a majority vote is required to effect any matter, except as provided in the section below entitled “— Approval of Business Combinations and Asset Sales” and except that any election of directors by stockholders requires a plurality vote.

Cumulative Voting

      PerkinElmer. Massachusetts law does not authorize or provide for cumulative voting rights by stockholders in the election of directors (i.e., each stockholder casts as many votes for all or any of the directors as he has shares of stock multiplied by the number of directors to be elected). Neither the PerkinElmer charter nor the PerkinElmer by-laws provide for cumulative voting.

      Packard BioScience. Under Delaware law, a corporation may provide in its charter for cumulative voting. Neither the Packard BioScience charter nor the Packard BioScience by-laws provide for cumulative voting.

Annual Meeting of Stockholders

      PerkinElmer. Under Massachusetts law, the notice of a corporation’s annual meeting must state the purpose of the meeting. The PerkinElmer by-laws allow the board of directors or the chairman of the board to determine the matters to be addressed at the annual meeting.

      Packard BioScience. Although Delaware law does not require the purpose of the annual meeting to be included in the notice of the annual meeting, the Packard BioScience by-laws require the purpose of the annual meeting to be stated in the notice. Delaware law provides that directors shall be elected at the annual meeting and any other proper business may be transacted.

Special Meetings of Stockholders

      PerkinElmer. In accordance with Massachusetts law, the PerkinElmer by-laws provide that special meetings of stockholders may be called by the president, by the PerkinElmer board or upon written application of stockholders who hold at least 40% of the capital stock of PerkinElmer entitled to vote at the proposed meeting. Upon the written application of stockholders who hold at least 40% of the capital stock of PerkinElmer entitled to vote, a special meeting must be called by PerkinElmer’s clerk.

      Packard BioScience. Delaware law allows special meetings of a corporation’s stockholders to be called by its board of directors or by any person so authorized in the corporation’s charter or by-laws. Delaware law provides that the purpose of the special meeting must be included in the notice of the special meeting. The Packard BioScience by-laws provide that a special meeting of the stockholders may be called only by the chairman of the board or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors.

Notice of Stockholder Meetings

      PerkinElmer. In accordance with Massachusetts law, the PerkinElmer by-laws provide that notice of stockholder meetings be given at least seven days before the meeting.

      Packard BioScience. The Packard BioScience by-laws require that nominations of persons for election to the board of directors and the proposal of business to be considered at an annual meeting of stockholders must be made:

•	pursuant to the notice of meeting;

•	by or at the direction of the board of directors; or

•	by a stockholder who was a stockholder of record at the time of notice and complies with the notice procedures summarized in the next paragraph.

      For nominations or other business to be properly brought before a stockholders meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of Packard BioScience and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Packard BioScience not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business or the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

Advance Notice Provisions for Board Nomination and Other Stockholders Business — Special Meetings

      PerkinElmer. PerkinElmer’s by-laws do not contain any advance notice provisions for board nomination or other stockholder business at a special meeting.

      Packard BioScience. Stockholder notice must be delivered not earlier than the close of business on the 120th day prior to a special meeting of stockholders and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees to the board of directors.

Action by Written Consent in Lieu of a Stockholders’ Meeting

      PerkinElmer. PerkinElmer’s by-laws provide that any action by stockholders may be taken without a meeting and by written consent if all the stockholders entitled to vote on the matter consent. Under Massachusetts law, any action to be taken by stockholders may be taken without a meeting only by unanimous written consent and a corporation may not provide otherwise in its articles of organization or by-laws. Accordingly, action by written consent of the stockholders of PerkinElmer is effectively prohibited.

      Packard BioScience. Under Delaware law, stockholders may take action by written consent in lieu of voting at a stockholders meeting unless prohibited by the certificate of incorporation. Packard BioScience’s certificate of incorporation does not prohibit action by written consent. In addition, Packard BioScience’s by-laws provide that any action by stockholders may be taken without a meeting and by written consent. Therefore, stockholders of Packard BioScience may act by written consent.

Classification of Directors

      PerkinElmer. Massachusetts law requires that, unless a publicly traded corporation chooses otherwise, its board of directors will be divided into classes, and that the term of directors on a classified board cannot exceed five years. PerkinElmer has chosen in its by-laws to have only one class of directors, with each director to serve until the first annual meeting following the annual meeting at which the director was elected. However, Massachusetts law permits PerkinElmer’s board to opt in to this provision to have a classified board at any time.

      Packard BioScience. Delaware law permits, but does not require, a board of directors to be divided into classes with each class having a term of office longer than one year. The Packard BioScience by-laws provide for one class of directors, with each director to serve one year, until his or her successor has been elected and qualified.

Inspection Rights

      PerkinElmer. Under Massachusetts law, a corporation’s stockholders are entitled to inspect and copy its charter, by-laws, records of stockholders meetings, and stock and transfer records. These documents must be kept either at the corporation’s principal office, the transfer agent’s office, or at the office of the corporation’s clerk or resident agent. If access to these documents is refused, the corporation will be liable to the requesting stockholder for any actual damages which result from such refusal. However, the corporation is not obligated to produce such documents if the inspection is being sought to secure a list of stockholders or other information to be sold or used for a purpose unrelated to such person’s interest as a stockholder.

      Packard BioScience. Delaware law entitles any stockholder of record of a corporation, in person or by an agent, upon written demand under oath stating the purpose thereof, to inspect during usual business hours, for any proper purpose, the corporation’s stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person’s interest as a stockholder.

Removal of Directors

      PerkinElmer. The PerkinElmer by-laws provide that any director may be removed, with or without cause, by a two-thirds stockholder vote, except that directors of a class elected by a particular class of stockholders may be removed only a by two-thirds vote of such stockholders. In addition, the PerkinElmer by-laws also permit the removal of a director with cause by a vote of the majority of the directors then in office. The PerkinElmer by-laws also provide that a director may be removed for cause by the directors or the stockholders only after providing the director with reasonable notice and an opportunity to be heard by the body proposing such removal.

      Packard BioScience. Delaware law provides that a director serving on a board that is not classified may be removed with or without cause by a majority of the shares entitled to vote. Packard BioScience’s by-laws provide that directors may be removed only with cause and by the affirmative vote of the holders at least 80% of the combined voting power of the outstanding shares of Packard BioScience’s voting stock, voting as a single class.

Change in Number of Directors

      PerkinElmer. Massachusetts law provides that the number of directors shall be set in a corporation’s by-laws, but shall not be less than three. In accordance with Massachusetts law, the PerkinElmer by-laws allow the stockholders or a majority of the directors to increase the number of directors to a number greater than three but in no event more than 13. PerkinElmer currently has nine directors.

      Packard BioScience. Delaware law provides that the number of directors may be fixed in a corporation’s by-laws unless it is fixed in the corporation’s charter, in which case a change in the number of directors shall be made only by amendment to the corporation’s charter. Packard BioScience’s by-laws fix the number of directors of at least three but no more than 12. Packard BioScience currently has eight directors.

Indemnification and Limitation of Liability

      PerkinElmer. In accordance with Massachusetts law, the PerkinElmer by-laws provide for indemnification of PerkinElmer’s officers and directors for expenses reasonably incurred in connection with claims, liabilities and expenses to which such officer or director may be or become subject by reason of his or her being or having been an officer or a director of the corporation or by reason of his or her alleged acts or omissions as an officer or director of the corporation, except that no indemnification shall be provided for any person if he or she has been adjudicated not to have acted in good faith and in the reasonable belief that his or her action was in the best interests of the corporation or if indemnification under the circumstances is deemed to be against public policy. Massachusetts law contains provisions similar to those Delaware law provisions described below which allow for advancement of expenses, the purchase of indemnity insurance, and the elimination or limitation of liability. PerkinElmer’s charter eliminates the personal liability of directors to PerkinElmer or to stockholders for monetary damages for beach of fiduciary duty to the fullest extent permitted by Massachusetts law.

      Packard BioScience. Packard BioScience’s charter eliminates the personal liability of directors to Packard BioScience or its stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law, except for a breach of the duty of loyalty, acts or omissions not taken in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or stock repurchases or transactions from which a director derived an improper personal benefit. Packard BioScience’s charter and by-laws further provide that Packard BioScience may indemnify its officers and directors to the full extent permitted by Delaware law. Delaware law authorizes a corporation to indemnify directors, officers, employees and agents of the corporation if the party acted in good faith in a manner he believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware law further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise. Delaware law and Packard BioScience’s by-laws also provide for the advancement of attorneys fees and other expenses, provided the director or officer provides the corporation an undertaking to repay these advanced expenses if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law provides for the elimination or limitation of personal liability of directors for monetary damages resulting from a breach of fiduciary duties except in certain situations, including any breach of the duty of loyalty. Delaware law also provides that a corporation may obtain directors’ and officers’ insurance to provide coverage to officers, directors, employees and agents.

      The Securities and Exchange Commission has expressed its position that the indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Interested Director Transaction

      PerkinElmer. The PerkinElmer by-laws provide that, absent fraud, no contract or other transaction between PerkinElmer and any other entity or person will be affected or invalidated by the fact that a director or officer of PerkinElmer is directly or indirectly pecuniarily or otherwise interested in or connected to, or is a party to, the contract or transaction, as long as the director’s or officer’s interest in or connection to the transaction or contract is disclosed to and known by the PerkinElmer board at the time it approves the transaction or contract. Any such transaction or contract must be approved by a majority of directors of PerkinElmer who are not interested in or connected to the contract or transaction. Massachusetts law provides that directors who vote for and officers who knowingly participate in loans to officers or directors are jointly and severally liable to the corporation for any part of the loan which is not repaid, unless a majority of the directors who are not direct or indirect recipients of such loans or a majority of the stockholders have approved or ratified the loan as one which in their judgment may reasonably be expected to benefit the corporation.

      Packard BioScience. Delaware law provides that no transaction between a corporation and a director or officer or any entity in which any of them have an interest is void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee which authorized the contract or transaction. A transaction is also not void or voidable solely because a director’s votes are counted for such purpose if (1) after full disclosure the transaction is approved by the disinterested directors or by the stockholders or (2) the transaction is fair to the corporation at the time it is approved.

Filling Vacancies on the Board of Directors

      PerkinElmer. Massachusetts law and the PerkinElmer by-laws provide that, unless otherwise filled by the stockholders, any vacancy in the board of directors including a vacancy resulting from enlargement of the board be filled by the directors.

      Packard BioScience. Delaware law provides that vacancies and newly created directorships may be filled by a majority of directors then in office, unless the charter or by-laws provide otherwise. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board as constituted immediately prior to any increase, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors at any time to fill a vacancy not filled by the directors. Packard BioScience’s by-laws provide that any vacancy on the Packard BioScience board shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor shall be elected and qualified.

Approval of Business Combinations and Asset Sales

      PerkinElmer. Under Massachusetts law and the PerkinElmer charter and by-laws, the affirmative vote of two-thirds of the shares of each class of stock outstanding and entitled to vote, or which would be adversely affected by a merger, consolidation or sale of all or substantially all of the assets of a corporation, is generally necessary to approve any of these types of transactions.

      Packard BioScience. Under Delaware law, the affirmative vote of a majority of the shares of stock outstanding and entitled to vote is necessary to approve a merger or certain asset sales. In addition,

Delaware law permits a company to merge with a direct or indirect wholly-owned subsidiary without stockholder approval under certain circumstances so as to cause the corporation to become a holding company.

Anti-Takeover Legislation

      PerkinElmer. Massachusetts law contains a three-year moratorium on business combinations between a corporation and interested stockholders, unless certain conditions are met. In addition, the Massachusetts control share acquisition statute restricts the voting rights of shares acquired under specified circumstances. PerkinElmer has elected to opt out of the control share acquisitions provision of the Massachusetts corporate statute. PerkinElmer could, however, opt into these control share acquisitions provisions at any time by amending its by-laws. For a more complete description of the Massachusetts control share acquisition provisions, please see the sections entitled “Description of PerkinElmer Capital Stock — Certain Provisions of PerkinElmer’s By-laws and Massachusetts law — Business Combinations with Interested Stockholders” and “— Control Share Acquisitions.”

      Packard BioScience. Under Delaware law, “business combinations” by corporation with “interested stockholders” are subject to a moratorium of three years, unless specified conditions are met. The prohibited transactions include a merger with, disposition of assets to, or the issuance of stock to, the interested stockholder, or certain transactions that have the effect of increasing the proportionate share of the outstanding securities held by the interested stockholder.

      Under Delaware law, an interested stockholder may avoid the prohibition against effecting certain significant transactions with the corporation if the board of directors, prior to the time such stockholder becomes an interested stockholder, approves such transaction or the transaction by which such stockholder becomes an interested stockholder or if at or subsequent to such time the board of directors and the stockholders approve such transaction. These provisions of Delaware law apply to a Delaware corporation unless the corporation “opts out” of the provisions in its certificate of incorporation or by-laws. Packard BioScience has not opted out of these provisions in its certificate of incorporation or by-laws and consequently is subject to these provisions.

Stockholder Rights Agreement

      PerkinElmer. Under its stockholder rights agreement, each outstanding share of PerkinElmer common stock has attached to it a stock purchase right. These stock purchase rights trade with the PerkinElmer common stock and are not currently exercisable. The stock purchase rights generally become exercisable upon the earlier to occur of:

•	ten days following a public announcement by PerkinElmer that a person or group has acquired beneficial ownership of 20% or more of the outstanding PerkinElmer common stock; or

•	ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding PerkinElmer common stock.

      The stock purchase rights are exercisable for shares of PerkinElmer common stock or series C junior participating preferred stock depending upon the circumstances under which the stock purchase rights are exercised. In some cases, the exercise price of the stock purchase rights may be significantly below the market value of PerkinElmer’s common stock.

      PerkinElmer may redeem the stock purchase rights at a price of $.01 per right at any time until ten days after the date on which a person or group acquires beneficial ownership of 20% or more of the outstanding PerkinElmer common stock. The stock purchase rights will expire on the close of business on February 8, 2005. See the section entitled “Description of PerkinElmer Capital Stock — Stockholder Rights Plan.”

      Packard BioScience. Packard BioScience does not have a stockholder rights plan.

Dissenters’ Rights

      PerkinElmer. Under Massachusetts law, dissenting stockholders who follow prescribed statutory procedures are entitled to dissenters’ rights in connection with any merger, consolidation or sale of all or substantially all of a corporation’s assets and in connection with the adoption of charter amendments that may adversely affect the rights or preferences of stockholders.

      Packard BioScience. Under Delaware law, Packard BioScience stockholders do not have dissenters’ rights in the case of mergers or consolidations where they are required to accept in such a merger only (1) shares of the surviving or resulting corporation, (2) shares of a corporation listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares or (4) any combination thereof.

DESCRIPTION OF PERKINELMER CAPITAL STOCK

      The following description of PerkinElmer’s common stock and preferred stock summarizes the material terms and provisions of these types of securities. For the complete terms of PerkinElmer’s common stock and preferred stock, please refer to PerkinElmer’s charter, by-laws and stockholder rights plan, which have been filed with the Securities and Exchange Commission. The terms of these securities may also be affected by Massachusetts law.

      Under the PerkinElmer charter, PerkinElmer’s authorized capital stock consists of 300,000,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share.

Common Stock

      As of             , 2001, PerkinElmer had           shares of common stock issued and outstanding. Each outstanding share of common stock currently has attached to it one-half of one preferred share purchase right issued under the PerkinElmer stockholder rights plan, which is summarized below. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Voting

      For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of PerkinElmer. PerkinElmer common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, of which there currently is none, persons who hold more than 50% of the outstanding common stock entitled to elect members of the PerkinElmer board of directors can elect all of the directors who are up for election in a particular year.

Dividends

      If the PerkinElmer board of directors declares a dividend, holders of the PerkinElmer common stock will receive payments from the funds of PerkinElmer that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights PerkinElmer may grant to holders of preferred stock, if any is outstanding.

Liquidation

      If PerkinElmer is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after payment of PerkinElmer liabilities and any amounts owed to the persons who hold preferred stock, if any is outstanding.

Other Rights And Restrictions

      Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. PerkinElmer common stock is not subject to redemption by PerkinElmer. PerkinElmer’s charter and by-laws do not restrict the ability of a holder of common stock to transfer his, her or its shares of common stock.

      When PerkinElmer issues shares of common stock, the shares will be fully paid and non-assessable. Massachusetts law provides that, if PerkinElmer makes a distribution to its stockholders other than a distribution of PerkinElmer capital stock, when it is insolvent, or that renders it insolvent, then PerkinElmer stockholders would be required to pay back to PerkinElmer the amount of the distribution made to them, or the portion of the distribution that causes PerkinElmer to become insolvent.

Listing

      PerkinElmer common stock is listed on the New York Stock Exchange.

Transfer Agent And Registrar

      The transfer agent and registrar for PerkinElmer common stock is Mellon Investor Services LLC.

Preferred Stock

      As of             , 2001, PerkinElmer had no shares of preferred stock outstanding. PerkinElmer’s charter authorizes the PerkinElmer board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock.

      As of             , 2001, PerkinElmer board of directors had designated 70,000 shares of preferred stock as “Series C Junior Participating Preferred Stock” in connection with PerkinElmer stockholder rights plan. The rights, preferences and privileges of the series C preferred stock are described below.

Series C Preferred Stock

      The PerkinElmer board has reserved the series C preferred stock for issuance in connection with PerkinElmer stockholder rights plan, which is described below. As of July 13, 2001, there were no shares of series C preferred stock outstanding. The following description is a summary of all the material terms of PerkinElmer series C preferred stock. It does not restate these terms in their entirety. PerkinElmer urges you to read its charter because it, and not this description, defines the rights of holders of series C preferred stock.

      Voting. Each share of series C preferred stock is entitled to 1,000 votes, subject to adjustment. Except as provided below, each share of series C preferred stock votes together with the holders of common stock and all other capital stock of PerkinElmer on all matters voted on by stockholders.

      In the event that PerkinElmer fails to pay six quarterly dividends on the series C preferred stock, the holders of the series C preferred stock, voting as a single class, will have the right to elect two members of the PerkinElmer board of directors. Any director elected by the holders of series C preferred stock may be removed with or without cause by such holders. The terms of all directors elected under this provision will terminate when the dividend arrearage is fully paid and, in addition, PerkinElmer has paid at least one regular dividend after the curing of the arrearage.

      Without the vote of at least two-thirds of the outstanding shares of series C preferred stock, PerkinElmer may not alter or repeal any provisions in PerkinElmer’s charter so as to adversely affect the rights of the series C preferred stock.

      Dividends. With respect to the payment of dividends and the distribution of assets, the series C preferred stock ranks junior to all series of all other series of preferred stock, unless the terms of a particular series provide otherwise. The holders of shares of series C preferred stock are entitled to cash dividends equal to the greater of (a) $1.00 or (b) 1,000 times the per share amount of all cash dividends and 1,000 times the per share amount of all non-cash dividends, other than dividends payable in common stock or by a subdivision of the outstanding common stock, which have been declared on the common stock since the preceding quarterly dividend payment date. Dividends on the series C preferred stock are payable quarterly on the first day of March, June, September and December each year.

      The PerkinElmer board of directors must declare a dividend on the series C preferred stock after it declares any dividend on the common stock, other than dividends payable in common stock. However, if the PerkinElmer board of directors does not declare a dividend on the common stock during the period between quarterly dividend payment dates, a dividend of $1.00 per share of series C preferred stock will still be payable on the following quarterly dividend payment date. Dividends begin to accrue and accumulate on outstanding shares of series C preferred stock from the quarterly dividend payment date preceding the date of issuance of such shares.

      Liquidation. If PerkinElmer liquidates, dissolves or winds up, then it:

•	must pay the holders of outstanding shares of series C preferred stock, before it makes any payment to the holders of shares of stock ranking junior to the series C preferred stock, an amount equal to $1,000 per share, plus all unpaid accrued dividends or, if greater, an amount equal to 1,000 times the amount to be paid to holders of common stock; and

•	may not make any distribution to the holders of shares of stock ranking on a parity with the series C preferred stock, except for distributions made ratably to the holders of series C preferred stock and other classes or series of preferred stock.

      For purposes of this liquidation preference, neither the consolidation, merger or other business combination of PerkinElmer with another entity nor the sale of all or any of PerkinElmer property, assets or business will be treated as a liquidation, dissolution or winding up of PerkinElmer.

      Merger, Consolidation or Similar Transaction. If PerkinElmer is a party to any merger, consolidation or similar transaction in which shares of common stock are exchanged or changed into stock or securities of another entity, cash or property of another entity, then the series C preferred stock will be exchanged or changed into an amount per share equal to 1,000 times the amount of consideration into which or for which each share of common stock is changed or exchanged in such merger, consolidation or similar transaction.

      Adjustments For Stock Splits And Other Events. In the event that PerkinElmer declares a dividend on its common stock that is payable in common stock or it effects a subdivision, combination or consolidation of the outstanding shares of its common stock into a greater or lesser number of shares, then the dividend, liquidation and merger or consolidation amounts payable to holders of series C preferred stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of common stock outstanding.

      Certain Restrictions. If any quarterly dividends payable on the series C preferred stock are in arrears, then, until all of these unpaid dividends have been paid in full, PerkinElmer may not:

•	declare or pay dividends on any shares of stock ranking junior to the series C preferred stock;

•	declare or pay any dividends on any shares of stock ranking on a parity with the series C preferred stock, except ratably among all of these parity stocks;

•	redeem any stock ranking junior to the series C preferred stock, unless it redeems the junior stock by issuing additional shares of stock ranking junior to the series C preferred stock; or

•	redeem any shares of series C preferred stock or shares of stock ranking on a parity with the shares of series C preferred stock, except in accordance with a purchase offer to all holders of these series or classes upon terms that the PerkinElmer board of directors deems fair and equitable.

      PerkinElmer may not permit any of its subsidiaries to purchase any shares of PerkinElmer stock, unless it is able at such time to purchase shares in accordance with the terms described in the preceding paragraph.

      Redemption. PerkinElmer cannot redeem the series C preferred stock.

      Fractional Shares. PerkinElmer may issue the series C preferred stock in fractions of a single share, but each fraction must be a multiple of one one-thousandth of a share. Each fractional share of series C preferred stock will have proportionate voting, dividend, liquidation and other rights as discussed above.

Stockholder Rights Plan

      On January 25, 1995, the PerkinElmer board of directors adopted a stockholder rights plan. This stockholder rights plan was amended and restated on January 30, 2001. Under this stockholder rights plan, each PerkinElmer common stockholder received a dividend of one “preferred stock purchase right” for each outstanding share of common stock that the stockholder owned. PerkinElmer refers to these preferred stock purchase rights as the “Rights.” As a result of the two-for-one stock split effected by PerkinElmer on June 4, 2001, pursuant to the terms of the stockholder rights plan, the number of Rights distributed per share of PerkinElmer common stock has been proportionately adjusted to one-half a Right per share. The Rights trade automatically with shares of PerkinElmer common stock and become exercisable only under certain circumstances described below.

      The purpose of the Rights is to encourage potential acquirers to negotiate with the PerkinElmer board of directors before attempting a takeover bid and to provide the PerkinElmer board of directors with leverage in negotiating on behalf of the PerkinElmer stockholders the terms of any proposed takeover. The Rights may have certain antitakeover effects. They should not, however, interfere with any merger or other business combination approved by the PerkinElmer board of directors.

      The following description is a summary of all the material terms of the PerkinElmer stockholder rights plan. It does not restate these terms in their entirety. For the complete terms of PerkinElmer’s stockholder rights plan, please refer to PerkinElmer’s stockholder rights plan filed with the Securities and Exchange Commission. You may obtain a copy at no charge by writing to us at the address listed under the caption “Where You Can Find More Information.”

      Exercise Of Rights. Until a Right is exercised, the holder of a Right will not have any rights as a stockholder. When the Rights become exercisable, holders of the Rights will be able to purchase from PerkinElmer a unit equal to 1/1000th of a share of PerkinElmer series C preferred stock, at a purchase price of $60 per unit.

      In general, the rights will become exercisable upon the earlier of:

•	ten days following a public announcement by PerkinElmer that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of common stock; or

•	ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the PerkinElmer common stock.

      Flip In Event. If a person or group becomes the beneficial owner of 20% or more of PerkinElmer common stock, then each Right will then entitle its holder to receive, upon exercise, a number of shares of PerkinElmer common stock which is equal to (a) the exercise price of the right divided by (b) one-half of the market price of PerkinElmer common stock on the date of the occurrence of this event. This occurrence is known as a “flip in event.” A flip in event does not occur if there is an offer for all of PerkinElmer outstanding shares of common stock that the PerkinElmer board of directors determines is fair to its stockholders and in PerkinElmer’s best interests.

      Flip Over Event. If at any time after a person or group becomes the beneficial owner of 20% or more of PerkinElmer’s common stock, (a) PerkinElmer is acquired in a merger or other transaction in which PerkinElmer does not survive or in which the PerkinElmer common stock is changed or exchanged or (b) 50% or more of PerkinElmer’s assets or earning power is sold or transferred, then each holder of a Right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to (1) the exercise price of the Right divided by (2) one-half of the market price of the acquiring company’s common stock on the date of the occurrence of this event. This exercise right will not occur if the merger or other transaction follows an offer for all of PerkinElmer’s outstanding shares of common stock that the PerkinElmer board of directors determines is fair to PerkinElmer stockholders and in PerkinElmer’s best interests.

      Exchange Of Rights. At any time after a flip in event, the PerkinElmer board of directors may exchange the Rights by providing to the holder one share of PerkinElmer common stock or one one-thousandth of a share of PerkinElmer series C preferred stock for each of the holder’s Rights.

      Redemption Of Rights. At any time until ten days after the date on which a person or group acquires beneficial ownership of 20% or more of the outstanding shares of PerkinElmer common stock, PerkinElmer may redeem the Rights at a price of $.01 per Right. The Rights will expire on the close of business on February 8, 2005, subject to earlier expiration or termination as described in the PerkinElmer stockholder rights plan.

Certain Provisions Of PerkinElmer’s By-laws And Massachusetts Law

      PerkinElmer’s by-laws. PerkinElmer’s by-laws impose restrictions and limitations on the ability of stockholders to call special meetings of stockholders. For example, requests for stockholder meetings may be made only during limited periods of time and must be made by a group of stockholders holding at least 40%, or, if less, the maximum percentage permitted by law, of the outstanding capital stock entitled to vote at the meeting.

      Business Combinations With Interested Stockholders. Massachusetts law contain antitakeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, Massachusetts law prevents a publicly held Massachusetts corporation from engaging in a “business combination” as defined in the Massachusetts corporation statute with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or

•	the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

      An “interested stockholder” is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder which result in a financial benefit to the interested stockholder.

Control Share Acquisitions

      PerkinElmer has elected to opt out of the control share acquisitions provision of the Massachusetts corporation statute. PerkinElmer could, however, opt into these control share acquisitions provisions at any time by amending its by-laws.

      In general, the control share acquisitions provision of the Massachusetts corporation statute provides that any person, including his, her or its affiliates, who acquires shares of a corporation that is subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

      The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

•	the person making an acquisition of this nature;

•	any officer of the corporation; and

•	any employee who is also a director of the corporation.

      There are several other types of share acquisitions that are not subject to this provision of the Massachusetts corporation statute, including acquisitions of shares:

•	under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party; and

•	directly from the corporation or a wholly-owned subsidiary of the corporation.

STOCKHOLDER PROPOSALS

      In order to be considered for addition to the agenda for PerkinElmer’s 2002 annual meeting of stockholders and to be included in the proxy statement for that meeting and form of proxy, stockholder proposals should be addressed to the clerk of PerkinElmer and must be received at the corporate offices of PerkinElmer no later than November 13, 2001.

      Stockholders who wish to make a proposal at PerkinElmer’s 2002 annual meeting, other than one that will be included in PerkinElmer’s proxy materials, should notify PerkinElmer no later than January 28, 2002. If a stockholder who wishes to present a proposal fails to notify PerkinElmer by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

      Packard BioScience will hold an annual meeting in the year 2001 only if the merger has not already been completed. If Packard BioScience holds an annual meeting, stockholders must submit proposals by letter addressed to Packard BioScience in care of its corporate secretary within a reasonable time before the printing and mailing of the 2001 annual meeting proxy materials. The deadline for notice of a proposal for which a stockholder will conduct his or her own solicitation is the same. If a proposal or nomination is not submitted by this time, the management proxies will be allowed to use their discretionary authority with respect to the stockholder proposal or nomination.

LEGAL MATTERS

      The validity of the shares of PerkinElmer common stock to be issued in connection with the merger will be passed on for PerkinElmer by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for PerkinElmer by Hale and Dorr LLP, Boston, Massachusetts, and for Packard BioScience by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

      The consolidated financial statements of PerkinElmer and the related financial statement schedules, as of December 31, 2000 and for each of the fiscal years in the three year period ended December 31, 2000, appearing in PerkinElmer’s Annual Report on Form 10-K for the year ended December 31, 2000, as reclassified for the planned sale of its Security and Detection Systems business in its Current Report on Form 8-K filed on August 3, 2001 and the consolidated financial statements and the related financial statement schedules of Packard BioScience as of December 31, 2000 and for each of the three years in the period ended December 31, 2000, appearing in Packard BioScience’s Annual Report on Form 10-K, as amended on Form 10-K/ A for the year ended December 31, 2000, which are incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon authority of said firm as experts in giving said reports.

      The consolidated financial statements of NEN Life Sciences, Inc. at December 31, 1998 and 1999 and for the period July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, included in PerkinElmer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2000, which are incorporated herein by reference, have been audited by Ernst &

Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The combined financial statements of NEN Life Science Products, a division E. I. du Pont de Nemours and Company, for the period from January 1, 1997 through June 30, 1997, included in PerkinElmer’s Current Report on Form 8-K filed on August 1, 2000, which are incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance on such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      PerkinElmer and Packard BioScience each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. PerkinElmer and Packard BioScience stockholders may read and copy any reports, statements or other information that PerkinElmer or Packard BioScience files at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and Exchange Commission’s public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      PerkinElmer filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 to register with the Securities and Exchange Commission the PerkinElmer common stock issuable pursuant to the merger agreement. This joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to PerkinElmer, Packard BioScience and the PerkinElmer common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and PerkinElmer refers you, in each case, to the copy of the contract or other document filed as an exhibit to the registration statement.

      The Securities and Exchange Commission allows PerkinElmer and Packard BioScience to “incorporate by reference” information into this proxy statement/prospectus, which means that PerkinElmer and Packard BioScience can disclose important information to their stockholders by referring them to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that PerkinElmer and Packard BioScience have previously filed with the Securities and Exchange Commission. These documents contain important information that you should read about PerkinElmer and Packard BioScience and their finances.

PerkinElmer Securities and Exchange
Commission Filings (File No. 1-5075)	Period

Current Report on Form 8-K	Filed on August 1, 2000

Annual Report on Form 10-K	Fiscal year ended December 31, 2000

Quarterly Report on Form 10-Q	Quarter ended April 1, 2001

Current Report on Form 8-K	Filed on May 14, 2001

Current Report on Form 8-K	Filed on June 1, 2001

Current Report on Form 8-K	Filed on July 18, 2001

Current Report on Form 8-K	Filed on August 3, 2001

Registration Statements on Form 8-A	Filed on May 3, 1965 and February 9, 1995

Packard BioScience Securities and Exchange
Commission Filings (File No. 0-30385)	Period

Annual Report on Form 10-K, as amended by Form 10-K/A	Fiscal year ended December 31, 2000

Quarterly Report on Form 10-Q	Quarter ended March 31, 2001

Current Report on Form 8-K	Filed on March 14, 2001

Current Report on Form 8-K	Filed on July 16, 2001

      PerkinElmer stockholders may request a copy of the PerkinElmer documents described above, which will be provided at no cost, by contacting PerkinElmer, Inc., 45 William Street Wellesley, MA 02481, Attention: Diane J. Basile, Vice President, Investor Relations and Corporate Communications, Telephone: (781) 431-4306.

      Packard BioScience stockholders may request a copy of the Packard BioScience documents described above, which will be provided at no cost, by contacting Packard BioScience Company, 800 Research Parkway, Meriden, Connecticut, 06450 Attention: Wayne Richardson, Director of Investor Relations, Telephone: (203) 639-2266.

      PerkinElmer and Packard BioScience are each also incorporating by reference additional documents that they may file with the Securities and Exchange Commission between the date of this joint proxy statement/prospectus and the date of the special meeting of PerkinElmer stockholders and the special meeting of Packard BioScience stockholders.

      PerkinElmer has supplied all information contained in this joint proxy statement/prospectus relating to PerkinElmer, and Packard BioScience has supplied all information contained in this joint proxy statement/prospectus relating to Packard BioScience.

      PerkinElmer and Packard BioScience stockholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals to be considered at their respective stockholders meetings. PerkinElmer and Packard BioScience have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ], 2001. PerkinElmer and Packard BioScience stockholders should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than [                    ], 2001, and neither the mailing of the joint proxy statement/prospectus to PerkinElmer and Packard BioScience stockholders nor the issuance of PerkinElmer common stock in the merger shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PerkinElmer, Inc.,

Pablo Acquisition Corp.

and

Packard BioScience Company

Dated as of July 13, 2001

ARTICLE I The Merger	A-8

1.1 Effective Time of the Merger	A-8

1.2 Closing	A-8

1.3 Effects of the Merger	A-8

1.4 Directors and Officers	A-9

ARTICLE II Conversion of Securities	A-9

2.1 Conversion of Capital Stock	A-9

2.2 Exchange of Certificates	A-10

ARTICLE III Representations and Warranties of the Company	A-12

3.1 Organization, Standing and Power; Subsidiaries	A-12

3.2 Capitalization	A-13

3.3 Authority; No Conflict; Required Filings and Consents	A-15

3.4 SEC Filings; Financial Statements; Information Provided	A-16

3.5 No Undisclosed Liabilities	A-18

3.6 Absence of Certain Changes or Events	A-18

3.7 Taxes	A-18

3.8 Owned and Leased Real Properties	A-19

3.9 Intellectual Property	A-20

3.10 Agreements, Contracts and Commitments	A-21

3.11 Litigation	A-21

3.12 Environmental Matters	A-22

3.13 Employee Benefit Plans	A-23

3.14 Compliance With Laws	A-25

3.15 Permits	A-26

3.16 Labor Matters	A-26

3.17 Insurance	A-26

3.18 Warranty	A-26

3.19 Customers and Suppliers	A-26

3.20 No Existing Discussions	A-26

3.21 Opinion of Financial Advisor	A-26

3.22 Section 203 of the DGCL Not Applicable	A-27

3.23 Brokers	A-27

ARTICLE IV Representations and Warranties of the Buyer and the Transitory Subsidiary	A-27

4.1 Organization, Standing and Power	A-27

4.2 Capitalization	A-27

4.3 Authority; No Conflict; Required Filings and Consents	A-28

4.4 SEC Filings; Financial Statements; Information Provided	A-29

4.5 No Undisclosed Liabilities	A-30

4.6 Absence of Certain Changes or Events	A-30

4.7 Tax Matters	A-30

4.8 Litigation	A-30

4.9 Intellectual Property	A-30

4.10 Agreements, Contracts and Commitments	A-31

4.11 Environmental Matters	A-31

4.12 Compliance With Laws	A-31

4.13 Permits	A-31

4.14 Operations of the Transitory Subsidiary	A-31

ARTICLE V Conduct of Business	A-31

5.1 Covenants of the Company	A-31

5.2 Covenants of the Buyer	A-34

5.3 Confidentiality	A-34

ARTICLE VI Additional Agreements	A-34

6.1 No Solicitation	A-34

6.2 Joint Proxy Statement/ Prospectus; Registration Statement	A-36

6.3 Nasdaq Quotation	A-37

6.4 Access to Information	A-37

6.5 Stockholders Meetings	A-38

6.6 [Intentionally Omitted]	A-38

6.7 Legal Conditions to the Merger	A-38

6.8 Public Disclosure	A-40

6.9 Reorganization	A-40

6.10 Affiliate Agreements	A-41

6.11 NYSE Listing	A-41

6.12 Employee Matters	A-41

6.13 Stockholder Litigation	A-42

6.14 Representation on Buyer Board	A-43

6.15 Indemnification	A-43

6.16 Notification of Certain Matters	A-43

6.17 Exemption from Liability Under Section 16(b)	A-43

6.18 Termination of 401(k) Plan	A-44

ARTICLE VII Conditions to Merger	A-44

7.1 Conditions to Each Party’s Obligation To Effect the Merger	A-44

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	A-45

7.3 Additional Conditions to Obligations of the Company	A-46

ARTICLE VIII Termination and Amendment	A-46

8.1 Termination	A-46

8.2 Effect of Termination	A-48

8.3 Fees and Expenses	A-48

8.4 Amendment	A-50

8.5 Extension; Waiver	A-50

ARTICLE IX Miscellaneous	A-50

9.1 Nonsurvival of Representations and Warranties	A-50

9.2 Notices	A-50

9.3 Entire Agreement	A-51

9.4 No Third Party Beneficiaries	A-51

9.5 Assignment	A-51

9.6 Severability	A-52

9.7 Counterparts and Signature	A-52

9.8 Interpretation	A-52

9.9 Governing Law	A-52

9.10 Submission to Jurisdiction	A-53

9.11 Remedies	A-53

9.12 Waiver of Jury Trial	A-53

Exhibit A	Form of Stockholder’s Agreement
Exhibit B	Persons Subject to Voting Agreements
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Affiliate Agreement

TABLE OF DEFINED TERMS

Reference in
Terms	Agreement

Acquisition Proposal	Section 6.1(f)

Affiliate	Section 3.2(d)

Affiliate Agreement	Section 6.10

Agreement	Preamble

Alternative Acquisition Agreement	Section 6.1(b)

Antitrust Laws	Section 6.7(b)

Antitrust Order	Section 6.7(b)

Buyer	Preamble

Buyer Balance Sheet	Section 4.4(b)

Buyer Board	Section 4.3(a)

Buyer Common Stock	Section 2.1(c)

Buyer Disclosure Schedule	Article IV

Buyer Intellectual Property	Section 4.9

Buyer Material Adverse Effect	Section 4.1

Buyer Permits	Section 4.13

Buyer Preferred Stock	Section 4.2(a)

Buyer SEC Reports	Section 4.4(a)

Buyer Stockholders Meeting	Section 3.4(c)

Buyer Voting Proposal	Section 6.5(b)

Certificate of Merger	Section 1.1

Certificates	Section 2.2(b)

Closing	Section 1.2

Closing Date	Section 1.2

Code	Recitals

Company	Preamble

Company Balance Sheet	Section 3.4(b)

Company Board	Section 3.3(a)

Company Common Stock	Section 2.1(b)

Company Disclosure Schedule	Article III

Company Employee Plans	Section 3.13(a)

Company Employees	Section 6.12(d)

Company Insiders	Section 6.17(c)

Company Intellectual Property	Section 3.9(a)

Company Leases	Section 3.8(c)

Company Material Adverse Effect	Section 3.1(a)

Company Material Contracts	Section 3.10(a)

Company Permits	Section 3.15

Company Preferred Stock	Section 3.2(a)

Company Rights	Section 3.2(b)

Company SEC Reports	Section 3.4(a)

Company Stock Options	Section 3.2(b)

Company Stock Plans	Section 3.2(b)

Company Stockholder Approval	Section 3.3(a)

Company Stockholders Meeting	Section 3.4(c)

Company Voting Proposal	Section 3.3(a)

Reference in
Terms	Agreement

Confidentiality Agreement	Section 5.3

Constituent Corporations	Section 1.3

Contamination	Section 3.12(c)

DGCL	Recitals

Divestiture	Section 6.7(c)

EDGAR	Section 3.4(a)

Effective Time	Section 1.1

Employee Benefit Plan	Section 3.13(a)

Environmental Law	Section 3.12(b)

ERISA	Section 3.13(a)

ERISA Affiliate	Section 3.13(a)

ESPP	Section 6.12(a)

Exchange Act	Section 3.3(c)

Exchange Agent	Section 2.2(a)

Exchange Fund	Section 2.2(a)

Exchange Ratio	Section 2.1(c)

GAAP	Section 3.4(b)

Governmental Entity	Section 3.3(c)

Hazardous Substance	Section 3.12(e)

HSR Act	Section 3.3(c)

indebtedness	Section 3.5(b)

Indemnified Parties	Section 6.15(a)

Insurance Policies	Section 3.17

Intellectual Property	Section 3.9(a)

Joint Proxy Statement/ Prospectus	Section 3.4(c)

Merger	Recitals

Merger Consideration	Section 2.1(c)

New Plans	Section 6.12(e)

NYSE	Section 2.2(e)

Old Plans	Section 6.12(e)

Outside Date	Section 8.1(b)

Real Estate	Section 3.8(a)

Registration Statement	Section 3.4(c)

Regulation MA Filing	Section 3.4(c)

Release	Section 3.12(d)

Representatives	Section 6.1(a)

Rule 145 Affiliate	Section 2.2(j)

SEC	Section 3.3(c)

Section 16 Information	Section 6.17(b)

Securities Act	Section 3.3(c)

Significant Subsidiary	Section 3.1(b)

Specified Time	Section 6.1(a)

Stockholder Designee	Section 6.14

Stockholder’s Agreement	Recitals

Subsidiary	Section 3.1(b)

Superior Proposal	Section 6.1(f)

Surviving Corporation	Section 1.3

Reference in
Terms	Agreement

Taxes	Section 3.7(b)

Tax Returns	Section 3.7(b)

Transitory Subsidiary	Recitals

Voting Agreements	Recitals

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 13, 2001, is by and among PerkinElmer, Inc., a Massachusetts corporation (the “Buyer”), Pablo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Packard BioScience Company, a Delaware corporation (the “Company”).

      WHEREAS, the boards of directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company;

      WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, (i) Stonington Capital Appreciation 1994 Fund, L.P. has entered into a Stockholder’s Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Stockholder’s Agreement”) and (ii) the individuals and entities listed in Exhibit B hereto have each entered into Voting Agreements, in the form attached hereto as Exhibit C (the “Voting Agreements”), pursuant to which, among other things, such stockholders have agreed to give the Buyer a proxy to vote all of the shares of capital stock of the Company that such stockholders own in favor of the Merger; and

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

      1.1  Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

      1.2  Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Boston time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

      1.3  Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Transitory Subsidiary and the Company are sometimes referred to herein as the “Constituent

Corporations” and the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: “The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, $.01 par value per share,” and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and (iii) the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be amended to change all references to the name of the Transitory Subsidiary to refer to the name of the Company, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

      1.4  Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

      2.1  Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $.002 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.311 shares (the “Exchange Ratio”) of common stock, $1.00 par value per share, of the Buyer (“Buyer Common Stock”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. The Exchange Ratio is sometimes referred to as the “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Exchange Ratio. In the event of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock, as the case may be), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock, as the case may be, occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect fully such event.

(e) Unvested Stock. At the Effective Time, any Merger Consideration issued or paid in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been made available to the Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

(f) Treatment of Company Stock Options. Following the Effective Time, Company Stock Options shall be treated in the manner set forth in Section 6.12.

      2.2  Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with a bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing that number of whole shares of Buyer Common Stock equal to the aggregate number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e) and (iii) any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). The shares of Buyer Common Stock deposited with the Exchange Agent pursuant to clause (i) above, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the cash deposited pursuant to clause (ii) above being hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1 into the right to receive Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 2.1(c), (B) cash in an amount sufficient to make payments for fractional shares pursuant to the provisions of Section 2.2(e) and (C) any dividends or distributions pursuant to the provisions of Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, (x) a certificate representing the proper number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (y) the proper amount of cash in lieu of fractional shares pursuant to Section 2.2(e) and (z) any dividends or distributions pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (1) the Merger Consideration issuable or payable pursuant to Section 2.1(c), (2) cash in lieu of fractional shares pursuant to Section 2.2(e) and (3) any dividends or distributions pursuant to Section 2.2(c) as contemplated by this Section 2.2.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration issued and paid upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the weighted average of the per share selling prices of the Buyer Common Stock on the New York Stock Exchange (“NYSE”) during the ten consecutive trading days ending on the last trading day prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock issued pursuant to Section 2.2(e) and any dividends or distributions issued pursuant to Section 2.2(c).

(g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock or to any other person for such shares of Buyer Common Stock (or dividends or distributions with respect thereto) delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, and any cash in lieu of fractional shares payable to the holder of such Certificate pursuant to Section 2.2(e) or any dividends or distributions payable to the holder of such Certificate pursuant to Section 2.2(c) would otherwise escheat to or become the property of any Governmental Entity), all such Merger Consideration or cash in lieu of fractional shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, and timely paid to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

(j) Rule 145 Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any affiliate of the Company (within the meaning of Rule 145 promulgated under the Securities Act) (each such person, a “Rule 145 Affiliate”) shall not be exchanged until the Buyer has received an Affiliate Agreement from such Rule 145 Affiliate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) such other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

      3.1  Organization, Standing and Power; Subsidiaries.

      (a)  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance, development or effect on (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Buyer to operate the business of the Company and its Subsidiaries, taken as a whole, immediately after the Closing (as a result of matters occurring prior to the Closing); provided, however, that for purposes of this Agreement, (I) adverse changes in the stock price of the Company in and of itself, as quoted on the Nasdaq National Market, (II) conditions, events or circumstances generally adversely affecting the economies of the countries where the Company and its Subsidiaries operate, the United States securities markets or the life sciences industry, so long as such conditions, events or circumstances do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (III) conditions, events or circumstances directly arising out of or directly attributable to (x) a material breach of this Agreement by the Buyer or the Transitory Subsidiary, or (y) the Merger or any other transaction involving the parties hereto contemplated by this Agreement, or (IV) conditions, events or circumstances directly arising out of or directly attributable to the public announcement of this Agreement or the transactions contemplated hereby, shall not be taken into account in determining whether there has been or would be a “Company Material Adverse Effect”.

      (b)  Neither the Company nor any of its Significant Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. Neither the Company, nor any of its Subsidiaries, has, since January 1, 1998, been a general partner or managing member of any general partnership, limited partnership or other entity. Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. As used in this Agreement, (i) the term “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (I) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (II) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (III) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests, and (ii) the term “Significant Subsidiary” means a Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the date hereof, except that all references to 10% in Rule 1-02(w)(1), (2) and (3) shall be deemed to be 3% and references to total assets shall be deemed to include all of the Company’s current, long-term and other assets.

      (c)  The Company has made available to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company and the charter, by-laws or other organizational documents of each Significant Subsidiary of the Company.

      3.2  Capitalization.

      (a)  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of July 5, 2001, (i) 68,625,560 shares of Company Common Stock were issued or outstanding, (ii) 13,256,229 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by Subsidiaries of the Company and (iv) no shares of Company Preferred Stock were issued and outstanding. Other than pursuant to the exercise of Company Stock Options listed on Section 3.2(b) of the Company Disclosure Schedule, the Company has not, since July 5, 2001 through the date of this Agreement, issued any shares of Company Common Stock or Company Preferred Stock. Section 3.2(a) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

      (b)  Section 3.2(b) of the Company Disclosure Schedule (i) lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the “Company Stock Plans”) and (ii) sets forth, as of July 10, 2001, a list, complete and accurate in all material respects, of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the “Company Stock Options”) under the Company Stock Plans, indicating with respect to each Company Stock Option the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the expiration date thereof. Since July 10, 2001 through the date of this Agreement, the Company has not granted any Company Stock Options. The vesting of all unvested Company Stock Options will accelerate in full upon the Effective Time. Section 3.2(b) of the Company Disclosure Schedule shows (A) the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Common Stock outstanding as of the date of this Agreement (other than Company Stock Options) (such outstanding warrants or other rights, the “Company Rights”) and the agreement or other document under which such Company Rights were granted and (B) sets forth a complete and accurate list of all holders of Company Rights indicating the number and type of shares of Company Common Stock subject to each Company Right, and the exercise price, the date of grant and the expiration date thereof. The Company has provided to the Buyer accurate and complete copies of (x) all Company Stock Plans and (y) the forms of all stock option agreements evidencing all Company Stock Options and Company Rights.

      (c)  Except (x) as set forth in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any (A) stock appreciation rights or phantom stock or (B) performance based rights or similar rights or obligations.

      (d)  Other than the Stockholder’s Agreement and the Voting Agreements, neither the Company nor any of its Affiliates (as such term is defined in Rule 405 promulgated under the Securities Act) (an “Affiliate”) is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other material agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

      (e)  All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(b) and 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business.

      (f)  All of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Significant Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer’s designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature.

      (g)  No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 6.12.

      3.3  Authority; No Conflict; Required Filings and Consents.

      (a)  The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law (including Section 203 of the DGCL) or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement, the Stockholder’s Agreement or the Voting Agreements. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

      (b)  The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws, or other organizational document of any Significant Subsidiary of the Company,

(ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Company’s knowledge, Section 3.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of Company’s or any of its Subsidiaries’ material agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      (c)  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, foreign or domestic (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any consents, approvals and filings required under applicable foreign antitrust laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/ Prospectus (as defined in Section 3.4(c)) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 (or other applicable rule) of the Exchange Act and materials under Rule 165 and Rule 425 (or other applicable rules) of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      (d)  The affirmative vote for adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholder Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities of the Company necessary to adopt this Agreement and for consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

      3.4  SEC Filings; Financial Statements; Information Provided.

      (a)  The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since April 20, 2000, and all such registration statements, forms, reports and other documents are available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”). All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the

“Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

      (b)  Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC under the Exchange Act and published rules and regulations of the SEC thereunder) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount. The consolidated, unaudited balance sheet of the Company as of March 31, 2001 is referred to herein as the “Company Balance Sheet”.

      (c)  The information related to the Company to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or for inclusion in any filing pursuant to Rule 165 or Rule 425 (or other applicable rules) under the Securities Act or Rule 14a-12 (or other applicable rules) under the Exchange Act (each a “Regulation MA Filing”), shall not at the time the Registration Statement or any Regulation MA Filing is filed with the SEC, at any time it is amended or supplemented (provided that the filing of such amendment or supplement has been approved by the Company, which approval shall not be unreasonably withheld or delayed), or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information related to the Company to be supplied by the Company for inclusion in the joint proxy statement/ prospectus to be sent to the stockholders of the Company and the Buyer in connection with the meeting of the Company’s stockholders to consider the adoption of this Agreement and the Merger (the “Company Stockholders Meeting”) and in connection with the meeting of the Buyer’s stockholders (the “Buyer Stockholders Meeting”) to consider the issuance of shares of Buyer Common Stock pursuant to the Merger (the “Joint Proxy Statement/ Prospectus”) shall not, on the date the Joint Proxy Statement/ Prospectus is first mailed to stockholders of the Company or the Buyer, at the time of the Company Stockholders Meeting and the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/ Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Buyer Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/ Prospectus, the Company shall promptly inform the Buyer.

      3.5  No Undisclosed Liabilities.

      (a)  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, except for any liabilities which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      (b)  Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section 3.5(b), “indebtedness” means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.5(b) of the Company or any of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

      3.6  Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2000, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and, since such date, there has not been: (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has resulted, or would reasonably be expected to result in, a Company Material Adverse Effect; (ii) any material change by the Company or any of its Subsidiaries in its accounting methods not required pursuant to GAAP; or (iii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement (other than paragraphs (b), (h) and (i) of Section 5.1) had such action or event occurred after the date of this Agreement.

      3.7  Taxes.

      (a)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file (taking into account applicable extensions), and all such Tax Returns were correct and complete; the Company and each of its Subsidiaries has paid on a timely basis all Taxes that were due (whether or not shown) on any such Tax Returns; the unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals or reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles; all Taxes attributable to periods commencing after the date of the Company Balance Sheet have arisen (A) in the ordinary course of business and are consistent with regard to type and amount with Taxes incurred in comparable historical periods or (B) pursuant to transactions to which the Buyer has consented in writing pursuant to Section 5.1 hereof; all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity;

(ii) the federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year ended December 31, 1991; no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or threatened in writing; neither the Company nor any of its Subsidiaries has been informed in writing by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed; neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency;

(iii) neither the Company nor any of its Subsidiaries: (A) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any of its Subsidiaries is subject to an election under Section 341(f) of the Code; (B) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (C) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; and

(iv) the Company has made available to the Buyer correct and complete copies of all material income Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods, unless such periods are closed by the statute of limitations or otherwise; and

(v) neither the Company nor, to the Company’s knowledge, any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or, to the Company’s knowledge, any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.

      (b)  For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

      (c)  To the Company’s knowledge, after consulting with its advisors, neither the Company nor any Affiliate has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

      3.8  Owned and Leased Real Properties.

      (a)  Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the addresses of all real property owned by the Company or any Subsidiary (the “Real Estate”). There is no pending or, to the Company’s knowledge, threatened condemnation or eminent domain proceeding with respect to the Real Estate, except any such proceedings as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      (b)  All of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair, except where the failure to be in good operating condition and repair would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      (c)  Section 3.8(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Lease, is in default under any Company Lease, except for such defaults as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

      3.9  Intellectual Property.

      (a)  Other than with respect to software programs that are commercially available on a general basis (except for programs and applications that are commercially available on a general basis at a cost that exceeds $100,000 in any one case or $250,000 in all cases in the aggregate), the Company and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to the conduct of the business of the Company and its Subsidiaries, including rights to make, exclude others from using, reproduce, modify, adapt, create derivative works of, translate, distribute (directly or indirectly), transmit, display, perform, license, rent, lease, and, with respect to Intellectual Property owned by the Company, assign and sell such Intellectual Property (the “Company Intellectual Property”), except where the failures to own, license or have rights to use such Company Intellectual Property would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) any applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications (except for programs and applications that are commercially available on a general basis at a cost that does not exceed $100,000 in any one case or $250,000 giving effect to multiple licenses to the same program) and (iv) other tangible or intangible proprietary or confidential information and material.

      (b)  The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to any Company Intellectual Property or any software programs that are commercially available on a general basis, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries, except for such breaches and rights to terminate or modify as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company’s issued patents, registered trademarks and material license agreements.

      (c)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) all patents and registrations and applications for registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries are valid and subsisting and (ii) the Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      (d)  None of the (i) products sold by the Company or any of its Subsidiaries or (ii) business or activities conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, or infringed, violated or constituted a misappropriation of, any Intellectual Property of any third party (including any software programs and applications that are commercially available), except for infringements, violations or misappropriations which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written (and has no knowledge of any) complaint, claim or notice alleging any such infringement, violation or misappropriation.

      3.10  Agreements, Contracts and Commitments.

      (a)  There are no contracts, agreements or instruments that are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (collectively, the “Company Material Contracts”), that have not been filed as exhibits to the Company SEC Reports filed prior to the date of this Agreement. The Company has made available to the Buyer complete and accurate copies of the Company Material Contracts. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms, except for such failures to be in full force and effect and enforceable as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for such violations and defaults as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      (b)  Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

      (c)  Except for field of use or territorial limits on the rights granted by third parties to the Company or its Subsidiaries set forth in the agreements or instruments granting such rights, (i) there is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or subject that has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the business by the Company or any of its Subsidiaries, taken as a whole, and (ii) neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted, in any material respects, from selling, licensing or otherwise distributing any of its technology or products, or providing its services, to customers or potential customers or any class of customers, in any geographic area, during any period of time.

      (d)  To the Company’s knowledge, neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates (other than the Company and its Subsidiaries) as a result of the consummation of the transactions contemplated by this Agreement.

      3.11  Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no (i) action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or (ii) judgment, order or decree outstanding against the Company or any of its Subsidiaries, except for (x) actions, suits, proceedings, claims, arbitrations and investigations and (y) judgments, orders and decrees which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      3.12  Environmental Matters.

      (a)  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have at all times complied with, and are not currently in violation of, any applicable Environmental Laws;

(ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(iii) to the Company’s knowledge, there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

(iv) to the Company’s knowledge, there was no Contamination of or at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

(v) to the Company’s knowledge, neither the Company nor any of its Subsidiaries are subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

(vi) to the Company’s knowledge, neither the Company nor any of its Subsidiaries have Released any Hazardous Substance to the environment;

(vii) to the Company’s knowledge, neither the Company nor any of its Subsidiaries has received any written (or has knowledge of any) notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(viii) neither the Company nor any of its Subsidiaries is subject to any written (or has any knowledge of any) orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any written indemnity or other agreement with any third party relating to liabilities or obligations under any Environmental Law or relating to Hazardous Substances;

(ix) to the Company’s knowledge, there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

(x) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state, local or foreign governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(xi) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is or was ever used as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and in compliance with good commercial practice;

(xii) to the knowledge of the Company, there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

(xiii) there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.

      (b)  For purposes of this Agreement, “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

      (c)  For purposes of this Agreement, “Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and in compliance with good commercial practice.

      (d)  For purposes of this Agreement, “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      (e)  For purposes of this Agreement, “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

      (f)  The Company has made available to the Buyer complete and accurate copies of all documents that contain any material environmental reports, investigations, site assessments or audits relating to premises currently or previously owned, leased or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted since January 1, 1996 and of which the Company or any of its Subsidiaries has possession or over which the Company or any of its Subsidiaries has control. Notwithstanding the foregoing, to the Company’s knowledge, any and all material documents relating to the facilities located in Groningen, The Netherlands, of the nature specified in the first sentence of this Section 3.12(f), are listed on Section 3.12(f) of the Company Disclosure Schedule without regard to the date of preparation. A complete and accurate copy of each such document has been made available to the Buyer.

      3.13  Employee Benefit Plans.

      (a)  Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any of the Company’s Subsidiaries (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement providing direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate”

means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

      (b)  With respect to each Company Employee Plan, the Company has furnished to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, and (vi) all employee handbooks.

      (c)  Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA) and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

      (d)  With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported, in all material respects, at their fair market value on the books and records of such Employee Benefit Plan.

      (e)  All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the knowledge of the Company, revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or require corrections that would result in material liability to the Company or any of its Subsidiaries. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

      (f)  Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) at any time within the last six years been obligated to contribute to a “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company nor any ERISA Affiliate has incurred any liability to any multi-employer plan which has not been satisfied in full. No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

      (g)  Each Company Employee Plan, other than any Company Employee Plan that is an individual agreement or an equity compensation plan, is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without material liability, including liability for surrender charges, deferred sales charges and the like, but excluding benefits accrued through the date of amendment or termination, to the Company or any of its Subsidiaries as a result thereof and no such Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of the Company’s Subsidiaries party thereto or covered thereby from amending or terminating any such Company Employee Plan.

      (h)  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of or directorship of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

      (i)  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

      (j)  There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or to the knowledge of the Company, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in liability to the Company or to such Company Employee Plan.

      (k)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each Company Employee Plan maintained outside the United States is in compliance, and the books and records thereof are maintained in compliance, with all applicable laws, rules and regulations of the jurisdiction in which such Company Employee Plan is maintained.

      (l)  Section 3.13(l) of the Company Disclosure Schedule lists each country in which the Company or any of its Affiliates has operations and the approximate number of employees in each such country.

      (m)  Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” as defined in Section 280G of the Code determined without regard to Section 280G(b)(4) of the Code. The Company has provided to the Buyer such accurate information as shall be necessary to enable the Buyer to calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable, and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

      3.14  Compliance With Laws. The Company and each of its Subsidiaries have complied with, are not in violation of, and have not received any notice alleging any violation with respect to, any applicable provisions of any foreign, federal, state or local statute, law or regulation applicable to the conduct of its business, or the ownership or operation of its properties or assets, except for such failures to comply, violations and notices as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      3.15  Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities necessary for the conduct of their businesses (the “Company Permits”), except for such permits, licenses and franchises the failure to have which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, and (ii) no Company Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

      3.16  Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s knowledge, there is no material pending or threatened (i) labor strike, or (ii) dispute, walkout, work stoppage, slow-down, lockout or organizational effort involving the Company or any of its Subsidiaries.

      3.17  Insurance. To the Company’s knowledge, each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 1998. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, (ii) none of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement, (iii) the Company and each of its Subsidiaries have complied with the provisions of each Insurance Policy under which it is the insured party, (iv) no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy and (v) all claims under the Insurance Policies have been filed in a timely fashion.

      3.18  Warranty. The Company has no reason to believe that the warranty costs of it and its Subsidiaries will materially increase as a percentage of their consolidated revenues in the future (assuming that management of the Company and its Subsidiaries following the Closing will be undertaken in a manner consistent with past practice). To the Company’s knowledge, since January 1, 1998, the Company and its Subsidiaries have not performed warranty service with respect to any particular product or product line materially in excess of the warranty service typically required to be performed with respect to the products and product lines of the Company and its Subsidiaries taken as a whole (the Buyer acknowledging that the Company and its Subsidiaries do not track or record warranty service on a product or product line basis).

      3.19  Customers and Suppliers. No customer (including any Affiliate thereof) of the Company or any of its Subsidiaries represented 5% or more of the Company’s consolidated revenues in the fiscal year ended December 31, 2000 or in the three-month period ended March 31, 2001. No supplier of the Company or any of its Subsidiaries whose failure to continue to be a supplier of the Company or its Subsidiaries would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect has indicated to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying materials, products or services to them.

      3.20  No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

      3.21  Opinion of Financial Advisor. The financial advisor of the Company, JP Morgan Chase & Co., has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to the Buyer.

      3.22  Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Stockholder’s Agreement, the Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement, the Stockholder’s Agreement or the Voting Agreements.

      3.23  Brokers. No agent, broker, investment banker, financial advisor or other firm, or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except JP Morgan Chase & Co., whose fees and expense shall be paid by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

      The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) such other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

      4.1  Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not resulted in, and would not reasonably be expected to result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance, development or effect on (i) the business, financial condition, or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of this Agreement, (I) adverse changes in the stock price of the Buyer in and of itself, as quoted on the New York Stock Exchange, (II) conditions, events or circumstances generally adversely affecting the economies of the countries where the Buyer and its Subsidiaries operate, the United States securities markets or the industries in which the Buyer operates, so long as such conditions, events or circumstances do not materially disproportionately affect the Buyer and its Subsidiaries, taken as a whole, (III) conditions, events or circumstances directly arising out of or directly attributable to (x) a material breach of this Agreement by the Company or (y) the Merger or any other transaction involving the parties hereto contemplated by this Agreement, or (IV) conditions, events or circumstances directly arising out of or directly attributable to the public announcement of this Agreement or the transactions contemplated hereby, shall not be taken into account in determining whether there has been or would be a “Buyer Material Adverse Effect”.

      4.2  Capitalization.

      (a)  The authorized capital stock of the Buyer consists of 300,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (the “Buyer Preferred Stock”), of which 70,000 shares of Buyer Preferred Stock are designated Series C Junior Participating Preferred

Stock. The rights and privileges of each class of Buyer’s capital stock are set forth in the Buyer’s Articles of Organization. As of the close of business on July 10, 2001, 101,327,183 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued and outstanding. Other than pursuant to the exercise of options under the Buyer’s stock option plans, the Buyer has not, since July 10, 2001 through the date of this Agreement, issued any shares of Buyer Common Stock or Buyer Preferred Stock. All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Massachusetts Business Corporation Law, the Buyer’s Articles of Organization or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

      (b)  As of the date of this Agreement, except (x) as set forth in Section 4.2 of the Buyer Disclosure Schedule and (y) as reserved for future issuance under options outstanding as of the date of this Agreement or for future grants under stock option plans of the Buyer existing as of the date of this Agreement, (i) there are no equity securities of any class of the Buyer, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Buyer is a party or by which the Buyer is bound obligating the Buyer to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Buyer or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests. As of the date of this Agreement, the Buyer has no (A) stock appreciation rights or phantom stock or (B) performance based rights or similar rights or obligations outstanding.

      (c)  As of the date of this Agreement, there are no obligations, contingent or otherwise, of the Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or other capital stock of the Buyer.

      4.3  Authority; No Conflict; Required Filings and Consents.

      (a)  Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the board of directors of the Buyer (the “Buyer Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Buyer and its stockholders and (ii) resolved to recommend the Buyer Voting Proposal to the Buyer’s stockholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary), subject only to the approval of the Buyer Voting Proposal (as defined in Section 6.5(b)) by the stockholders of the Buyer. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

      (b)  The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary does not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Buyer or the Certificate of Incorporation or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

      (c)  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer of the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any consents, approvals and filings required under applicable foreign antitrust laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement and Joint Proxy Statement/ Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, (iv) the filings of such reports or schedules under Section 13 or Rule 14a-12 (or other applicable rules) of the Exchange Act and materials under Rule 165 and Rule 425 (or other applicable rules) of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vi) any consents, authorizations, approvals, filings or exemptions required by the rules of the New York Stock Exchange with respect to the shares of Buyer Common Stock issuable in connection with the Merger and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. The affirmative vote for the approval of the issuance of shares of Buyer Common Stock to be issued in the Merger by the holders of a majority of the shares of Buyer Common Stock voted at the Buyer Stockholders Meeting at which a quorum of the holders of the outstanding shares of Buyer Common Stock on the record date for the Buyer Stockholders Meeting is the only vote of the holders of any class or series of the Buyer’s capital stock or other securities of the Buyer necessary to approve the consummation by the Buyer of the transactions contemplated by this Agreement.

      4.4  SEC Filings; Financial Statements; Information Provided.

      (a)  The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 1998 and all such registration statements, forms, reports and other documents are available on EDGAR. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the “Buyer SEC Reports.” The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

      (b)  Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC under the Exchange Act and the published rules and regulations of the SEC thereunder) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Buyer as of April 1, 2001 is referred to herein as the “Buyer Balance Sheet”.

      (c)  The information in the Registration Statement (except for information supplied by the Company for inclusion in the Registration Statement, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information related to the Buyer to be supplied by or on behalf of the Buyer for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus shall not, on the date the Joint Proxy Statement/ Prospectus is first mailed to stockholders of the Buyer or the Company, at the time of the Buyer Stockholders Meeting and the Company Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/ Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buyer Stockholders Meeting or the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its Affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/ Prospectus, the Buyer shall promptly inform the Company.

      4.5  No Undisclosed Liabilities. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Buyer Balance Sheet in the ordinary course of business, the Buyer and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, except for any liabilities which would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. For purposes of this Agreement, the incurrence of indebtedness for money borrowed by the Buyer or any of its Subsidiaries shall not be treated as causing a Buyer Material Adverse Effect.

      4.6  Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been (i) any change, event, circumstance, development or effect that would, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect; or (ii) any material change by the Buyer or any of its Subsidiaries in its accounting methods not required pursuant to GAAP.

      4.7  Tax Matters. To the Buyer’s knowledge, after consulting with its advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

      4.8  Litigation. Except as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect, as of the date hereof (i) there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its Subsidiaries and (ii) there are no judgments, orders or decrees outstanding against the Buyer or any of its Subsidiaries.

      4.9  Intellectual Property. Other than with respect to software programs that are commercially available on a general basis, the Buyer and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to the conduct of the business of the Buyer and its Subsidiaries (the “Buyer Intellectual Property”), except where the failure to own, license or have rights to use such Buyer Intellectual Property would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. None of the (i) products sold by the Buyer or any of its Subsidiaries or (ii) business or activities conducted by the Buyer or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, or infringed, violated or constituted a misappropriation of, any Intellectual Property of any third party (including any software programs and applications that are commercially available), except for infringements, violations or misappropriations which would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

      4.10  Agreements, Contracts and Commitments. As of the date of this Agreement, there are no contracts, agreements or instruments that are material to the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, that have not been filed as exhibits to the Buyer SEC Reports.

      4.11  Environmental Matters.

      (a)  Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect:

(i) the Buyer and each of its Subsidiaries have at all times complied with, and are not currently in violation of, any applicable Environmental Laws;

(ii) the Buyer and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted; and

(iii) to the Buyer’s knowledge, there is no Contamination of or at the properties currently owned, leased or operated by the Buyer or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures).

      4.12  Compliance With Laws. The Buyer and each of its Subsidiaries have complied with, are not in violation of, and have not received any notice alleging any violation with respect to, any applicable provisions of any foreign, federal, state or local statute, law or regulation applicable to the conduct of its business, or the ownership or operation of its properties or assets, except for such failures to comply, violations and notices as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

      4.13  Permits. The Buyer and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities necessary for the conduct of their businesses (the “Buyer Permits”), except for such permits, licenses and franchises the failure to have which would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect, (i) the Buyer and each of its Subsidiaries are in compliance with the terms of the Buyer Permits, and (ii) no Buyer Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

      4.14  Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct (through and including the Effective Time) its operations only as contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

      5.1  Covenants of the Company. Except as expressly provided herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this

Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) except as permitted by Section 5.1(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Rights outstanding on the date of this Agreement in accordance with their present terms or granted hereafter as permitted by Section 5.1(n));

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(e) except for the sale of inventory in the ordinary course of business, sell, lease, license, pledge, encumber, dispose of or otherwise transfer any assets (including any intellectual property, contracts or stock of the Company’s Subsidiaries) material to the Company and its Subsidiaries, taken as a whole that have a value in excess of $1,000,000;

(f) adopt or implement any stockholder rights plan;

(g) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business);

(h) (A) have indebtedness for borrowed money at any time outstanding in excess of $125 million in the aggregate on a consolidated basis, (B) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees in the ordinary course of business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) except in the ordinary course of business consistent with past practice, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i) make any capital expenditures or other expenditures with respect to property, plant or equipment for the Company and its Subsidiaries other than as set forth in the Company’s capital expenditure budget attached hereto as Section 5.1(i) of the Company Disclosure Schedule;

(j) make any changes in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any method of calculating any bad debt, contingency or other reserve;

(k) except as expressly permitted in Section 6.1, waive any material benefits of, modify in any material adverse respect, materially fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

(l) except in the ordinary course of business, knowingly modify, amend or terminate in a material and adverse manner any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims in an adverse manner (including any write-off or other adverse compromise of any material accounts receivable of the Company or any of its Subsidiaries);

(m) (A) enter into any contract or agreement material to the Company and its Subsidiaries, taken as a whole, or (B) except on a non-exclusive basis in the ordinary course of business consistent with past practice, license any material intellectual property rights to or from any third party;

(n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as expressly contemplated by Section 6.12, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant except for annual salary increases of non-officer employees in the ordinary course of business or increases (up to $250,000 in the aggregate) in the ordinary course of business to employees or consultants who, after such increases, cannot reasonably be expected to be compensated at a rate of $100,000 or more per annum, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires (which grants shall not exceed 100,000 shares in the aggregate or 5,000 shares to any one person without the prior written consent of the Buyer, which consent shall not be unreasonably withheld) and shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and shall otherwise be upon the Company’s customary terms) or (F) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(o) make or rescind any material Tax election, settle or compromise any material Tax liability or make any material amendment to any Tax return, except, in each case, in the ordinary course of business, so long as any resulting expense for the audit or return in question and future impacts through December 31, 2000 have been adequately reserved for on the Balance Sheet;

(p) [Intentionally Omitted];

(q) initiate, compromise or settle in an adverse manner any litigation or arbitration proceeding material to the Company and its Subsidiaries, taken as a whole;

(r) take any action (including action otherwise permitted in this Section 5.1) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(s) except in the ordinary course of business, open or close any facility or office material to the Company and its Subsidiaries, taken as a whole; or

(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

      5.2  Covenants of the Buyer. During the period from the date of this Agreement to the Effective Time, the Buyer shall use commercially reasonable efforts consistent with past practice to maintain and preserve its business organization and to retain the services of its executive officers and key employees and maintain relationships with material customers, suppliers and other third parties. During the period from the date of this Agreement to the Effective Time, the Buyer shall not (i) make any amendment to its Articles of Organization that changes the fundamental attributes of Buyer Common Stock, (ii) make any material changes to the Certificate of Incorporation of the Transitory Subsidiary, (iii) make, declare or pay any extraordinary cash dividend, other than extraordinary dividends between the Buyer and one or more of its wholly owned Subsidiaries, (iv) take any action that is material and adverse to the stockholders of the Company as prospective stockholders of the Buyer or as prospective holders of rights pursuant to the Rights Agreement, dated January 25, 1995, between the Buyer (formerly known as EG&G, Inc.) and The First National Bank of Boston, as amended and restated by the Amended and Restated Rights Agreement, dated as of January 30, 2001, between the Buyer and Mellon Investor Services LLC and that affects the Company’s stockholders disproportionately as compared to the current stockholders of the Buyer, (v) take any action (including action otherwise permitted in this Section 5.2) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (vi) knowingly take any action or knowingly omit to take any action for the purpose of directly or indirectly, preventing, materially delaying or materially impeding (or that would reasonably be expected to prevent, materially delay or materially impede) the consummation of the Merger and the other transactions contemplated by this Agreement, (vii) permit or cause any of its Subsidiaries to do any of the foregoing or agree or commit to any of the foregoing, or (viii) agree in writing or otherwise to take any of the foregoing actions.

      5.3  Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of May 31, 2001 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1  No Solicitation.

      (a)  No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), the Company shall not, nor shall it cause, authorize or permit any of its Subsidiaries or Affiliates or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) of the Company or its Subsidiaries not to directly or indirectly:

(i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition

Proposal, including approving any transaction (or any person becoming an “interested stockholder”) under Section 203 of the DGCL; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

      Notwithstanding the foregoing, in response to an Acquisition Proposal that did not result from a breach of this Section 6.1, and subject to compliance with Section 6.1(c), the Company may (x) furnish information with respect to the Company to any person (and the Representatives of such persons) making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably likely to result in a Superior Proposal, pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (which need not have standstill provisions) and (y) engage in discussions or negotiations with such person and its Representatives regarding any such Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Affiliate or Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

      (b)  No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall, prior to the Specified Time:

(i) except as set forth in this Section 6.1(b), withdraw or propose to withdraw or knowingly modify in any material adverse manner or propose to knowingly modify in any material adverse manner, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in such Section 6.1(a); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

      Notwithstanding the foregoing, the Company Board may (x) withdraw or knowingly modify in any material adverse manner the approval or recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that an Acquisition Proposal constitutes a Superior Proposal as to which it intends to enter into a binding written agreement as provided in Section 8.1(i) and (y) adopt, approve or recommend, or propose to adopt, approve or recommend, any Superior Proposal subject to compliance with Section 8.1(i) hereof.

      (c)  Notices to the Buyer; Additional Negotiations. The Company shall promptly advise the Buyer orally, with written confirmation to follow within 24 hours of the occurrence, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, by any person that the Company has knowledge may be considering making, or has made, an Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. The Company shall keep the Buyer informed, on a prompt basis, of the status and material terms (including all changes to the status and material terms) of any such Acquisition Proposal or request.

      (d)  Certain Permitted Disclosure. Nothing contained in this Section 6.1 or elsewhere in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange

Act or from making any other disclosure to its stockholders if, in the good faith judgment of the Company Board, based on the advice of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

      (e)  Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations commenced on or prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall use commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed since January 1, 2001, to persons who have executed a confidentiality agreement in connection with such person’s consideration of an Acquisition Proposal, destroyed or returned to the Company as soon as possible.

      (f)  Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, taken as a whole, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Merger contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Company pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (based on the advice of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed; provided, further, however, that a proposal to acquire less than substantially all of the equity securities of the Company may constitute a Superior Proposal if it satisfies the other provisions of this definition and provides for the acquisition of at least a majority of the Company’s equity securities so long as in the evaluation of the proposal the Company Board determines in its good faith judgment (X) that the value of the proposal of the third party, together with the fair market value of the equity securities to be retained by the holders of the Company Common Stock is more favorable from a financial point of view to the holders of the Company Common Stock than the transactions contemplated by this Agreement (based on the advice of a nationally recognized independent financial advisor) taking into account all the terms and conditions of such proposal and this Agreement and (Y) that the proposal is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

      6.2  Joint Proxy Statement/ Prospectus; Registration Statement.

      (a)  As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and the Company shall file with the SEC the Joint Proxy Statement/ Prospectus, and the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/ Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Joint Proxy Statement/ Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Joint Proxy Statement/ Prospectus to be mailed to its stockholders at the earliest practicable time after both the Joint Proxy Statement/ Prospectus is cleared by the SEC and the

Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/ Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/ Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/ Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, of such amendment or supplement.

      (b)  The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

      6.3  Nasdaq Quotation. The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on the Nasdaq National Market during the term of this Agreement.

      6.4  Access to Information.

      (a)  The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      (b)  In the event that the Company reasonably believes that the Buyer or the Transitory Subsidiary has materially breached one or more of their respective representations or warranties under this Agreement, the Buyer shall (and shall cause each of its Subsidiaries to) afford the Company’s officers, employees, accountants, counsel and other representatives reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records; provided that such access shall be afforded solely to the extent that such access is necessary to determine the existence of such a breach of one or more representations or warranties of the Buyer or the Transitory Subsidiary under this Agreement. The Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      (c)  Notwithstanding anything to the contrary in this Section 6.4(c), neither party hereto nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment or decree, or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement, where such access to information may be adverse to the interests of such party.

      6.5  Stockholders Meetings.

      (a)  The Company, acting through the Company Board, shall take all actions in accordance with applicable law (including all applicable requirements of the Code and ERISA with respect to the shares of Company Common Stock held by any Company Employee Plan) and its Certificate of Incorporation and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include in the Joint Proxy Statement/ Prospectus such recommendation, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. The Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the rules of the Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with the Buyer, the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/ Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

      (b)  The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable law (including all applicable requirements of the Code and ERISA) and its Articles of Organization and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Buyer Stockholders Meeting for the purpose of voting to approve the issuance of the shares of Buyer Common Stock to be issued in the Merger (the “Buyer Voting Proposal”). The Buyer Board shall (i) recommend approval of the Buyer Voting Proposal and include in the Joint Proxy Statement/ Prospectus such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval, provided that the Buyer may withdraw such recommendation if the Buyer Board in good faith (after consultation with outside counsel) determines that it is required to do so to comply with its fiduciary duties. Notwithstanding anything to the contrary contained in this Agreement, after consultation with the Company, the Buyer may adjourn or postpone the Buyer Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/ Prospectus is provided to the Buyer’s stockholders or, if as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders Meeting. The Buyer, as the sole stockholder of the Transitory Subsidiary, shall approve this Agreement.

      6.6  [Intentionally Omitted]

      6.7  Legal Conditions to the Merger.

      (a)  Subject to the terms hereof, including Section 6.7(b) and Section 6.7(c), the Company and the Buyer shall each use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, but in any event before the Outside Date, including to: (i) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law (domestic or foreign), (iii) use commercially reasonable best efforts in the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/ Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b) or Section 6.7(c).

      (b)  Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company an opportunity to fully participate therein as contemplated by this Section 6.7. Notwithstanding anything in this Agreement to the contrary, except as expressly provided in Section 6.7(c), neither the Buyer nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer, any of its Affiliates or the Company or any of its Subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation). In furtherance and not in limitation of the foregoing, each of the Buyer and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (and to make such other filings as are required under the Antitrust Laws) with respect to the Merger as promptly as reasonably practicable (but not later than 15 business days) after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act (or pursuant to other Antitrust Laws). Each party will consult with counsel for the other party as to, and will permit such counsel to participate fully in, any litigation referred to in this Section 6.7(b) and in Section 6.7(a)(iii) above. Each party will (x) promptly notify the other party of any written communication to that party from any Governmental Entity located in the U.S. and, to the extent practicable, outside of the U.S. and, subject to applicable law, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger, except that any materials concerning the Buyer’s valuation of the Company or the Company’s valuation of the transaction may be redacted and internal financial information of the Buyer may be provided to the Company’s counsel on an outside counsel basis only.

      (c)  If required to obtain clearances or approvals of the Merger under Antitrust Laws, the Buyer and its Subsidiaries shall agree to: (i) a sale, transfer, license, separate holding, divestiture or other disposition of or (ii) a prohibition of, or a limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of (the matters specified in clauses (i) and (ii) a “Divestiture”), any asset or assets of the Buyer, the Company or any of their respective Subsidiaries that individually or in the aggregate would not be material in relation to the continuing operations of the combined U.S. businesses of the Company and the Buyer and their consolidated Subsidiaries, but shall not be required to agree to any Divestiture that is so material. Solely for purposes of this Section 6.7(c), a Divestiture will be deemed material in relation to the continuing operations of the combined U.S. businesses of the Company and the Buyer and their consolidated Subsidiaries if the Divestiture relates to assets that generated in excess of $30 million of the total consolidated sales of the Buyer and the Company in fiscal year 2000, but will be deemed not to be material if the Divestiture relates to assets that generated $30 million or less of the total consolidated sales of the Buyer and the Company in fiscal year 2000.

      (d)  Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time, it being understood that neither the Company nor the Buyer (or any of their respective Subsidiaries) shall be required to make any cash payments or grant any concessions to third parties in connection with the fulfillment of its obligations under this Section 6.7 (except as otherwise expressly set forth in this Section 6.7). The actions of each of the Buyer and the Company with respect to the foregoing shall be reasonably calculated to facilitate consummation of the Merger by the Outside Date.

      6.8  Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts.

      6.9  Reorganization. The Buyer and the Company shall each use its commercially reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

      6.10  Affiliate Agreements. Schedule 6.10 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company’s reasonable judgment, Rule 145 Affiliates of the Company. The Company shall notify the Buyer in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to the Buyer as soon as practicable after the date of this Agreement (and in any case prior to the mailing of the Joint Proxy Statement/ Prospectus Company Stockholder Meeting) from each of its Rule 145 Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit D (the “Affiliate Agreement”). The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company pursuant to the terms of this Agreement and, subject to the terms of the Stockholder’s Agreement, to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of shares of Buyer Common Stock issued in the Merger that is not then a Rule 145 Affiliate of the Buyer).

      6.11  NYSE Listing. The Buyer shall use its commercially reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on the NYSE, subject to official notice of issuance, on or prior to the Closing Date.

      6.12  Employee Matters.

      (a)  At the Effective Time, each outstanding Company Stock Option under Company Stock Plans (other than the Company’s Employee Stock Purchase Plan (the “ESPP”)), whether vested or unvested, and the Company Stock Plans (other than the ESPP), insofar as they relate to outstanding Company Stock Options, shall be assumed by the Buyer and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, such number of shares of Buyer Common Stock as is determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole number, at a price per share and rounded down to the nearest whole cent equal to (y) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (z) the Exchange Ratio.

      (b)  As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans (other than the ESPP) appropriate notice setting forth such participants’ rights pursuant thereto. All grants made pursuant to the Company Stock Plans (other than the ESPP) shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.12 after giving effect to the Merger).

      (c)  The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Stock Plans (other than the ESPP) assumed in accordance with this Section. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

      (d)  From and after the Effective Time, the Surviving Corporation shall honor all Company Employee Plans (other than the ESPP) in accordance with their terms as in effect on the date of this Agreement, subject to any amendment or termination thereof that may be permitted by such terms. The Surviving Corporation shall provide, or shall cause to be provided, to persons who are, immediately before the Effective Time, employees of the Company and its Subsidiaries (the “Company Employees”) (i) in the case of Company Employees employed in the United States, compensation and employee benefits that are, in the aggregate, not materially less favorable than those provided by the Buyer to its similarly situated employees and (ii) in the case of the Company Employees employed outside the United States, compensation and any employee benefits that are, in the aggregate, not materially less favorable than, at the option of the Buyer, either (A) those provided by the Buyer to its similarly situated employees or (B) those provided by the Company to such non-U.S. Company Employees immediately prior to the Effective Time. The foregoing shall not be construed to prevent (X) the termination of employment of any Company Employee at any time after the Effective Time, (Y) the amendment or termination of any Company Employee Plan at any time after the Effective Time or (Z) during the period beginning immediately after the Effective Time and ending on December 31, 2001, the provision of benefits, other than 401(k) benefits, under Company Employee Plans as in existence immediately before the Effective Time.

      (e)  For all purposes under the employee benefit plans of the Buyer and its Affiliates providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time for purposes of participation, vesting and benefit levels where length of services is relevant to benefit levels, but not for benefit accrual under any defined benefit plan or any accrual that would result in any duplication of benefits, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans (other than the Buyer’s 401(k) plan) to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and the Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Company Employees who are participants in the Company’s 401(k) Plan immediately prior to the earlier of (i) the termination of such Plan pursuant to Section 6.18 hereof or (ii) the Closing, shall be eligible to participate in Buyer’s 401(k) Plan as soon as reasonably feasible after the Closing. Notwithstanding the preceding sentence, such participation shall occur no later than 10 days after the Closing, provided that the Company has given the Buyer such access to the appropriate Company Employees as is reasonably needed substantially to complete the enrollment process in the Buyer’s 401(k) Plan prior to the Closing.

      (f)  The Buyer acknowledges and agrees that immediately following the Effective Time, each of the individuals listed in Section 6.12(f) of the Company Disclosure Schedule will have experienced “Good Reason” within the meaning of the employment agreement listed next to such individual’s name in Section 6.12(f) of the Company Disclosure Schedule; provided, that the foregoing shall not be deemed to be an admission by the Company or the Buyer for any other purpose. Notwithstanding any other provision of this Agreement, each such individual shall be considered a third-party beneficiary of this Section 6.12(f) with the right to enforce this Section 6.12(f) against the Buyer.

      (g)  The Company shall terminate the ESPP in accordance with its terms immediately prior to the Effective Time and the participants in the ESPP shall be permitted to exercise any then outstanding options thereunder at such time.

      6.13  Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall afford the Buyer the opportunity to participate, at its expense and with separate counsel, in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer’s prior written consent, which will not be unreasonably withheld or delayed.

      6.14  Representation on Buyer Board. The Buyer shall take any and all actions necessary or appropriate to cause the number of directors comprising the Buyer’s board of directors at the Effective Time to be sufficient to permit Alexis P. Michas to serve thereon (the “Stockholder Designee”), and to cause the Stockholder Designee to be elected to serve on the Buyer’s board of directors as provided in the Stockholder’s Agreement.

      6.15  Indemnification.

      (a)  From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law for a period of six years from the Effective Time, indemnify, hold harmless and provide advancement of expense to, each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify, hold harmless and advance expenses exist under the DGCL, the Company’s Certificate of Incorporation or By-laws or any contract binding the Company and listed on Section 6.15(a) of the Company Disclosure Schedule on the date of this Agreement.

      (b)  For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been made available to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage, which current annual premium is set forth on Schedule 6.15(b) to this Agreement.

      (c)  Notwithstanding any other provision of this Agreement, each of the Indemnified Parties and the persons referred to in clause (b) above shall be considered a third-party beneficiary of this Section 6.15 with the right to enforce this Section 6.15 against the Buyer.

      6.16  Notification of Certain Matters. The Buyer shall use commercially reasonable best efforts to give reasonably prompt notice to the Company, and the Company shall use commercially reasonable best efforts to give reasonably prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to result in (a) a breach of any representation or warranty of such party contained in this Agreement or (b) the failure of any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

      6.17  Exemption from Liability Under Section 16(b).

      (a)  The board of directors of the Buyer, or a committee thereof consisting solely of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

      (b)  For purposes of Section 6.17(a), “Section 16 Information” shall mean information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock, and options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Buyer within 10 business days after the date of this Agreement.

      (c)  For purposes of Section 6.17(a), “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

      6.18  Termination of 401(k) Plan. At the request of the Buyer, the Company shall terminate its 401(k) Plan no later than one day prior to the Closing Date. Buyer shall cause the Buyer’s 401(k) Plan to permit the Company Employees to roll over their account balances from the Company’s 401(k) Plan into the Buyer’s 401(k) Plan after the Company has received a favorable determination letter from the Internal Revenue Service with respect to the termination of Company’s 401(k) Plan.

ARTICLE VII

CONDITIONS TO MERGER

      7.1  Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws. The Buyer Voting Proposal shall have been approved at the Buyer Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Buyer under applicable law and the Buyer’s Articles of Organization and By-laws.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would reasonably be expected to result in a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred.

(d) Registration Statement; Joint Proxy Statement/ Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/ Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and the other transactions contemplated by this Agreement.

(f) NYSE. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance (in the case of the Buyer, provided it has fully complied with the provisions of Section 6.11 hereof).

      7.2  Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (X) as of the date of this Agreement and (Y) (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) in the case of clause (Y), for changes expressly contemplated by this Agreement and (ii) in the case of both clauses (X) and (Y) (other than with respect to (A) the first four sentences of Section 3.2(a); clause (i) of the first sentence and the second sentence of Section 3.2(b); clause (A) of the fourth sentence of Section 3.2(b); clause (x) of the fifth sentence of Section 3.2(b); the first sentence of Section 3.2(c); clause (A) of the second sentence of 3.2(c); the second sentence of Section 3.2(d); and Section 3.2(e) and (B) as to any representation or warranty that to the Company’s knowledge was false when made (giving effect to, for purposes of this clause (B), qualifications as to materiality and Company Material Adverse Effect in such representations and warranties)) where the failures to be true and correct, individually or in the aggregate and without regard to any qualifications as to materiality or Company Material Adverse Effect contained in such representations and warranties, have not resulted in and would not reasonably be expected to result in, a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Tax Opinion. The Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP to enable them to render such opinion).

(d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties listed on Schedule 7.2(d) hereof and (ii) any other consent or approval of any third party (other than a Governmental Entity), required in connection with this Agreement and the transactions contemplated hereby, other than (in the case of clause (ii)) consents or approvals which if not obtained would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e) No Restraints. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect (which includes for this purpose any Divestiture that is material as defined in Section 6.7(c) but which does not include for this purpose any Divestiture that is not material as defined in Section 6.7(c)), there shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares. Nothing contained in this Section 7.2(e) is intended to modify the provisions of Section 6.7(c).

      7.3  Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct (X) as of the date of this Agreement and (Y) (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) in the case of clause (Y), for changes expressly contemplated by this Agreement and (ii) in the case of both clauses (X) and (Y) (other than with respect to (A) Section 4.2(a); the first sentence of Section 4.2(b); clause (A) of the second sentence of Section 4.2(b); and Section 4.2(c) and (B) as to any representation or warranty that to the Buyer’s knowledge was false when made (giving effect to, for purposes of this clause (B), qualification as to materiality and Company Material Adverse Effect in such representations and warranties)) where the failures to be true and correct, individually or in the aggregate and without regard to any qualifications as to materiality or Buyer Material Adverse Effect contained in such representations and warranties, have not resulted in, and would not reasonably be expected to result in, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Wachtell, Lipton, Rosen & Katz to enable them to render such opinion).

(d) Representation on Buyer Board. The Stockholder Designee shall have been elected to serve on the Buyer’s board of directors in accordance with Section 6.14 of this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

      8.1  Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(k), by written notice by the terminating party to the other party) as follows:

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company, if the Merger shall not have been consummated by December 31, 2001 (the “Outside Date”); provided, however, that the Outside Date shall be extended to and be deemed to be February 15, 2002 (plus an additional calendar day for each calendar day beyond five business days after the date of this Agreement that passes until the Buyer files its Notification and Report Form pursuant to the HSR Act) if on December 31, 2001 the condition specified in Section 7.1(b) shall not have been satisfied, the condition specified in Section 7.1(c) shall not have been satisfied with respect to one or more Antitrust Laws or the condition specified in Section 7.2(e) shall not have been satisfied as a result of an action or proceeding by any Governmental Entity instituted or pending relating to Antitrust Laws (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose material failure to fulfill any obligation under this Agreement, including Section 6.7, has been the principal cause of or resulted in such order, decree ruling or action); or

(d) by the Buyer, if any person or group (as defined in Section 13(d)(3) under the Exchange Act) (other than the Buyer, Transitory Subsidiary or any of their respective Affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least a majority of the outstanding shares of Company Common Stock; or

(e) by either the Buyer or the Company, if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Company if (x) at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement, (y) the Company Board (or any committee thereof) shall have withdrawn or proposed to withdraw or knowingly modified in a material adverse manner or proposed to knowingly modify in a material adverse manner its recommendation of the Company Voting Proposal or (z) the failure to obtain the requisite vote has been caused by a breach of the Stockholder’s Agreement or any Voting Agreement by any party thereto other than the Buyer); or

(f) by either the Buyer or the Company, if at the Buyer Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Buyer Voting Proposal is taken, the requisite vote of the stockholders of the Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided the right to terminate this Agreement shall not be available to the Buyer if, at such time, the Buyer is in breach of or has failed to fulfill its obligations under this Agreement); or

(g) by the Buyer, if: (i) the Company Board (or any committee thereof) shall have withdrawn or knowingly modified in a material adverse manner its recommendation of the Company Voting Proposal or (ii) the Company Board (or any committee thereof) fails to reconfirm its recommendation of the Company Voting Proposal within five days after the Buyer so requests in writing (which five day period will be extended for an additional five days if the Company certifies to the Buyer prior to the expiration of the initial five day period that the Company Board is in good faith seeking to obtain additional information regarding its decision to reconfirm its recommendation of the Company Voting Proposal); or

(h) by the Company, if: (i) the Buyer Board (or any committee thereof) shall have withdrawn or knowingly modified in a material adverse manner its recommendation of the Buyer Voting Proposal or (ii) the Buyer Board (or any committee thereof) fails to reconfirm its recommendation of the Buyer Voting Proposal within five days after the Company so requests in writing (which five day period will be extended for an additional five days if the Buyer certifies to the Company prior to the expiration of the initial five day period that the Buyer Board is in good faith seeking to obtain additional information regarding its decision to reconfirm its recommendation of the Buyer Voting Proposal);

(i) by the Company, if, prior to the Company Stockholders Meeting, the Company Board (or such committee) has provided written notice to the Buyer of its bona fide intention to enter into a binding written agreement for a Superior Proposal; provided that:

(i) the Company shall have complied with Section 6.1 hereof in all material respects;

(ii) the Company shall have (1) notified the Buyer in writing of the Company’s receipt of such Superior Proposal, (2) further notified the Buyer in writing that the Company intends to enter into a binding written agreement with respect to such Superior Proposal subject to clause (iii) below, and (3) provided to the Buyer, together with the notice set forth in clause (2), a copy of the current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal);

(iii) the Buyer does not make, within two business days after receipt of the Company’s written notice pursuant to clause (ii)(2) above, an offer that the Company Board shall have concluded in good faith (following consultation with its financial adviser and outside counsel) is as favorable to the stockholders of the Company as such Superior Proposal; and

(iv) the Company shall, concurrently with such termination, pay the Buyer the termination fee required by Section 8.3(c)(ii).

(j) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach from the Buyer; or

(k) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Buyer of written notice of such breach from the Company.

      8.2  Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 5.3 and 6.8, this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

      8.3  Fees and Expenses.

      (a)  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally (i) the filing fee of the Buyer’s pre-merger notification report under the HSR Act and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/ Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

      (b)  (i)  The Company shall pay the Buyer up to $1.5 million as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement:

(A) pursuant to Section 8.1(e); or

(B) pursuant to Section 8.1(b) (without the Company Stockholders Meeting having occurred) if at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced and remain outstanding.

      (ii)  The expenses payable pursuant to Section 8.3(b)(i) shall be paid within 10 business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

      (c)  The Company shall pay the Buyer a termination fee of $23.5 million if:

(i) this Agreement is terminated pursuant to Section 8.1(b) (without the Company Stockholders Meeting having occurred) or 8.1(e) if at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced and remains outstanding and within twelve months of such termination the Company enters into any definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal relating to the Company is consummated (provided that for purposes of this Section 8.3(c)(i), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “25%”); or

(ii) this Agreement is terminated pursuant to Section 8.1(d), 8.1(g) or 8.1(i); or

(iii) this Agreement is terminated pursuant to Section 8.1(j) (x) resulting from a failure to satisfy the condition set forth in Section 7.2(a) based upon a breach of a representation or warranty by the Company, which representation or warranty was known by the Company to be false when made, or (y) resulting from a failure to satisfy the condition set forth in Section 7.2(b) based upon a material and knowing breach by the Company of its obligations under this Agreement required to be performed by it on or prior to the Closing Date;

provided, however, that if a termination fee is payable by the Company pursuant to Section 8.3(c)(i), then the Company may reduce the amount to be paid by it pursuant to this Section 8.3(c) by the amount of any expense reimbursement previously paid by the Company to the Buyer pursuant to Section 8.3(b)(i)(A) or (B).

      (d)  Any fee due under Section 8.3(c) shall be paid by the Company by wire transfer of same-day funds:

(i) in the case of Section 8.3(c)(i), on the earlier to occur of the date on which the Company (A) enters into the definitive agreement or (B) consummates the Acquisition Proposal referred to therein;

(ii) in the case of Section 8.3(c)(ii) (other than as a result of a termination pursuant to Section 8.1(i)) or Section 8.3(c)(iii), within one business day after the date of termination of this Agreement; and

(iii) in the case of Section 8.3(c)(ii), in the event of a termination pursuant to Section 8.1(i), concurrently with such termination.

      (e)  The Buyer shall pay the Company up to $1.5 million as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement pursuant to Section 8.1(f). The expenses payable pursuant to this Section 8.3(e) shall be paid within 10 business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(e).

      (f)  The Buyer shall pay the Company a termination fee of $23.5 million upon the termination of this Agreement:

(i) pursuant to Section 8.1(k) (x) resulting from a failure to satisfy the condition set forth in Section 7.3(a) based upon a breach of a representation or warranty by the Buyer that was known by the Buyer to be false when made, or (y) resulting from a failure to satisfy the condition set forth in Section 7.3(b) based upon a material and knowing breach by the Buyer of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; or

(ii) pursuant to Section 8.1(h).

      (g)  Any fee due under Section 8.3(f) shall be paid by the Buyer by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

      (h)  The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due under this Section 8.3, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

      8.4  Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Transitory Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5  Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

      9.1  Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

      9.2  Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to

PerkinElmer, Inc.
45 William Street
Wellesley, Massachusetts 02481
Attn: General Counsel
Telecopy: (781) 431-4185

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: David E. Redlick, Esq.
Telecopy: (617) 526-5000

(b) if to the Company, to

Packard BioScience Company
800 Research Parkway
Meridian, CT 06450
Attn: Chief Financial Officer
Telecopy: (203) 235-6089

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: Andrew R. Brownstein, Esq.
Telecopy: (212) 403-2000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

      9.3  Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

      9.4  No Third Party Beneficiaries. Except as provided in Section 6.12(f) and Section 6.15(c), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

      9.5  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may substitute any direct or indirect wholly owned Subsidiary of the Buyer for the Transitory Subsidiary without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement; and provided further that such substitution does not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      9.6  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

      9.7  Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

      9.8  Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has resulted or would reasonably be expected to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. Notwithstanding any other provisions in this Agreement to the contrary, it is the explicit intent of the parties hereto that no party is making any representations or warranties whatsoever, express or implied, beyond those expressly given in this Agreement (including the Schedules and Exhibits to this Agreement and instruments contemplated hereby to be delivered to the other party), including any implied warranty or representation as to condition, merchantability or suitability as to any of the parties’ properties or assets. To the extent that any representation or warranty is made to the knowledge of the Company (or words of similar import), such knowledge shall refer to the actual knowledge of the Company’s employees set forth on Section 9.8 of the Company Disclosure Schedule. To the extent that any representation or warranty is made to the knowledge of the Buyer (or words of similar import), such knowledge shall refer to the actual knowledge of the Buyer’s employees set forth on Section 9.8 of the Buyer Disclosure Schedule.

      9.9  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

      9.10  Submission to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 as to giving notice hereunder shall be deemed effective service of process on such party.

      9.11  Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

      9.12  WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PERKINELMER, INC.

By:	/s/ GREGORY L. SUMME

Title: Chairman and CEO

PABLO ACQUISITION CORP.

By:	/s/ GREGORY L. SUMME

Title: President

PACKARD BIOSCIENCE COMPANY

By:	/s/ EMERY M. OLCOTT

Title: CEO

ANNEX B

PERSONAL AND CONFIDENTIAL

July 13, 2001

Board of Directors

PerkinElmer, Inc.
45 Williams Street
Wellesley, MA 02481

Madam and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to PerkinElmer, Inc. (“PerkinElmer” or the “Company”) of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of July 13, 2001 (the “Agreement”), among PerkinElmer, Inc., Pablo Acquisition Corp., a wholly-owned subsidiary of PerkinElmer (“Transitory Subsidiary”), and Packard BioScience Company (“Packard”). Pursuant to the Agreement, Transitory Subsidiary will be merged with Packard and each share of outstanding Common Stock, par value $.002 per share (the “Shares”), of Packard will be converted into the right to receive 0.311 shares of Common Stock, par value $1.00 per share (the “Company Common Stock”), of PerkinElmer (the “Exchange Ratio”).

      Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with its acquisition of Perkin-Elmer’s Analytical Instruments Business in June 1999 and its divestiture of EG&G’s Technical Services business in August 1999; having acted as lead managing underwriter with respect to the sale of $400,000,000 Zero Coupon Convertible Notes of the Company in August 2000; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities including, derivative securities, of the Company or Packard for its own account and for the accounts of customers.

      In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1, including the Prospectus dated April 20, 2000 contained therein, relating to Packard’s initial public offering of Shares; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2000, and of Packard for the year ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Packard; certain other communications from the Company and Packard to their respective stockholders; certain internal financial analyses and forecasts for Packard prepared by its management; and certain internal financial analyses and forecasts for Packard and the Company prepared by the Company’s management (the “Forecasts”), including certain cost savings and revenue and operating synergies projected by the management of the Company to result from the transaction contemplated by the Agreement (the “Synergies”). We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and with members of the senior management of the Company and Packard regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Company Common Stock, compared certain financial and stock market information for Packard and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent

B-1

Board of Directors
PerkinElmer, Inc.
July 13, 2001

business combinations in the life science industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the Forecasts, including the Synergies, prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Packard or the Company or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Packard or on the contemplated benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how holders of the Company Common Stock should vote with respect to such transaction.

      Based upon and subject to the foregoing and based upon such other matters, as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to PerkinElmer.

B-2

ANNEX C

July 13, 2001

The Board of Directors

Packard BioScience Company
800 Research Parkway
Meriden, Connecticut 06450

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.002 per share (the “Company Common Stock”), of Packard BioScience Company (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of PerkinElmer, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of July 13, 2001, among the Company, the Merger Partner and a wholly-owned subsidiary of the Merger Partner , the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by any wholly owned subsidiary of the Company or by the Merger Partner or any wholly owned subsidiary of the Merger Partner, will be converted into the right to receive .311 shares (the “Exchange Ratio”) of the Merger Partner’s common stock, par value $1.00 per share (the “Merger Partner Common Stock”).

      In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant; (v) reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses , as well as the estimated amount and timing of the cost savings and related expenses and synergies that the Company expects to result from the Merger (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

      In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, including the Synergies provided by the Company, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates

C-1

and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

      We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

      We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services if the proposed Merger is consummated. We and our affiliates, in the ordinary course of business, have from time to time provided investment banking and commercial banking services to the Company and the Merger Partner, respectively, for which we received usual and customary compensation, and in the future may continue to provide such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

C-2

ANNEX D

STOCKHOLDER’S AGREEMENT

      This Stockholder’s Agreement (the “Agreement”) is made and entered into as of July 13, 2001, between PerkinElmer, Inc., a Massachusetts corporation (“PerkinElmer”), and the undersigned stockholder (the “Stockholder”) of Packard BioScience Company, a Delaware corporation (“Packard”).

RECITALS

      A.  Concurrently with the execution of this Agreement, PerkinElmer, Packard and Pablo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PerkinElmer (“Acquisition Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the merger (the “Merger”) of Acquisition Sub with and into Packard. Pursuant to the Merger, shares of capital stock of Packard will be converted into the right to receive shares of common stock, $1.00 par value per share, of PerkinElmer (“PerkinElmer Common Stock”).

      B.  The Stockholder is party to a Stockholders’ Agreement, dated as of March 4, 1997, among Packard, the Stockholder and certain other stockholders of Packard, as amended on June 2, 1997, January 23, 1998 and March 31, 1998 (the “1997 Agreement”), pursuant to which, among other things, certain of the existing stockholders of Packard have agreed to vote their shares of Packard as directed by the Stockholder.

      C.  Attached hereto as Schedule A is a list of the shares of outstanding common stock, $0.002 par value per share, of Packard that the Stockholder (i) owns beneficially and of record and has the sole power to vote (the “Owned Shares”) and (ii) has, pursuant to the 1997 Agreement, the contractual power to direct the vote (the “1997 Agreement Shares”), in each case, with respect to the matters specified in Section 1.3 of this Agreement. The Owned Shares and the 1997 Agreement Shares are sometimes collectively referred to herein as the “Shares”. For purposes of this Agreement, “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      D.  PerkinElmer desires the Stockholder to agree, and the Stockholder is willing to agree, to (i) restrictions as to the transfer of the Shares and (ii) the voting of the Shares, in each case, as set forth herein.

      E.  PerkinElmer and the Stockholder also desire to provide for certain arrangements with respect to, among other things, (i) the nomination to PerkinElmer’s Board of Directors (the “PerkinElmer Board”) effective as of the Effective Time (as defined in the Merger Agreement) of a person designated by the Stockholder and (ii) the registration of shares of PerkinElmer Common Stock to be issued to the Stockholder in the Merger (and any securities issued or issuable in respect thereof by way of a dividend or stock split or in connection with a combination of shares or recapitalization) (the “Merger Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

      NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

      1.  Agreement to Retain and Vote Shares.

      1.1  Transfer and Encumbrance. The Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge, consent to the transfer or otherwise dispose of or encumber (“Dispose”) any of the Shares or any New Shares (as defined in Section 1.2 below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term “Expiration Date” shall mean the earliest to occur of: (i) the Effective Time (provided that if the Stockholder is a signatory to an Affiliate Agreement (as defined in the Merger Agreement) of Packard, nothing contained herein shall release the Stockholder from any of its obligations set forth under such Affiliate Agreement), (ii) such date and time as the Board of Directors of Packard withdraws or knowingly modifies in a material adverse manner its recommendation of the Merger in accordance with Section 6.1(b)(i) of the Merger Agreement and (iii) the termination of the Merger Agreement in accordance with its terms.

      1.2  Additional Purchases. The Stockholder agrees that any shares of capital stock of Packard that the Stockholder purchases or with respect to which the Stockholder otherwise acquires the power to direct the vote on the matters specified in Section 1.3 of this Agreement after the execution of this Agreement and prior to the Expiration Date (the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

      1.3  Agreement to Vote Shares. From the date hereof until the Expiration Date, at every meeting of the stockholders of Packard called with respect to the Merger Agreement and/or the Merger, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Packard with respect to the Merger Agreement and/or the Merger, the Stockholder shall (i) (x) vote the Owned Shares and (y) vote or direct the voting of the 1997 Agreement Shares and any New Shares in favor of (A) the adoption of the Merger Agreement and (B) any matter that could reasonably be expected to facilitate the Merger (“Other Matters”) and (ii) use its reasonable best efforts, including seeking specific performance, to ensure that such 1997 Agreement Shares are voted as so directed. The Stockholder agrees not to take any actions contrary to the Stockholder’s obligations under this Agreement.

      1.4  Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to PerkinElmer a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be coupled with an interest and irrevocable, with the total number of Owned Shares set forth therein.

      1.5  Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents, warrants and covenants to PerkinElmer as follows:

(a) Ownership of Shares; Power to Vote; Authority. The Stockholder (i) is the beneficial and record owner of the Owned Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) has the sole power to direct the voting of the 1997 Agreement Shares pursuant to the 1997 Agreement on the matters specified in Section 1.3 of this Agreement; (iii) except as provided in the 1997 Agreement as to certain Other Matters, does not have the power to vote or direct the voting on the matters specified in Section 1.3 of this Agreement, with respect to any shares of capital stock of Packard other than the Owned Shares and the 1997 Agreement Shares; and (iv) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

(b) No Conflicts or Consents. The execution and delivery of this Agreement and the Proxy by the Stockholder do not, and the performance by the Stockholder of its obligations under this Agreement and the Proxy will not: (i) conflict with or violate, in any material respect, any material law, rule, regulation, order, decree or judgment applicable to the Stockholder or by which its properties are bound or affected, (ii) result in or constitute a material breach or default, or give any person or entity rights of termination or acceleration under, any material agreement by which the Stockholder is bound or (iii) result in the creation of any material encumbrance or restriction in any of the Owned Shares.

(c) Transfer of Voting Rights. The Stockholder agrees that, from the date hereof until the Expiration Date, the Stockholder shall (A) ensure that none of the Owned Shares and (B) use its commercially reasonable best efforts to ensure that none of the 1997 Agreement Shares or New Shares: (i) are deposited into a voting trust and (ii) no proxy is granted, other than a proxy to PerkinElmer, and no voting agreement or similar agreement is entered into, with respect to such shares.

(d) No Proxy Solicitations. From the date hereof until the Expiration Date, the Stockholder, in its capacity as a stockholder of Packard, will not, and will not permit any individual or entity under the Stockholder’s control to: (i) solicit proxies from Packard’s stockholders with respect to (A) an approval of any proposal made in opposition to or competition with consummation of the Merger, (B) the adoption of any merger agreement or approval of any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than with PerkinElmer and PerkinElmer’s Affiliates (as defined in the Merger Agreement) or (C) any liquidation or winding up of Packard (each of the foregoing is hereinafter referred to as an “Opposing Proposal”); (ii) encourage or assist any party in taking or planning any action that would compete with, prevent or otherwise materially interfere with the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (iii) initiate a stockholders’ vote or action by consent of Packard stockholders with respect to an Opposing Proposal; or (iv) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Packard with respect to an Opposing Proposal.

(e) Additional Documents. The Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or appropriate, in the reasonable opinion of PerkinElmer, to carry out the intent of this Section 1.

      1.6  Consent and Waiver. The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party as a stockholder or pursuant to any rights the Stockholder may have as a stockholder.

      1.7  Fiduciary Duty as Director of Packard. The parties hereto acknowledge and agree that the Stockholder’s obligations under this Section 1 are solely in its capacity as a stockholder of Packard, and that none of the provisions in this Section 1 shall be deemed to restrict or limit any fiduciary duty that the Stockholder or any of its Affiliates may have as a member of the Board of Directors of Packard; provided that no such duty shall excuse the Stockholder from its obligations as a stockholder of Packard to vote or to direct the vote of the Shares or any New Shares as herein provided and to otherwise comply with the terms and conditions of this Agreement.

      1.8  Termination. Section 1 of this Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

      2.  Nomination of Stockholder Designee to the PerkinElmer Board.

      2.1  Prior to or at the Effective Time, the Stockholder shall have the right to designate one person (the “Stockholder Designee”) for nomination to the PerkinElmer Board effective as of the Effective Time and at each annual meeting of stockholders of PerkinElmer, as the case may be, at which directors are to be elected. With respect to each such annual meeting, the Stockholder shall make such designation by delivering written notice (the “Designation Notice”) of the identity of such person within 10 days of receipt of a written request from PerkinElmer soliciting such designation (which request shall be sent not earlier than 90 days prior to such annual meeting). The PerkinElmer Board shall, subject to its fiduciary duties under applicable law, cause such Stockholder Designee to be nominated and recommended for election to the PerkinElmer Board at such annual meeting of stockholders of PerkinElmer. The initial Stockholder Designee to serve on the PerkinElmer Board effective as of the Effective Time of the Merger shall be Alexis P. Michas.

      2.2  The rights granted to the Stockholder and the obligations of PerkinElmer pursuant to this Section 2 shall terminate on the date on which the Stockholder ceases, following the Effective Time, to beneficially own 5% or more of the outstanding shares of PerkinElmer Common Stock.

      3.  Registration Rights. The Stockholder shall be entitled to the registration rights set forth in this Section 3 with respect to the Merger Shares.

      3.1  Required Registration.

      (a).  As promptly as reasonably practicable (but not later than 30 days) following the Effective Time, PerkinElmer shall file with the SEC a “shelf” registration statement on Form S-3 (or such successor or other appropriate form) covering the resale to the public by the Stockholder of the Merger Shares pursuant to Rule 415 under the Securities Act (the “Stockholder Registration Statement”).

PerkinElmer shall use its reasonable best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable. PerkinElmer shall cause the Stockholder Registration Statement to remain effective until the earlier to occur of: (i) the date on which all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto and (ii) the date on which PerkinElmer’s obligations under this Section 3 shall terminate in accordance with the provisions of Section 3.6 hereof.

      (b)  PerkinElmer will use its reasonable best efforts to qualify all Merger Shares under any applicable state securities laws; provided, however, that PerkinElmer shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

      (c)  From time to time, PerkinElmer will amend or supplement the Stockholder Registration Statement and any prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities laws. PerkinElmer will also promptly provide the Stockholder with as many copies of the prospectus contained in the Stockholder Registration Statement as the Stockholder may reasonably request.

      (d)  PerkinElmer shall be entitled to: (i) postpone the filing or effectiveness of the Stockholder Registration Statement or (ii) if effective, elect that the Stockholder Registration Statement not be usable and require the Stockholder to suspend sales or purchases pursuant to any prospectus contained therein, for a reasonable period of time, but not in excess of 90 days in the aggregate as to all postponements and suspensions pursuant to clauses (i) and (ii) above in any 12-month period if PerkinElmer determines in good faith (after consultation with outside counsel) that the registration and distribution of the Merger Shares (or the use of the Stockholder Registration Statement or any related prospectus) would interfere with any pending material acquisition, material corporate reorganization or other material corporate development involving PerkinElmer, including by requiring premature disclosure thereof; provided that, in the event of such postponement or suspension, PerkinElmer shall use commercially reasonable best efforts to take any and all actions necessary or desirable to, immediately thereafter, give full effect to the Stockholder’s rights under this Section 3. PerkinElmer shall promptly give the Stockholder written notice of such determination and an approximation of the anticipated delay.

      (e)  If the Stockholder desires to effect the sale and distribution of some or all of the Merger Shares covered by the Stockholder Registration Statement by means of an underwriting, it shall so advise PerkinElmer, and PerkinElmer and the Stockholder shall enter into an underwriting agreement in customary form (including customary indemnification and contribution provisions on the part of PerkinElmer) for such purpose and shall otherwise cooperate reasonably with respect to such underwriting. The underwriter(s) shall be selected by the Stockholder and shall be reasonably acceptable to PerkinElmer. The Stockholder will enter into a power of attorney and custody agreement (naming officers of PerkinElmer as attorneys-in-fact and PerkinElmer as custodian) in customary form with respect to the Merger Shares to be sold and distributed in such underwriting. Notwithstanding the foregoing, PerkinElmer shall not be required to enter into more than two underwriting agreements in connection with the Stockholder Registration Statement and not more than one underwriting agreement in any 12-month period, provided that PerkinElmer’s obligation to enter into a second underwriting agreement shall be further subject to the condition that such second underwriting agreement covers the sale of two percent or more of the number of shares of PerkinElmer Common Stock then outstanding.

      3.2  Incidental Registration.

      (a)  If, prior to July 13, 2004, PerkinElmer proposes to file a registration statement (other than a registration statement filed pursuant to Section 3.1 or a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) for a primary offering and sale of shares of PerkinElmer Common Stock by PerkinElmer or an offering and sale of shares of PerkinElmer Common Stock by PerkinElmer and one or more selling stockholders, in each case, that is to be underwritten on a firm commitment or best efforts basis (a “Company Registration Statement”), it will, prior to such filing, give written notice to the Stockholder of its intention to do so at least 15 days prior to the anticipated filing date of such Company Registration Statement; provided, that PerkinElmer shall not be required to give any notice if the Company Registration Statement is underwritten and the underwriter(s) thereof shall have advised PerkinElmer in writing that no securities, other than those to be sold by PerkinElmer, may be included therein. PerkinElmer’s written notice shall offer to include in such registration statement for offer to the public such number of Merger Shares as the Stockholder may request, subject to the conditions set forth herein, and shall specify, to the extent then known, the number and class and securities proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution of such securities, any proposed managing underwriter or underwriters of such securities and (if available or as soon as available) a good faith estimate (which may be a range) by PerkinElmer of the proposed maximum offering price of such securities, as such price is proposed to appear on the facing page of such registration statement. Upon the written request of the Stockholder to PerkinElmer given within 10 days after PerkinElmer provides such notice, PerkinElmer shall use its reasonable best efforts to cause all Merger Shares which PerkinElmer has been requested by the Stockholder to register to be included in such Company Registration Statement. PerkinElmer shall have the right to postpone, suspend or withdraw any Company Registration Statement without obligation to the Stockholder. Notwithstanding anything in this Agreement to the contrary, the Stockholder shall have no right to include any Merger Shares in any primary offering and sale of shares of PerkinElmer Common Stock by PerkinElmer that is made pursuant to a “shelf” registration statement pursuant to Rule 415 (or any successor rule) under the Securities Act.

      (b)  The right of the Stockholder to include its Merger Shares in any Company Registration Statement shall be conditioned upon the Stockholder’s participation in the underwriting for such Company Registration Statement on the terms set forth herein. The Stockholder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by PerkinElmer. Notwithstanding any other provision of this Section 3.2, if the managing underwriter advises PerkinElmer in writing that in its opinion the inclusion of all shares requested to be registered by PerkinElmer and any selling stockholders (including the Stockholder) would adversely affect the offering, PerkinElmer may limit the number of Merger Shares to be included in the Company Registration Statement and underwriting. In such event, PerkinElmer shall so advise the Stockholder, and the number of shares that are entitled to be included in the Company Registration Statement and underwriting shall be allocated in the following manner:

(i) First, the securities of PerkinElmer to be issued by PerkinElmer shall be included in the Company Registration Statement.

(ii) Second, the securities of PerkinElmer held by the Stockholder and other holders of securities of PerkinElmer who are entitled, by contract with PerkinElmer, to have securities included in such a registration statement shall be included in the Company Registration Statement, on a pro rata basis based upon the number of securities of PerkinElmer requested by the Stockholder and such other holders to be included in such Company Registration Statement.

      3.3  Expenses. PerkinElmer shall pay the expenses incurred by it in complying with its obligations under this Section 3, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for PerkinElmer, and fees and expenses of accountants for PerkinElmer, but excluding: (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholder in connection with sales under the registration statement and (ii) the fees and expenses of any counsel separately retained by the Stockholder.

      3.4  Requirements of the Stockholder.

      (a)  PerkinElmer shall not be required to include any Merger Shares in any registration statement under this Section 3 unless: the Stockholder furnishes to PerkinElmer in writing such information reasonably requested by PerkinElmer for inclusion in or in connection with such registration statement and any such information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b)  The Stockholder shall keep PerkinElmer reasonably apprised as to sales made by the Stockholder pursuant to any registration statement under this Section 3. PerkinElmer shall keep the Stockholder reasonably apprised as to changes in the number of shares of PerkinElmer Common Stock outstanding.

      3.5  Indemnification.

      (a)  The Stockholder agrees to indemnify and hold harmless PerkinElmer and each of its directors and officers, and each person, if any, who controls PerkinElmer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, expenses or liabilities (including reasonable attorney’s fees) to which PerkinElmer or such directors, officers or persons may become subject by reason of any untrue statement of a material fact contained in any registration statement filed pursuant to this Section 3 or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon, or in conformity with, information furnished to PerkinElmer by or on behalf of the Stockholder pursuant to Section 3.4(a) expressly for use therein (provided that any indemnification obligation of the Stockholder shall be limited to the amount of net proceeds, after deducting the fees set forth in Section 3.3(i), received by the Stockholder from the sale of Merger Shares pursuant to such registration statement).

      (b)  PerkinElmer agrees to indemnify and hold harmless the Stockholder and each of its directors and officers, and each person, if any, who controls the Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages, expenses or liabilities (including reasonable attorney’s fees) to which the Stockholder or such directors, officers or persons may become subject by reason of any untrue statement of a material fact contained in any registration statement filed pursuant to this Section 3 or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to PerkinElmer by or on behalf of the Stockholder pursuant to Section 3.4. PerkinElmer shall have the right to assume, on customary terms, the defense and settlement of any claim or suit for which PerkinElmer may be responsible for indemnification under this Section 3.

      3.6  Termination. All of PerkinElmer’s obligations to register Merger Shares under this Agreement shall terminate on the earlier to occur of the following after the Effective Time: (i) such time as the Stockholder does not beneficially own at least 5% of the outstanding shares of PerkinElmer Common Stock and (ii) such time as the Stockholder is able to sell all of the Merger Shares without any restrictions under Rule 145 under the Securities Act (the “Termination Date”). Following the Termination Date, PerkinElmer may (i) withdraw any registration statement that registered any Merger Shares and (ii) deregister any Merger Shares that have been registered and not sold pursuant to any registration statement, in each case, without any liability or further obligation to the Stockholder.

      3.7  Restrictions on Transfer. Notwithstanding anything in this Agreement (other than Section 4.2) to the contrary, prior to the Termination Date, the Stockholder shall not offer, pledge, sell, hedge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of (“Transfer”) more than 5% of the outstanding shares of PerkinElmer Common Stock in any 90 day period, whether any such transaction described is to be settled by delivery of shares of PerkinElmer Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the sale of Merger Shares pursuant to a registration statement in any underwritten offering effected pursuant to this Agreement.

      3.8  Lock-Up Agreement. Prior to the Termination Date, if requested from time to time by PerkinElmer and the managing underwriter of an underwritten public offering of PerkinElmer securities pursuant to any registration statement, the Stockholder shall not Transfer any Merger Shares or other securities of PerkinElmer held by the Stockholder (other than as may be included in such registration statement) for a period of 90 days (or such shorter period of time as PerkinElmer’s officers and directors agree to be locked up) following the effective date of such registration statement and shall execute the managing underwriter’s customary lock-up agreement for such purpose; provided, that all officers and directors of PerkinElmer enter into similar agreements. PerkinElmer may impose stop-transfer instructions with respect to the Merger Shares or other securities subject to the foregoing restriction until the end of such 90-day (or shorter) period.

      4.  Miscellaneous.

      4.1  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      4.2  Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other; provided, that the Stockholder may Transfer any Merger Shares to its Affiliates or to its limited partners; and provided, further, that the Stockholder may assign its rights and obligations under Article 3 of this Agreement to its Affiliates or to its limited partners who are transferees of Merger Shares if, as a condition to such assignment, such transferee agrees, in writing, to be bound by the provisions of Section 3 of this Agreement (any transferee pursuant to this Section 4.2, a “Permitted Transferee”). Notwithstanding the foregoing, PerkinElmer’s obligation to register Merger Shares held by any Permitted Transferee shall terminate on the earlier to occur of the following after the Effective Time: (i) the Termination Date and (ii) such time as such Permitted Transferee is able to sell all of the Merger Shares held by such Permitted Transferee without any restriction under Rule 145 under the Securities Act.

      4.3  Termination of Existing Agreements. From and after the Effective Time, (i) the Stockholder releases Packard and its Affiliates from any and all liabilities and obligations, and waives the Stockholder’s rights under, any agreements, arrangements and undertakings between the Stockholder, on the one hand, and Packard and its Affiliates, on the other hand; and (ii) agrees to use its reasonable best efforts to take all actions necessary and appropriate to terminate such agreements, arrangements and undertakings. Nothing in this Section 4.3 shall in any way limit PerkinElmer’s obligations to honor Packard’s indemnification obligations pursuant to Section 6.15 of the Merger Agreement or Packard’s undertaking to reimburse the Stockholder for any filing fees paid by the Stockholder in connection with the Notification and Report Form pursuant to the HSR Act (as defined in the Merger Agreement), if any, filed by the Stockholder.

      4.4  Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      4.5  Specific Performance; Injunctive Relief. The parties hereto acknowledge that each party hereto will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of the other party set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to such party upon any such violation, each party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to PerkinElmer at law or in equity.

      4.6  Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed duly delivered: (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service to the intended recipient as set forth below.

If to PerkinElmer:

PerkinElmer, Inc.
45 William Street
Wellesley, Massachusetts 02481
Attention: General Counsel
Telecopy: (781) 431-4185

With a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: David E. Redlick, Esq.
Telecopy: (617) 526-5000

           If to the Stockholder:

To the address for notice set forth on the last page hereof.

           with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrew R. Brownstein, Esq.
Telecopy: (212) 403-2000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner herein set forth.

      4.7  Governing Law; Submission to Jurisdiction.

      (a)  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

      (b)  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.6 shall be deemed effective service of process on such party.

      4.8  Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

      4.9  Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      4.10  Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

      4.11  Termination. This Agreement shall terminate upon the termination of the Merger Agreement; provided, however, that the parties to this Agreement shall remain liable for any breach of this Agreement occurring prior to such termination.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PERKINELMER, INC.

By:	/s/ GREGORY L. SUMME

Name: Gregory L. Summe
Title: Chairman and CEO

STOCKHOLDER:

STONINGTON CAPITAL APPRECIATION 1994 FUND, L.P.

By:	Stonington Partners, L.P.,

its General Partner

By:	Stonington Partners, Inc. II

its General Partner

By:	/s/ ALEXIS P. MICHAS

Name: Alexis P. Michas
Title: Managing Partner

Stockholder’s Address for Notice:

c/o	Stonington Partners, Inc.

767 Fifth Avenue
New York, NY 10153
ATTN: General Counsel

SCHEDULE A

Owned Shares:

Number
Name of Stockholder	of Shares

Stonington Capital Appreciation 1994 Fund, L.P.	30,898,890

Total	30,898,890

1997 Agreement Shares:

Number
Name of Stockholder	of Shares

Merrill Lynch KECALP L.P. 1994	674,150

Merrill Lynch KECALP L.P. 1997	382,025

KECALP	67,415

Total	1,123,590

EXHIBIT A

IRREVOCABLE PROXY

      The undersigned stockholder of Packard BioScience Company, a Delaware corporation (“Packard”), hereby irrevocably appoints Gregory L. Summe, Robert F. Friel and Terrance L. Carlson of PerkinElmer, Inc., a Massachusetts corporation (“PerkinElmer”), and PerkinElmer and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to: (i) the shares of capital stock of Packard owned by the undersigned beneficially and of record as of the date hereof, which shares are listed on Schedule I to this Proxy, (ii) any and all shares of capital stock of Packard acquired (and owned beneficially and of record) by the undersigned on or after the date hereof and (iii) and any and all other shares of capital stock of Packard issued or issuable in respect of the securities referred to in clauses: (i) and (ii) above on or after the date hereof (collectively, the “Owned Shares”), until the Expiration Date (as defined below). As used herein, the term “Expiration Date” shall mean the earliest to occur of: (A) such date and time as the merger of Packard Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PerkinElmer (“AcSub”), with and into Packard(the “Merger”) contemplated by that certain Agreement and Plan of Merger dated as of July 13, 2001, among PerkinElmer, AcSub and Packard(the “Merger Agreement”) shall become effective, (B) such date and time as the Board of Directors of Packard withdraws or knowingly modifies in a material adverse manner its recommendation of the Merger in accordance with Section 6.1(b) of the Merger Agreement and (C) the termination of the Merger Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Owned Shares are hereby revoked and no subsequent proxies will be given.

      This proxy is coupled with an interest and irrevocable, is granted in order to secure the obligations under the Stockholder’s Agreement dated as of July 13, 2001 between PerkinElmer and the undersigned stockholder, and is granted in consideration of PerkinElmer entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to the Expiration Date to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Owned Shares) of the undersigned at every annual, special or adjourned meeting of Packard stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of adoption of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.

      The attorneys and proxies named above may only exercise this proxy to vote the Owned Shares subject hereto at any time prior to the Expiration Date at every annual, special or adjourned meeting of the stockholders of Packard and in every written consent in lieu of such meeting, (i) in favor of adoption of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and (ii) against any Opposing Proposal (as defined in the Stockholder’s Agreement). The undersigned stockholder may vote the Owned Shares on all other matters.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

      This proxy is irrevocable.

STOCKHOLDER:

STONINGTON CAPITAL APPRECIATION
1994 FUND, L.P.

By:	Stonington Partners, L.P., its General Partner

By:	Stonington Partners, Inc. II.,

its General Partner

By:	/s/ ALEXIS P. MICHAS

Name: Alexis P. Michas
Title: Managing Partner

Dated: July 13, 2001

SCHEDULE I

Shares:

Number
Name of Stockholder	of Shares

Stonington Capital Appreciation 1994 Fund, L.P.	30,898,890

Total	30,898,890

ANNEX E

VOTING AGREEMENT

      This Stockholder’s Agreement (the “Agreement”) is made and entered into as of July 13, 2001, between PerkinElmer, Inc., a Massachusetts corporation (“PerkinElmer”), and the undersigned stockholder (the “Stockholder”) of Packard BioScience Company, a Delaware corporation (“Packard”).

RECITALS

      A.  Concurrently with the execution of this Agreement, PerkinElmer, Packard and Pablo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PerkinElmer (“Acquisition Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the merger (the “Merger”) of Acquisition Sub with and into Packard. Pursuant to the Merger, shares of capital stock of Packard will be converted into the right to receive shares of common stock, $1.00 par value per share, of PerkinElmer (“PerkinElmer Common Stock”).

      B.  Concurrently with the execution of this Agreement, certain other stockholders of Packard (the “Packard Voting Agreement Stockholders”) are entering into Voting Agreements with PerkinElmer containing substantially similar terms as this Agreement, and Stonington Capital Appreciation 1994 Fund, L.P. (“Stonington”) is entering into a Stockholder’s Agreement with PerkinElmer (collectively, the “Packard Voting Agreements”). For purposes of this Agreement the Packard Voting Agreement Stockholders and Stonington are sometimes collectively referred to as the “Packard Stockholders”.

      C.  Attached hereto as Schedule A is a list of the shares of outstanding common stock, $0.002 par value per share, of Packard that the Stockholder owns beneficially and of record and has the sole power to vote or direct the vote (the “Shares”). For purposes of this Agreement, “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      D.  PerkinElmer desires the Stockholder to agree, and the Stockholder is willing to agree:

(i) not to transfer, consent to the transfer or otherwise dispose of the Shares; and

(ii) to vote the Shares as set forth herein.

      NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

      1.  Agreement to Retain and Vote Shares.

      1.1  Transfer and Encumbrance. The Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge, consent to the transfer or otherwise dispose of or encumber (“Transfer”) any of the Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term “Expiration Date” shall mean the earliest to occur of: (i) the date on which the Company Stockholder Approval (as defined in the Merger Agreement) shall have been obtained (provided that if the Stockholder is a signatory to an Affiliate Agreement (as defined in the Merger Agreement) of Packard, nothing contained herein shall release the Stockholder from any of his obligations set forth under such Affiliate Agreement), (ii) such date and time as the Board of Directors of Packard withdraws or knowingly modifies in a material adverse manner its recommendation of the Merger in accordance with Section 6.1(b)(i) of the Merger Agreement and (iii) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, the Stockholder may Transfer some or all of the Shares so long as, after giving effect to such Transfer, the number of Shares held by the Stockholder and subject to this Agreement, together with all shares of Packard common stock subject to the Packard Voting Agreements and held by the Packard Stockholders, equals or exceeds a majority of Packard’s then outstanding shares of common stock.

      1.2  Agreement to Vote Shares. From the date hereof until the Expiration Date, at every meeting of the stockholders of Packard called with respect to the Merger Agreement and/or the Merger, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Packard with respect to the Merger Agreement and/or the Merger, the Stockholder shall vote the Shares in favor of: (i) the adoption of the Merger Agreement and (ii) any matter that could reasonably be expected to facilitate the Merger. The Stockholder agrees not to take any actions contrary to the Stockholder’s obligations under this Agreement.

      1.3  Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to PerkinElmer a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be coupled with an interest and irrevocable, with the total number of Shares set forth therein.

      1.4  Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents, warrants and covenants to PerkinElmer as follows:

(a) Ownership of Shares; Power to Vote; Authority. The Stockholder (i) is the beneficial and record owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

(b) No Conflicts or Consents. The execution and delivery of this Agreement and the Proxy by the Stockholder do not, and the performance by the Stockholder of his or its obligations under this Agreement and the Proxy will not: (i) conflict with or violate, in any material respect, any material law, rule, regulation, order, decree or judgment applicable to the Stockholder or by which his or its properties are bound or affected, (ii) result in or constitute a material breach or default, or give any person or entity rights of termination, amendment or acceleration, under any material agreement by which the Stockholder is bound or (iii) result in the creation of any material encumbrance or restriction in any of the Shares.

(c) Transfer of Voting Rights. The Stockholder agrees that, from the date hereof until the Expiration Date, the Stockholder shall ensure that: (i) none of the Shares are deposited into a voting trust and (ii) no proxy is granted, other than a proxy to PerkinElmer, and no voting agreement or similar agreement is entered into, with respect to the Shares.

(d) No Proxy Solicitations. From the date hereof until the Expiration Date, the Stockholder, in his or its capacity as a stockholder of Packard, will not, and will not permit any individual or entity under the Stockholder’s control to: (i) solicit proxies from Packard’s stockholders with respect to (A) an approval of any proposal made in opposition to or competition with consummation of the Merger, (B) the adoption of any merger agreement or approval of any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than with PerkinElmer and PerkinElmer’s Affiliates (as defined in the Merger Agreement) or (C) any liquidation or winding up of Packard (each of the foregoing is hereinafter referred to as an “Opposing Proposal”); (ii) encourage or assist any party in taking or planning any action that would compete with, prevent or otherwise materially interfere with the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (iii) initiate a stockholders’ vote or action by consent of Packard stockholders with respect to an Opposing Proposal; or (iv) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Packard with respect to an Opposing Proposal.

(e) Additional Documents. The Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or appropriate, in the reasonable opinion of PerkinElmer, to carry out the intent of this Section 1.

      1.5  Consent and Waiver. The Stockholder hereby gives, with respect to the Shares, any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party as a stockholder or pursuant to any rights the Stockholder may have as a stockholder.

      1.6  Fiduciary Duty as Director of Packard. The parties hereto acknowledge and agree that the Stockholder’s obligations under this Section 1 are solely in his or its capacity as a stockholder of Packard, and that none of the provisions in this Section 1 shall be deemed to restrict or limit any fiduciary duty that the Stockholder may have as a member of the Board of Directors of Packard; provided that no such duty shall excuse the Stockholder from his, her or its obligations as a stockholder of Packard to vote or to direct the vote of the Shares as herein provided and to otherwise comply with the terms and conditions of this Agreement.

      1.7  Termination. Section 1 of this Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

      2.  Miscellaneous.

      2.1  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      2.2  Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

      2.3  Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      2.4  Specific Performance; Injunctive Relief. The parties hereto acknowledge that each party hereto will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of the other party set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to such party upon any such violation, each party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to PerkinElmer at law or in equity.

      2.5  Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed duly delivered: (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service to the intended recipient as set forth below.

If to PerkinElmer:

PerkinElmer, Inc.
45 William Street
Wellesley, Massachusetts 02481
Attention: General Counsel
Telecopy: (781) 431-4185

With a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: David E. Redlick, Esq.
Telecopy: (617) 526-5000

If to the Stockholder:

To the address for notice set forth on the last page hereof.

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrew R. Brownstein, Esq.
Telecopy: (212) 403-2000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner herein set forth.

      2.6  Governing Law; Submission to Jurisdiction.

      (a)  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

      (b)  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 2.5 shall be deemed effective service of process on such party.

      2.7  Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

      2.8  Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      2.9  Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

      2.10  Termination. This Agreement shall terminate upon the termination of the Merger Agreement; provided, however, that the parties to this Agreement shall remain liable for any breach of this Agreement occurring prior to such termination.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PERKINELMER, INC.

By:

Name:
Title:

STOCKHOLDER

By:

Print Name:

Stockholder’s Address for Notice:

SCHEDULE A

Shares:

Number
Name of Stockholder	of Shares

Total

EXHIBIT A

IRREVOCABLE PROXY

      The undersigned stockholder of Packard BioScience Company, a Delaware corporation (“Packard”), hereby irrevocably appoints Gregory L. Summe, Robert F. Friel and Terrance L. Carlson of PerkinElmer, Inc., a Massachusetts corporation (“PerkinElmer”), and PerkinElmer and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of Packard owned by the undersigned beneficially and of record and listed on the final page of this Proxy, (the “Shares”), until the Expiration Date (as defined below). As used herein, the term “Expiration Date” shall mean the earliest to occur of: (A) such date and time as the Packard stockholders have voted for the adoption of that certain Agreement and Plan of Merger dated as of July 13, 2001 providing for the merger of Pablo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PerkinElmer (“AcSub”), with and into Packard (the “Merger”) (the “Merger Agreement”), (B) such date and time as the Board of Directors of Packard withdraws or knowingly modifies in a material adverse manner its recommendation of the Merger in accordance with Section 6.1(b)(i) of the Merger Agreement and (C) the termination of the Merger Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares are hereby revoked and no subsequent proxies will be given.

      This proxy is coupled with an interest and irrevocable, is granted in order to secure the obligations under the Voting Agreement dated as of July 13, 2001 between PerkinElmer and the undersigned stockholder, and is granted in consideration of PerkinElmer entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to the Expiration Date to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Packard stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of adoption of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.

      The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to the Expiration Date at every annual, special or adjourned meeting of the stockholders of Packard and in every written consent in lieu of such meeting, (i) in favor of adoption of the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and (ii) against any Opposing Proposal (as defined in the Voting Agreement). The undersigned stockholder may vote the Shares on all other matters.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

      This proxy is irrevocable.

Dated: July   , 2001

Signature of Stockholder:

Print Name of Stockholder:

Shares:

Number
Name of Stockholder	of Shares

Total

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

      Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the “Massachusetts Business Corporation Law”), and Article V, Section 9 of the Registrant’s by-laws, to which reference is hereby made, contain provisions authorizing indemnification by the Registrant of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of the Registrant or of certain other entities. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation’s request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Unless otherwise provided in the articles of organization or the by-laws, the indemnification of any persons described above who are not directors of the corporation may be provided by the corporation to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. Any indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization. Indemnification may not be provided for any person with respect to any matter as to which that person shall have been adjudicated in any proceeding to not have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

      Section 65 of Chapter 156B of the Massachusetts Business Corporation Law provides a limitation on the imposition of liability under other sections of the Massachusetts Business Corporation Law. Under this section, a director, officer or incorporator of a corporation is to perform his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Such director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of accounts and other financial records, which are prepared by or presented by or under the supervision of (i) one or more officers or employees of the corporation whom the director, officer or incorporator reasonably believes to be reliable and competent in the matters presented, or (ii) counsel, public accountants or other persons as to matters that the director, officer or incorporator reasonably believes to be within such a person’s professional expert competence, or (iii) in the case of a director, a duly constituted committee of the board of directors upon which he does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence. If a director, officer or incorporator performs his duties in the manner that is set forth above, that fact shall be an absolute defense to any claim asserted against him except as expressly provided by statute.

      Section 13 of Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of Chapter 156B of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant, as amended, contains a provision consistent with Section 13 of Chapter 156B of the Massachusetts Business

Corporation Law and provides that to the fullest extent permitted by the Massachusetts Business Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholder for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

      Section 9 of Article V of the By-Laws of the Registrant contains provisions relating to the indemnification of directors and officers of the Registrant, which are consistent with Section 67 of Chapter 156B of the Massachusetts Business Corporation Law. This section provides that no indemnification will be provided to any person who was or is a director or officer with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; nor shall indemnification be provided where the corporation is required or has undertaken to submit to a court the question of whether or not indemnification by it is against public policy and it has been finally determined that such indemnification is against public policy; provided, however, that, prior to such final adjudication, the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment of a majority of those members of the board of directors who are not directly involved in such matters, to be in the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation that, based upon the facts available to such counsel such person has not acted in a manner that would prohibit indemnification.

      Section 67 of Chapter 156B of the Massachusetts Business Corporation Law also contains provisions authorizing a corporation to obtain insurance on behalf of any director, officer, employee or agent of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability and company reimbursement liability insurance. Subject to certain deductibles, such insurance will pay up to $50,000,000 per year on claims or errors and omissions against the Registrant’s directors and officers and will reimburse the Registrant for amounts paid to indemnify directors and officers against the costs of such claims pursuant to the Registrant’s by-laws.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit
No.		Title

2.1	(1)	Agreement and Plan of Merger, dated as of July 13, 2001, among PerkinElmer, Pablo Acquisition Corp. and Packard BioScience.
4.1	(2)	Specimen Certificate of PerkinElmer’s Common Stock, $1.00 par value per share.
4.2	(3)	Form of Indenture dated June 28, 1995 between PerkinElmer and the First National Bank of Boston, as Trustee.
4.3	(3)	Form of Senior Indenture, dated August 7, 2000, between PerkinElmer and Bank One Trust Company, N.A., as Trustee.
4.4	(4)	Form of Supplemental Indenture, dated August 7, 2000, between PerkinElmer and Bank One Trust Company, N.A., as Trustee.
4.5	(5)	Amended and Restated Rights Agreement, dated as of January 30, 2001, between PerkinElmer and Mellon Investor Services LLC, as Rights Agent.
5.1		Opinion of Hale and Dorr LLP.
8.1	*	Form of Opinion of Hale and Dorr LLP regarding tax matters.
8.2	*	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding tax matters.
23.1		Consent of Hale and Dorr LLP (included in Exhibit 5.1).
23.2	*	Form of Consent of Hale and Dorr LLP (included in Exhibit 8.1).
23.3	*	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).

Exhibit
No.		Title

23.4		Consent of Arthur Andersen LLP regarding PerkinElmer.
23.5		Consent of Arthur Andersen LLP regarding Packard BioScience.
23.6		Consent of Ernst & Young LLP, Independent Auditors
23.7		Consent of PricewaterhouseCoopers LLP, Independent Accountants
24		Power of Attorney (appears on page II-5).
99.1	(1)	Stockholder’s Agreement, dated as of July 13, 2001, between PerkinElmer and Stonington Capital Appreciation 1994 Fund, L.P.
99.2	(1)	Form of Voting Agreement, dated as of July 13, 2001, between PerkinElmer and certain stockholders of Packard BioScience.
99.3		Form of proxy card of PerkinElmer.
99.4		Form of proxy card of Packard BioScience.
99.5	*	Form of Consent of Goldman, Sachs & Co.
99.6	*	Form of Consent of J.P. Morgan Securities Inc.

*	Executed version to be filed by amendment.

(1)	Incorporated by reference to PerkinElmer’s Current Report on Form 8-K dated July 13, 2001.

(2)	Incorporated by reference to PerkinElmer’s Current Report on Form 8-K dated October 26, 1999.

(3)	Incorporated by reference to PerkinElmer’s Registration Statement on Form S-3 (File No. 33-59675).

(4)	Incorporated by reference to PerkinElmer’s Current Report on Form 8-K dated August 2, 2000.

(5)	Incorporated by reference to PerkinElmer’s Annual Report on Form 10-K for the year ended December 31, 2000.

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22.  Undertakings.

      A.  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      D.  The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      E.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      F.  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      G.  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Wellesley, Commonwealth of Massachusetts, on the 3rd day of August, 2001.

PERKINELMER, INC.

By:	/s/ GREGORY L. SUMME

Gregory L. Summe
Chairman of the Board of Directors,
Chief Executive Officer and President

POWER OF ATTORNEY

      We, the undersigned directors and/or officers of PerkinElmer, Inc., hereby severally constitute and appoint Gregory L. Summe, Robert L. Friel, Terrance L. Carlson and David E. Redlick, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-4 filed with the Securities and Exchange Commission, and any or all amendments to said registration statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GREGORY L. SUMME Gregory L. Summe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 3, 2001

/s/ ROBERT F. FRIEL Robert F. Friel	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2001

/s/ TAMARA J. ERICKSON Tamara J. Erickson	Director	August 3, 2001

/s/ KENT F. HANSEN Kent F. Hansen	Director	August 3, 2001

Signature	Title	Date

/s/ JOHN F. KEANE John F. Keane	Director	August 3, 2001

/s/ NICHOLAS A. LOPARDO Nicholas A. Lopardo	Director	August 3, 2001

/s/ MICHAEL C. RUETTGERS Michael C. Ruettgers	Director	August 3, 2001

/s/ GABRIEL SCHMERGEL Gabriel Schmergel	Director	August 3, 2001

/s/ KENTON J. SICCHITANO Kenton J. Sicchitano	Director	August 3, 2001

/s/ G. ROBERT TOD G. Robert Tod	Director	August 3, 2001

EXHIBIT INDEX

Exhibit
No.		Title

2.1	(1)	Agreement and Plan of Merger, dated as of July 13, 2001, among PerkinElmer, Pablo Acquisition Corp. and Packard BioScience.
4.1	(2)	Specimen Certificate of PerkinElmer’s Common Stock, $1.00 par value per share.
4.2	(3)	Form of Indenture dated June 28, 1995 between PerkinElmer and the First National Bank of Boston, as Trustee.
4.3	(3)	Form of Senior Indenture, dated August 7, 2000, between PerkinElmer and Bank One Trust Company, N.A., as Trustee.
4.4	(4)	Form of Supplemental Indenture, dated August 7, 2000, between PerkinElmer and Bank One Trust Company, N.A., as Trustee.
4.5	(5)	Amended and Restated Rights Agreement, dated as of January 30, 2001, between PerkinElmer and Mellon Investor Services LLC, as Rights Agent.
5.1		Opinion of Hale and Dorr LLP.
8.1	*	Form of Opinion of Hale and Dorr LLP regarding tax matters.
8.2	*	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding tax matters.
23.1		Consent of Hale and Dorr LLP (included in Exhibit 5.1).
23.2	*	Form of Consent of Hale and Dorr LLP (included in Exhibit 8.1).
23.3	*	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).
23.4		Consent of Arthur Andersen LLP regarding PerkinElmer.
23.5		Consent of Arthur Andersen LLP regarding Packard BioScience.
23.6		Consent of Ernst & Young LLP, Independent Auditors
23.7		Consent of PricewaterhouseCoopers LLP, Independent Accountants
24		Power of Attorney (appears on page II-5).
99.1	(1)	Stockholder’s Agreement, dated as of July 13, 2001, between PerkinElmer and Stonington Capital Appreciation 1994 Fund, L.P
99.2	(1)	Form of Voting Agreement, dated as of July 13, 2001, between PerkinElmer and certain stockholders of Packard BioScience.
99.3		Form of proxy card of PerkinElmer.
99.4		Form of proxy card of Packard BioScience.
99.5	*	Form of Consent of Goldman, Sachs & Co.
99.6	*	Form of Consent of J.P. Morgan Securities Inc.

*	Executed version to be filed by amendment.

(1)	Incorporated by reference to PerkinElmer’s Current Report on Form 8-K dated July 13, 2001.

(2)	Incorporated by reference to PerkinElmer’s Current Report on Form 8-K dated October 26, 1999.

(3)	Incorporated by reference to PerkinElmer’s Registration Statement on Form S-3 (File No. 33-59675).

(4)	Incorporated by reference to PerkinElmer’s Current Report on Form 8-K dated August 2, 2000.

(5)	Incorporated by reference to PerkinElmer’s Annual Report on Form 10-K for the year ended December 31, 2000.